SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the registrant    ☒

Filed by a party other than the registrant    ☐

Check the appropriate box:
☒    Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Under 240.14a-12

WTC Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock par value $.01 per share (“WTC Common Stock”).

(2)	Aggregate number of securities to which transactions applies: 2,684,315 shares of WTC Common Stock consisting of: (i) 1,906,999 shares of WTC Common Stock; options to purchase 462,316 shares of WTC Common Stock and warrants to purchase 315,000 shares of WTC Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .00012670 by the sum of: the product of 1,906,999 shares of WTC common stock and the merger consideration of $39.87 per share in cash ($76,032,050); plus $7,571,550 payable upon exercise of warrants to purchase 315,000 shares of WTC Common Stock, and $16,845,499 payable upon the exercise of options to purchase 462,316 shares of WTC Common Stock.

(4)	Proposed maximum aggregate value of transaction: $100,449,099

(5)	Total fee paid: $12,726.90

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing party:
(4)	Date filed:

[WTC Letterhead]

[Subject to Completion, June __, 2004]

Dear Fellow Stockholder:

        The board of directors of WTC Industries, Inc. (“WTC”) is pleased to announce that it has approved a merger in which WTC will be acquired by CUNO Incorporated (“CUNO”). Under the merger each share of WTC’s outstanding common stock will be converted into the right to receive $39.87 in cash without interest.

        As you know, the board of directors has been working diligently for the past several months to enhance stockholder value. In that process, we considered a number of proposals. Over the past several months, our financial advisor approached 38 potential parties. After careful consideration of numerous alternatives and extensive negotiations, the board of directors concluded that a proposal from CUNO, in which each WTC stockholder will receive $39.87 in cash per share, was the best alternative to enhance stockholder value.

        The board of directors and a special committee of WTC’s non-employee directors (the “special committee”) determined that the right to receive $39.87 in cash for each share of WTC common stock is fair to, and is in the best interests of, WTC stockholders. The board of directors and the special committee unanimously recommend that stockholders vote in favor of the merger. You are cordially invited to attend a special meeting of WTC stockholders to vote on the adoption of the merger.

        Your vote is very important: If approved, this transaction will provide you with cash of $39.87 for each share of WTC common stock you own.

        Whether or not you plan to attend the special meeting, please take the time to vote on the proposal submitted by completing and mailing the enclosed proxy card to us. Please sign, date and mail your proxy card indicating how you wish to vote. If you fail to return your proxy card, the effect will be a vote against the merger.

        The date, time and place for the special meeting is: ___________, 2004 at ___ A.M. Central Time, at Southview Country Club, 239 East Mendota Road, West Saint Paul, Minnesota.

        The enclosed proxy statement provides you with detailed information about the merger. In addition, you may obtain information about WTC from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Sincerely,

James J. Carbonari Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities regulators nor has the SEC or any state securities regulator passed upon the fairness or merits of the merger or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated ______ __, 2004, and is first being mailed to stockholders on or about _____ ___, 2004.

WTC INDUSTRIES, INC.
1000 Apollo Road
Eagan, Minnesota 55121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on __________, 2004

To the Stockholders of WTC Industries, Inc.:

        Notice is hereby given that a special meeting of the stockholders (the “special meeting”) of WTC Industries, Inc. (“WTC” or the “Company”) will be held at Southview Country Club, 239 East Mendota Road, West Saint Paul, Minnesota, on ________ __, 2004, at __:00 A.M. Central Time, to consider and vote upon a proposal recommended by the board of directors of WTC and a special committee of WTC’s non-employee directors to approve and adopt an agreement and plan of merger dated as of May 26, 2004 (the “merger agreement”), among WTC, Minnie Acquisition, Inc. (“acquisition sub”), a Delaware corporation, and CUNO Incorporated, the parent of acquisition sub (“CUNO”) and to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting. The merger agreement provides that: (i) acquisition sub will be merged with and into WTC (the “merger”), with WTC being the surviving corporation as a wholly-owned subsidiary of CUNO; and (ii) each stockholder of WTC (other than CUNO, acquisition sub and stockholders who properly exercise their dissenters’ rights under Delaware law) will become entitled to receive $39.87 in cash for each outstanding share of WTC common stock (the “WTC common stock”), owned immediately prior to the effective date of the merger. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement (the “proxy statement”). The merger agreement is also described in the attached proxy statement.

        The board of directors of WTC has fixed the close of business on June 15, 2004 as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment(s) and postponement(s) of the special meeting. A complete list of the stockholders entitled to vote at the special meeting or any adjournments or postponements of the special meeting will be available at and during the special meeting.

        You have the unconditional right to revoke your proxy at any time prior to its use at the special meeting by:

•	attending the special meeting and voting in person,

•	delivering to WTC prior to the vote at the special meeting a duly executed proxy with a later date than your original proxy, or

•	giving written notice of revocation to WTC addressed to Mr. James J. Carbonari, CEO, WTC Industries, Inc., 1000 Apollo Road, Eagan, MN 55121 prior to the vote at the special meeting.

        If you return a proxy without specifying a choice on the proxy, the proxy will be voted “FOR” the merger. Additional information regarding the special meeting is in the attached proxy statement. Under Delaware law, holders of shares of WTC common stock have the right to dissent from the merger and to receive payment of the fair value of their shares upon compliance with Section 262 of the Delaware General Corporation Law (the “DGCL”). This right is explained more fully under “The Merger — Dissenters’ Rights” in the accompanying proxy statement. The dissenters’ rights provisions of the DGCL are attached to the proxy statement as Appendix D.

        Whether or not you expect to attend the special meeting in person, please complete, sign, date and return the accompanying proxy without delay in the enclosed postage prepaid envelope. The proxy is revocable and will not be used if you are present and vote in person. If you receive more than one proxy card because you own shares registered in different names, or at different addresses, please sign and return each proxy card.

By order of the Board of Directors,

Gregory P. Jensen, Secretary

Eagan, Minnesota
__________, 2004

SUMMARY TERM SHEET

        This summary may not contain all of the information that is important to you. For a more complete understanding of the merger and the other information contained in this proxy statement, you should read this entire proxy statement carefully, as well as the additional documents to which it refers. For instructions on obtaining more information, see “Where You Can Find More Information.”

The Parties

        WTC Industries, Inc. WTC manufactures and markets water filtration and purification products for the point-of-use potable water market. The principal executive offices of WTC are located at 1000 Apollo Road, Eagan, Minnesota 55121 and its telephone number at that address is (651) 554-3140.

        Acquisition Sub (Minnie Acquisition, Inc.) Acquisition sub is a Delaware corporation and wholly owned subsidiary of CUNO that was formed for the purpose of entering into the merger agreement. CUNO intends to acquire WTC by merging acquisition sub into WTC. Acquisition sub has no other operations.

        CUNO Incorporated. CUNO is a Delaware corporation whose business is the design, manufacture and marketing of filtration products for the separation, clarification, and purification of fluids and gasses. Its products are used in the healthcare, industrial, and drinking water markets. CUNO’s revenue in its fiscal year ended October 31, 2003 was $288 million and its stock is traded on NASDAQ under the symbol “CUNO”. The principal executive offices of CUNO are located at 400 Research Parkway, Meriden, Connecticut 06450 and its telephone number at that address is (203) 237-5541.

The Merger and the Special Meeting

        Reasons for the Merger. WTC’s board of directors and the special committee believe that the merger and the merger agreement are fair to and in the best interests of, WTC and its stockholders, and recommend that you vote “FOR” the adoption of the merger agreement. The board and special committee believe that the $39.87 per share of common stock represents good value to the WTC stockholders. The board and special committee’s financial advisors have advised that the price is fair, from a financial point of view, to WTC’s stockholders subject to the limitations and assumptions set forth in their opinions. The price is a 207% premium over the $13.00 per share closing price of WTC common stock on November 13, 2004, the day before WTC announced it was exploring strategic alternatives and a 26.6% premium over the $31.50 per share closing price of WTC common stock on May 25, 2004, the last trading day before the transaction was publicly announced. See “Special Factors — Background of the Merger” and “Special Factors – Reasons for the Merger and Recommendation of the Board of Directors.”

        Recommendation of the Special Committee and the Board of Directors. The board of directors and the special committee, comprised of three outside members of the board, have unanimously approved the merger and recommended that WTC stockholders vote “FOR” the proposal to approve the merger. See “Special Factors – Background of the Merger” and “Special Factors – Reasons for the Merger and Recommendation of the Board of Directors.” Two the members of the board of directors, Robert C. Klas, Sr., who is WTC’s largest stockholder and beneficially owns 53.5% of WTC’s outstanding shares, and Robert C. Klas, Jr., who owns 4.5% of the outstanding shares, and The TapeMark Company, which is controlled by Mr. Klas, Sr. and owns 5.5% of the Company’s outstanding stock, have entered into voting agreements with CUNO that requires them to vote in favor of the merger. See “Interests of Certain Persons in the Merger – Voting Agreement.”

        Date, Place and Time of the Special Meeting. The special meeting will be held at Southview Country Club, 239 East Mendota Road, West Saint Paul, Minnesota, on ________ __, 2004 at ___ A.M. Central Time, and at any adjournments or postponements of the special meeting.

        Record Date, Voting At the Meeting. We have set a record date for determining those stockholders who are entitled to notice of and to vote at the special meeting. The record date is June 15, 2004 (the “record date”). See “The Special Meeting — Record Date; Voting at the Meeting.”

i

        Total Consideration of the Merger. The total consideration of the merger is expected to be approximately $110 million, consisting of approximately $76 million in cash to be paid for shares of WTC common stock (based on the number of shares of WTC common stock outstanding on the record date), approximately $24.4 million in cash to be paid to holders of options and warrants to purchase WTC common stock, and the assumption of approximately $9.5 million in bank indebtedness by CUNO.

        Options and Warrants. Each option or warrant to purchase WTC common stock outstanding immediately prior to the completion of the merger (whether or not the option or warrant is vested or exercisable) will be canceled. Each holder of an option that is canceled will receive a cash payment equal to the product of (a) the difference between $39.87 and the option exercise price multiplied by (b) the total number of shares subject to the option or warrant, less any applicable withholding taxes. See “Interests of Certain Persons in the Merger – Treatment of Options.”

        Interests of Certain Persons in the Merger. In 2002, WTC’s subsidiary, PentaPure, Inc., entered into Change in Control Agreements with each of James J. Carbonari, David M. Botts, Gregory P. Jensen and Andrew Rensink. Under these agreements, these individuals are entitled to certain severance payments if after a change in control, their employment is terminated without cause or they terminate employment for a good reason. WTC and CUNO have agreed that consummation of the merger will constitute a change of control of WTC within the meaning of these agreements. Robert C. Klas, Sr. also owns in-the-money warrants to purchase 315,000 shares of WTC common stock. As described above, he will receive for those warrants the difference between $39.87 and the warrant exercise price in cash. The merger agreement also provides that WTC may extend its indemnification insurance to cover current WTC officers and directors after the merger for actions prior to the merger. See “Interest of Certain Persons in the Merger” for further information.

        Dissenters’ Rights. Under Section 262 of the DGCL, WTC’s stockholders are entitled to assert dissenters’ rights. The obligation of acquisition sub to merge with WTC is subject to the condition that holders of no more than 10% of the outstanding shares of WTC common stock exercise dissenters’ rights in accordance with the DGCL. Acquisition sub may waive this condition. See “The Merger – Dissenters’ Rights” and Appendix D.

The Merger Agreement (pages 33 – 43)

        Conditions to the Merger. The merger will be completed only if a number of conditions are met or waived by WTC, acquisition sub and CUNO, as applicable. These conditions include, among other things:

•	WTC stockholders approve the merger;

•	Holders of not more than 10% of the outstanding shares of WTC common stock exercise dissenters’ rights under the DGCL;

•	No judgment, injunction or order prohibiting the merger exists;

•	All necessary governmental approvals are obtained including expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended; and

•	The material accuracy of WTC’s representations and warranties, subject to any applicable exceptions;

•	WTC has materially performed all of its obligations under the merger agreement;

•	The absence since March 31, 2004 of any event, circumstance or change which has a material adverse effect on WTC; and

•	All material consents or authorizations that are required to be obtained by WTC, and which have not already been received, are obtained.

        Financing the Merger. CUNO has represented that it has the financial capacity to pay the merger consideration. It has provided to Baird a letter from a leading financial institution that expresses high confidence that the financial institution will be able to provide a credit facility to CUNO sufficient to fund CUNO’s purchase of WTC.

        Superior Proposals and Termination Fee. WTC may accept another offer under certain circumstances. However, WTC must pay CUNO $5.4 million if the merger agreement is terminated in the event that:

•	the merger agreement is terminated or abandoned by WTC or CUNO because the stockholders fail to approve the merger at the special meeting;

•

WTC has entered into a definitive agreement concerning another acquisition proposal that WTC’s board of directors has determined in good faith, after consultation with its financial advisor and outside legal counsel and providing CUNO notice and five days to match the terms of the other proposal, is superior to the merger (a “Superior Proposal”). See “The Merger Agreement – No Solicitations of Transactions”; or

•	if the merger agreement is terminated by CUNO because WTC’s board of directors withdraws its recommendation to the stockholders to approve the merger agreement.

See “The Merger Agreement – Termination.”

        Amending or Waiving Terms of the Merger Agreement. The merger agreement may be amended or its conditions precedent to closing waived at any time before or after the special meeting. However, any amendment or waiver that reduces the consideration payable to stockholders, changes the form or timing of such consideration, or changes any other terms and conditions of the merger agreement, may not be made after the special meeting without the further approval of WTC’s stockholders if the changes, alone or in the aggregate, will materially adversely affect WTC’s stockholders.

        Federal Income Tax Consequences. The receipt of cash by holders of WTC common stock will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a holder of shares of WTC common stock generally will recognize gain or loss equal to the difference between the amount of cash received for such shares and the holder’s adjusted tax basis in such shares. All stockholders are urged to consult their own tax advisors to determine the effect of the merger on the stockholder under federal law, and under their own state and local tax laws. See “Special Factors – Certain Federal Income Tax Consequences.”

        Regulatory Approvals. Other than compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, there are no material regulatory approvals required. Failure to obtain non-material governmental consents will not prevent completion of the merger. See “The Merger – Regulatory Requirements.”

        WTC Common Stock Information. The closing price of WTC common stock on May 25, 2004, the trading day immediately preceding WTC’s announcement that it had signed the merger agreement, was $31.50 per share. The closing price of WTC common stock on _______ __, 2004, which was the last trading day for which a closing bid price was available before this proxy statement was printed, was $____ per share.

        Opinions of Financial Advisors. Robert W. Baird & Company, Inc. (“Baird”), financial advisor to WTC, rendered its opinion to the board of directors, and Greene Holcomb & Fisher LLC (“GHF”), retained by the special committee, delivered its opinion to the special committee, in each case to the effect that the cash price of $39.87 per share provided in the merger agreement is fair, from a financial point of view, to holders of WTC common stock. The full text of Baird’s and GHF’s written opinions, each of which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed in rendering the opinion, is attached to this proxy statement as Appendices B and C, respectively. Baird’s and GHF’s opinions were provided for the information and assistance of the board of directors and the special committee, respectively, and are not a recommendation as to how WTC stockholders should vote at the special meeting. WTC stockholders are urged to, and should, read the Baird and GHF’s opinions carefully and in their entirety and review the discussion of the basis for the opinions in this proxy statement on pages 12 to 25. See “Special Factors – Opinions of Financial Advisors.” Baird and GHF will each receive a fee customary for this type of transaction for the services that they have provided. See “Interests of Certain Persons in the Merger – Fees Payable to the Financial Advisors.”

        Accounting Treatment. The merger will be accounted for as a “purchase” under U.S. generally accepted accounting principles (“GAAP”) for accounting and financial reporting purposes.

ADDITIONAL INFORMATION

        WTC and CUNO are each subject to the informational requirements of the Securities Exchange Act of 1934. WTC and CUNO file reports and other information with the Securities and Exchange Commission (which we refer to as the “SEC”).

        You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

        If you have questions about the special meeting or the merger with CUNO after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Greg Jensen at WTC Industries, Inc., 1000 Apollo Road, Eagan, Minnesota 55121, telephone: (651) 554-3140.

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1

FORWARD-LOOKING INFORMATION	4

THE SPECIAL MEETING	4
Date, Place, Time and Purpose	4
Matters to Be Considered at the Meeting; Effect of Approval of Merger Agreement	4
Record Date; Voting at the Meeting	4
Vote Required	5
Solicitation; Revocation and Use of Proxies	5
Surrender of Share Certificates	5

SPECIAL FACTORS	6
Background of the Merger	6
Reasons for the Merger and Recommendation of the Board of Directors	9
The Board and Special Committee’s Recommendation	11
Opinion of Financial Advisors	12
Opinion of Robert W. Baird & Co. Incorporated	12
Opinion of Greene Holcomb & Fisher LLC	19
Certain Effects of the Merger	25
Certain Federal Income Tax Consequences	25
Characterization of the Merger for Federal Income Tax Purposes	26
Information Concerning WTC Common Stock	26
Certain Financial Projections	27

INTERESTS OF CERTAIN PERSONS IN THE MERGER	29
Change-in Control Agreements	29
Voting Agreement	31
Indemnification	31
Treatment of Options and Warrants	31
Fees Payable to the Financial Advisors	33

THE MERGER	33
Merger Consideration and Treatment of WTC Common Stock, Options and Warrants	33
Structure and Effective Time	33
Directors and Officers	34
Representations and Warranties	34
Covenants	35
No Solicitation of Acquisition Proposals	36
Employee Benefits	37
Adjustment of Merger Consideration	37
Indemnification	38
Conditions to the Merger	38
Termination	39
Termination Fees	39

v

Employment by WTC	40
Conduct of WTC’s Business After the Merger	40
Effective Time	40
Regulatory Requirements	40
Dissenters’ Rights	40
Financing	43
Expenses of the Transaction	43
Amendment and Waiver	43
Expenses	43

OWNERSHIP OF WTC COMMON STOCK	43

STOCKHOLDER PROPOSALS	44

WHERE YOU CAN FIND MORE INFORMATION	45

INDEPENDENT AUDITORS	45

OTHER MATTERS	45

APPENDIX A Agreement and Plan of Merger	A-1

APPENDIX B Opinion of Robert W. Baird & Company	B-1

APPENDIX C Opinion of Greene Holcomb & Fisher LLC	C-1

APPENDIX D Section 262 of the Delaware General Corporation Law	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	Why should WTC be acquired by CUNO?

A.

The merger represents good value to WTC stockholders. The merger provides cash for each share of WTC common stock, at a premium of approximately 207% over the closing price on November 13, 2003, the day that WTC announced it was exploring strategic and financing alternatives. The price also represents a premium of 26.6% over the closing price of May 25, 2004, the last trading day before the transaction was publicly announced. The board of directors of WTC and a special committee comprised of non-employee directors of WTC (the “special committee”) have unanimously determined that the merger and the consideration to be received is fair to, and is in the best interests of, the stockholders of the Company. See “Special Factors — Reasons for the Merger and Recommendation of the Board of Directors.” You should also know that two members of the board of directors, Robert C. Klas, Sr., WTC’s majority stockholder, and Robert C. Klas, Jr. have entered into voting agreements with CUNO that require them to vote in favor of the merger. See “Interests of Certain Persons in the Merger – Voting Agreements”.

Q.	Who are Acquisition Sub and CUNO?

A.

The acquisition sub is a wholly owned subsidiary of CUNO Incorporated (“CUNO”). CUNO designs, manufactures and markets filtration products for the separation, clarification, and purification of fluids and gasses. Its products are used in the healthcare, industrial, and drinking water markets. CUNO’s revenue in 2003 was $288 million and its stock is traded on NASDAQ under the symbol “CUNO”.

Q.	What will the stockholders receive in exchange for WTC common stock?

A.

Each share of WTC common stock, other than shares owned by acquisition sub, CUNO and stockholders who have demanded and satisfied the procedures relating to dissenters’ rights, will be converted automatically into the right to receive $39.87 per share in cash, without interest. The per-share consideration is subject to adjustment if we misrepresented in the merger agreement the total number of our outstanding shares, stock options and warrants, or if our debt for borrowed money exceeds $14 million at the time the merger is completed. At the time this proxy statement was prepared for printing our debt for borrowed money was $__ million, and we do not expect any circumstance or event that would cause that debt to exceed $14 million and thereby cause such an adjustment.

Q.	Where and when is the Special Meeting?

A.

The special meeting of WTC stockholders and adjournments or postponements of the special meeting will be held at __:00 A.M. Central Time, on _________ __, 2004, at Southview Country Club, 239 East Mendota Road, West Saint Paul, Minnesota (the “special meeting”).

Q.	How will I be taxed on the Merger?

A.

For U.S. Federal income tax purposes, the receipt of cash by holders of WTC common stock will be a taxable transaction. In general, stockholders that are not tax-exempt will be taxed on the difference between their basis in their WTC shares and the cash received. All stockholders are urged to consult their tax advisors to determine the effect of the merger under federal tax law (or foreign tax law where applicable), and under their own state and local tax laws. See “Special Factors — Certain Federal Income Tax Consequences.”

Q.	What will happen to WTC after the Merger?

A.

If the merger is approved by WTC stockholders and consummated, WTC common stock will no longer be publicly traded, and members of the general public will no longer own WTC common stock. WTC will be a wholly owned subsidiary of CUNO.

Q.	Will my cash payment be affected by changes in WTC’s stock price between now and the special meeting.

A.	No. The payment of $39.87 in cash for each share of WTC common stock will not change based on any changes if the market price of WTC common stock before the merger is completed.

Q.	Are there risks to be considered?

A.

The merger is contingent upon, among other things, stockholder approval, fewer than 10% of stockholders exercising dissenter’s rights, and governmental approvals. If any of these or other conditions are not satisfied, or for some other reason the transaction does not close, WTC’s stock price could decline significantly.

Q.	Are WTC stockholders entitled to dissenters’ rights?

A.

Yes. Under Section 262 of the Delaware General Corporation Law (“DGCL”), WTC stockholders are entitled to dissenters’ rights. If the rules governing the exercise of dissenters’ rights are not strictly followed, a stockholder’s dissenters’ rights may be lost. For a description of these rights and how to satisfy the requirements of the DGCL, see “The Merger — Dissenters’ Rights” and Appendix D.

Q.	Who can vote at the special meeting?

A.	Holders of WTC common stock at the close of business on June 15, 2004 (the “record date”) may vote at the special meeting. Each share of WTC common stock is entitled to one vote.

Q.	What vote is required?

A.

The merger must be approved by the holders of a majority of the shares of WTC common stock outstanding on the record date. On the record date, there were 1,906,999 shares of WTC common stock outstanding. There is a voting agreement between CUNO and each of Mr. Klas, WTC’s majority stockholder, Robert C. Klas, Jr. and The TapeMark Company, who own an aggregate of 1,230,230 shares of WTC or approximately 65% of the total outstanding shares of WTC common stock. Because the voting agreements require them to vote “FOR” the merger, except if the merger agreement is terminated, it is expected that the merger will be approved. Please see “Interests of Certain Persons in the Merger – Voting Agreement on page 31.”

Q.	What will happen to options to purchase WTC common stock and will management stockholders be treated differently from other stockholders?

A.

Each option to purchase WTC common stock that is outstanding immediately prior to the completion of the merger will be canceled, whether or not such option is vested or exercisable. Each holder of an option that is canceled will receive a cash payment equal to the product of (a) the difference between $39.87 and the option exercise price multiplied by (b) the number of shares subject to the option, less applicable withholding taxes. Management stockholders or option holders will not be treated differently from other stockholders or option holders. See “Interests of Certain Persons in the Merger – Treatment of Options.”

Q.	If my shares of WTC common stock are held in “street name” by my broker, will my broker vote my shares for me?

A.

No. Your broker will not be able to vote your shares of WTC common stock on the merger at the special meeting without your direction. You should follow the instructions from your broker on how to vote your shares. Shares that are not voted because you do not instruct your broker are called “broker non-votes,” and will have the effect of a vote “AGAINST” the merger.

Q.	If I send in my proxy card but forget to indicate my vote, how will my shares be voted?

A.	If you sign and return your proxy card but do not indicate how to vote your shares at the special meeting, the shares represented by your proxy will be voted “FOR” the merger.

Q.	What should I do now to vote at the Special Meeting?

A.

Please read this proxy statement carefully and sign, mark and mail your proxy card indicating your vote on the merger in the enclosed return envelope as soon as possible, so that your shares of WTC common stock can be voted at the special meeting.

Q.	May I change my vote after I mail my proxy card?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways:

•	You can send WTC a written statement that you revoke your proxy, which to be effective must be received by WTC at its executive offices prior to the vote at the special meeting; or

•	You can send WTC a new proxy card prior to the vote at the special meeting, which to be effective must be received by WTC prior to the vote at the special meeting; or

•	You can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. You must attend the special meeting and cast your vote at the special meeting.

             Any revocation of a proxy or new proxy card to the Secretary of WTC at the address on the cover of this proxy statement. If your shares are held in street name, you must follow the directions provided by your broker to vote your shares or to change your instructions.

Q.	When do you expect to complete the merger?

A.

The merger cannot be completed until the WTC stockholders have approved it and until all the conditions have been satisfied or waived. See “The Merger Agreement—Conditions to Consummation of the Merger.” However, we anticipate that all such conditions will be satisfied or waived prior to or shortly after the special meeting.

Q.	How do I get the cash in exchange for my shares of WTC common stock?

A.

After the merger is completed, CUNO will send WTC stockholders written instructions for surrendering their shares. If you hold WTC shares in physical form, please do not send in your stock certificates now.

Q.	Who can answer my questions?

A.

You can find more information about WTC from various sources described under “Where You Can Find More Information.” If you have questions about the special meeting, where to send our proxy or other matters with respect to voting after reading this proxy statement, you should contact:

WTC Industries, Inc.
1000 Apollo Road
Eagan, Minnesota 55121
(651) 554-3140
Attention: Gregory P. Jensen

Q.	Do I send in my stock certificates now?

A.

No. If the merger is completed, you will receive written instructions for delivering your stock certificates to receive the $39.87 per share cash payment from the payment agent, Wells Fargo Bank, N.A. (the “Wells Fargo”). Do not send your stock certificates now.

FORWARD-LOOKING INFORMATION

        This proxy statement contains forward-looking statements, including statements regarding anticipated timing of the transaction and possible performance of the combined company after the transaction is completed. All statements other than statements of historical fact are forward-looking statements, including statements about the approval and consummation of the acquisition of WTC by CUNO; projections of earnings, revenues, or other financial items; statements of the plans, strategies and objectives of management for future operations; statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; the possibility of adverse changes in global, national or local economic conditions; competition and change in the water filtration or consumer appliance business; and other factors described in our recent filings with the SEC. Those factors or others could result, for example, in delay or termination of the merger transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this document. Except as otherwise required by law, WTC and CUNO disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

THE SPECIAL MEETING

Date, Place, Time and Purpose

        This proxy statement is being furnished to WTC stockholders in connection with the solicitation of proxies by the board of directors of WTC for use at the special meeting to be held at Southview Country Club, 239 East Mendota Road, West Saint Paul, Minnesota, on ________ __, 2004 at ___ A.M. Central Time, and any adjournments and postponements of the special meeting. At the special meeting, holders of record as of the close of business on the record date will be eligible to vote upon the recommendation of WTC’s board of directors and the special committee to approve and adopt a plan of merger in accordance with the merger agreement, pursuant to which acquisition sub will be merged with WTC, with WTC being the surviving corporation; and each outstanding share of WTC common stock will be canceled and converted automatically into the right to receive $39.87 in cash, payable to the holder of such share, without interest, other than shares of WTC common stock held by acquisition sub, CUNO and stockholders who are entitled to, and who have perfected, their dissenters’ rights.

        This proxy statement and the accompanying form of proxy are first being mailed on or about _________ __, 2004, to all stockholders of record as of the record date.

Matters to Be Considered at the Meeting; Effect of Approval of Merger Agreement

        At the special meeting, holders of WTC common stock as of the record date will be asked to consider and vote upon a proposal to approve and adopt the merger agreement. The board of directors has unanimously approved the merger agreement and has directed that it be submitted to the stockholders for their approval. The special committee has also unanimously approved the merger agreement and recommends that the stockholders vote “FOR” approval and adoption of the merger agreement.

Record Date; Voting at the Meeting

        The board of directors has fixed the close of business on June 15, 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote, at the special meeting and any adjournments and postponements of the special meeting. On the record date, there were 1,906,999 shares of WTC common stock outstanding, which shares were held by approximately 200 holders of record. This does not include approximately 318 beneficial owners who hold shares in street name through brokerage accounts. Shares of WTC common stock are the only authorized and outstanding voting securities of the Company. Each holder of record of WTC common stock as of the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the stockholders at the special meeting. Votes at the special meeting will be tabulated by an inspector of election appointed by WTC.

        A majority of the shares of WTC common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. If a quorum is not present, the special meeting may be adjourned from time to time, until a quorum is present. Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum at the special meeting for the transaction of business.

Vote Required

        Approval of the merger and the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of WTC common stock entitled to vote at the special meeting under the DGCL. A failure to vote, an abstention from voting, or a broker non-vote, will have the same legal effect as a vote cast against approval of the merger and the merger agreement. Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the special meeting. Accordingly, beneficial owners of shares must instruct their brokers or nominees how to vote their shares at the special meeting. Robert C. Klas, Sr., WTC’s majority stockholder, Robert C. Klas, Jr. and The TapeMark Company have entered into voting agreements with CUNO that require them to vote in favor of the merger subject to certain conditions. Please see “Interests of Certain Persons in the Merger—Voting Agreement” on page 35.

Solicitation; Revocation and Use of Proxies

        WTC will bear all expenses of the solicitation of proxies in connection with this proxy statement, including the cost of preparing and mailing this proxy statement. WTC will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this proxy statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of WTC common stock. WTC stockholder proxies may be solicited by directors, officers and employees of WTC in person or by telephone, facsimile or by other means of communication.

        A stockholder giving a proxy has the power to revoke it at any time before it is exercised by:

•	filing with the chief executive officer of WTC written notice revoking it before the vote at the special meeting;

•	executing a proxy with a later date; or

•	attending the special meeting and voting in person at the special meeting.

        Any written notice of revocation should be delivered to WTC Industries, Inc., 1000 Apollo Road, Eagan, Minnesota 55121, Attention: Chief Executive Officer. Subject to proper revocation, all shares of WTC common stock represented at the special meeting by properly executed proxies received by WTC will be voted in accordance with the instructions contained in such proxies. Executed but unmarked proxies will be voted “FOR” the approval of the merger.

Surrender of Share Certificates

        Wells Fargo has been designated to act as paying agent for the benefit of holders of shares of WTC common stock in connection with the merger.

        Promptly after the date on which the transactions contemplated by the merger agreement are consummated (the “Closing Date”), Wells Fargo will send to each holder of shares of WTC common stock a letter of transmittal (the “letter of transmittal”) and instructions for use in effecting the surrender of stock certificates. The letter of transmittal will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing shares of WTC common stock to Wells Fargo. Wells Fargo

Agent will receive a fee which WTC expects will not exceed $_______ as compensation for its services, plus reimbursement of its out-of-pocket expenses in connection with such services. WTC has agreed to indemnify Wells Fargo against certain liabilities arising out of or in connection with its engagement.

        Each holder of a share of WTC common stock that has been converted into the right to receive the cash payment of $39.87 per share, upon surrender to Wells Fargo of a stock certificate or certificates representing such shares, together with a properly completed letter of transmittal covering such shares. Until so surrendered, each such stock certificate will, after the effective time, represent for all purposes, only the right to receive such cash payment. No interest will be paid or will accrue on the cash payment.

        If any portion of the cash payment is to be paid to a person other than the registered holder of the stock certificate surrendered in exchange therefor, the stock certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer. In addition, the person requesting such payment must pay to Wells Fargo any transfer or other taxes required as a result of such payment, or establish that such tax has been paid or is not applicable. Beginning six months after the closing date, holders of WTC common stock who have not surrendered their stock certificates will be entitled to look to CUNO only as general creditors for payment of their claim for cash.

        If any stock certificates representing shares of WTC common stock have not been surrendered before the first anniversary of the closing date, any cash in respect of such stock certificates will, to the extent permitted by applicable law, become the property of WTC. In addition, if any cash in respect of certificates representing shares of WTC common stock would, prior to the first anniversary of the effective time, otherwise escheat to or become the property of a governmental entity, such cash will, to the extent permitted by applicable law, become the property of WTC. To the fullest extent permitted by law, neither CUNO nor Wells Fargo will be liable to any holder of a share of WTC common stock or to any other person for any cash payment delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or similar law.

        At and after the closing date, there will be no further registration of transfers of WTC common stock on the records of WTC or its transfer agent. From and after the closing date, the holders of WTC common stock outstanding immediately prior to the closing date will cease to have any rights with respect to such shares except as provided in the merger agreement or applicable law.

        The matters to be considered at the special meeting are of great importance to the stockholders of WTC. Stockholders are urged to read and carefully consider the information presented in this proxy statement and to complete, date and sign the accompanying proxy and return it promptly to WTC in the enclosed postage prepaid envelope.

SPECIAL FACTORS

Background of the Merger

        In early 2002, WTC’s board of directors began discussing strategic and financing alternatives for the Company, such as a strategic alliance with a larger company, sale of WTC or obtaining new financing. WTC had shifted its focus to the OEM appliance market, sales had grown dramatically, and WTC was profitable in 2001 for the first time in several years. The board expected that WTC would continue to grow rapidly, which would require additional capital investment. Consolidation was underway in the water filtration industry. It appeared to the board that, as a small public company, WTC had limited access to the public capital markets, and that its stock price would continue to suffer from limited trading volume and lack of institutional trading support. The Company’s major shareholder also had an interest in some form of liquidity event for estate planning purposes.

        In view of these considerations, the board decided at its May 6, 2002 meeting that it should explore strategic and financial alternatives, including a possible sale of the Company. The board decided it would be advisable for WTC to hire an investment banker to assist in this process. The board interviewed and received presentations from two investment banking firms, and on June 11, 2002 authorized management to retain Robert W.

Baird & Co. Incorporated (“Baird”). Among the factors considered in selecting Baird was its industry knowledge and experience in the filtration industry. Baird was retained under an engagement letter dated July 23, 2002.

        Following its engagement, Baird assisted senior management and the board in analyzing and evaluating the Company’s business, operations, financial position and business plans. Senior management and Baird also began preparing a confidential memorandum about WTC for possible use with potential investors, aquirors or partners (“potentially interested parties” or “parties”). At the board’s May 1, 2003 meeting, management and Baird representatives summarized the work completed to date. Baird updated the board on market conditions and recommended that WTC postpone contacting any potentially interested parties until later in the year, when the Company’s business would have progressed further and it seemed that interest in WTC would be greater. The board decided to accept that recommendation. At its July 31, 2003 meeting the board authorized management and Baird to complete work on the confidential memorandum and to be ready to begin contacting potentially interested parties in October 2003.

        At its meeting on October 9, 2003, the board authorized Baird to proceed to finalize the confidential memorandum and to begin soliciting indications of interest from potentially interested parties. At that meeting, Andy Rensink, WTC’s chief operating officer, expressed an interest in possibly submitting an offer for WTC. The board determined to permit Mr. Rensink to pursue his interest through Baird. Baird was instructed that Mr. Rensink should be treated like any other party to make sure that the process was fair to other interested parties.

        Beginning in early November 2003, Baird initiated discussions with 38 parties. Of the 38 parties contacted, 30 were “strategic” parties that had existing business operations in the filtration industry or wanted to expand their existing operations to enter that industry. These 30 parties were identified by Board and the Company’s senior management based on their business in the filtration sector or water industry, potential interest in WTC and financial capacity. The other eight were “financial” parties that were not operating companies in the filtration industry.

        Of the 38 parties contacted, 24 parties expressed an interest in a possible transaction with WTC, signed a confidentiality agreement and received a copy of the confidential memorandum describing the Company’s business, operations, financial results and projections that appear later in the proxy statement. On November 14, 2003, WTC issued a press release to announce that WTC was exploring strategic alternatives with the assistance of Baird. The day prior to that announcement WTC’s stock closed at $13.00 per share.

        Of the 24 parties that received the memorandum, nine parties submitted preliminary indications of interest, which valued WTC in the range of $16.40 to $30 per share. Five parties (one of which was CUNO) of the nine were “strategic” parties, and four were “financial” parties (one of which was a Minneapolis investment banking firm that had associated with Mr. Rensink). At a board meeting on December 14, 2003, Baird reviewed the indications of interest received from the nine parties and the progress and status of the discussions with each. The five highest valuations were from the five “strategic” parties and all five contemplated an acquisition of the entire Company. The board concluded that these five parties should be invited to continue discussions and receive a management presentation in January 2004.

        From January 15 through January 27, 2004, WTC management gave each of the five parties a separate, all-day presentation, access to certain non-public information and a tour of the Company’s facility. The board authorized Baird to instruct interested parties to submit definitive proposals by February 17, including comments on a draft merger agreement prepared on behalf of the Company. Three of the five parties submitted definitive proposals, which valued WTC in the range of $30.00 to $38.75 per share, with CUNO’s being the highest. All of the proposals were subject to additional due diligence involving the Company’s customers, contracts, environmental compliance, finances and other areas, to negotiation of the merger agreement and to consent to the transaction from one of the Company’s major customers, General Electric Company (“GE”). One of the five parties decided not to proceed, and another was interested but needed to defer action for several months.

        The board meet on February 18 and again on February 21 to consider the three proposals that had been received and the request from one of the parties for WTC to suspend the process for several months. Management and representatives of Baird summarized the key aspects of each of the three proposals, including valuation, status of outstanding due diligence, financing arrangements and the possible receptivity of GE to each of the three parties. The Company’s legal counsel, Lindquist & Vennum P.L.L.P., reviewed with the board the comments on the draft merger agreement that had been received from each party. There was an extensive discussion of the perceived situation of each of the three parties, their motivations and the likelihood that each of them might increase its offer. The board decided to invite each of the three parties that had made offers to conduct more due diligence with the objective of improving its bid.

        The board also decided on February 18 that because the results of any vote of WTC stockholders would be determined by the vote of Mr. Klas, Sr., that it would be in the best interest of WTC and its stockholders to establish a special committee of disinterested directors to evaluate offers and a possible transaction. Three non-employee members of the board, John A. Clymer, Ronald A. Mitsch and Biloine W. Young, were appointed as the members of the special committee. The special committee was authorized to engage a separate independent financial advisor to advise the special committee on the fairness, from a financial point of view, of the consideration paid in any proposed transaction.

        On March 5, 2004, the board met via telephone conference to review the progress and status of the discussions. Baird reported that one party (other than CUNO) had improved its offer price and merger terms, had waived any additional due diligence conditions and had requested that WTC enter into exclusive negotiations with that party. The board also considered a letter received that day from CUNO increasing its valuation of WTC to $40.62 per share and improving certain previously submitted merger agreement terms. The board decided to decline the request from the other party for exclusivity, principally because CUNO’s offer was higher and the board desired to complete the due diligence process for all three parties. However, the board instructed Baird to encourage the other party to continue to evaluate an acquisition of the Company.

        On March 8, 2004, the special committee met and received proposals from two investment banking firms to render a fairness opinion to the special committee. The special committee decided to engage GHF and agreed to pay GHF a retainer of $50,000, a fairness opinion fee of $75,000, and to reimburse its expenses related to financial advice and a fairness opinion. An additional $15,000 fee was authorized later for GHF to update its fairness analysis and opinion.

        On March 8, one of the three parties (other than CUNO) visited WTC for a full day of on-site due diligence. This party advised Baird that it would submit a final offer in a week. Representatives of CUNO also arrived in Minneapolis on March 8 to visit WTC and complete their due diligence on March 9. CUNO’s representatives indicated CUNO’s strong preference to sign a definitive agreement as soon as possible.

        On March 9, 2004, the board met via telephone conference to review the progress and status of the discussions. Baird informed the board that CUNO desired to negotiate a transaction as expediently as possible. Given the attractiveness of CUNO’s latest proposal, the board authorized the Company’s senior management, legal and financial advisors to negotiate with CUNO on a non-exclusive basis. After further due diligence, negotiation of merger agreement terms, consideration of debt load and transaction expenses, CUNO revised its proposal to $39.87 per share. The only significant unresolved issue in the merger agreement at this point was obtaining the consent of GE.

        On March 12, 2004, Baird and WTC management informed GE that CUNO was likely to be selected as the Company’s acquiror. GE expressed some reservations, but agreed to discuss its concerns with CUNO and attempt to resolve them in a timely manner.

        WTC’s board met on March 12 to consider the proposed merger agreement with CUNO. The Company’s outside legal and financial advisors reviewed with the board the terms and conditions of the proposed merger agreement and the voting agreement with the majority shareholder. WTC’s outside counsel reviewed with the directors their fiduciary responsibilities. The board also received a presentation from Baird concerning the financial aspects of the transaction and, at the board’s request, Baird rendered its oral opinion that the consideration to be received in the transaction was fair, from a financial point of view, to the Company’s common stockholders. The board then adjourned to permit the special committee to meet separately and confer with GHF, its financial advisor.

        The special committee met on March 12, 2004 to consider the proposed transaction with CUNO. GHF provided its analysis to the special committee on the fairness of the $39.87 per share consideration from a financial point of view and its oral and written opinion that the $39.87 per share consideration to be received in the transaction was fair, from a financial point of view, to the Company’s stockholders. The special committee concluded that the consideration to be received in the CUNO transaction was fair and that it recommended approval of the proposed merger agreement with CUNO.

        After the meeting of the special committee, the full board reconvened on March 12. After considering again the overall rationale for a sale of WTC and the perceived attractiveness of the CUNO proposal, the board unanimously adopted resolutions approving the proposed transaction with CUNO, recommending it to stockholders and authorizing the Company’s chief executive officer to sign the merger agreement. The signing was subject to WTC first filing its annual report on Form 10-K, obtaining further information on CUNO’s proposed financing, confirming that one of the other three bidders was not going to present a better offer, and obtaining the prior consent of GE so that this consent would not be a condition precedent to closing. On March 15, Baird contacted the other two parties to inquire whether they would submit a revised proposal to acquire the Company. Neither party submitted a proposal that was superior to CUNO’s proposal.

        On March 19, 2004 the board meet by conference telephone call to hear a report from management and Baird as to the status of discussions between CUNO and GE. GE wanted to negotiate a new agreement, rather than have CUNO step into the Company’s existing agreements. It seemed likely that this would require some time, and CUNO requested that WTC agree to a period of exclusivity with CUNO during which WTC would not negotiate with other parties. The board concluded that the attractiveness of the CUNO offer and the chances of the negotiations between CUNO and GE being successful justified granting a period of exclusivity to CUNO. Company management was authorized to enter an exclusivity agreement with CUNO, which was signed on March 24. As negotiations between CUNO and GE continued, this exclusivity was extended on April 13, April 19, April 26 and May 14, 2004.

        The Company’s board met again on May 14 to hear a report on the status of negotiations between the CUNO and GE. It appeared those negotiations were nearing a conclusion. The board considered a letter provided to Baird by CUNO’s proposed lead bank concerning its plans to provide a credit line to CUNO that would finance a portion of the acquisition price. Since the time of the board and special committee meetings on March 12, WTC had completed and announced the results of its first quarter ended April 2, 2004, and the board wanted to consider whether the $39.87 per share price continued to be fair in view of the latest financial results. At the May 14 board meeting representatives of Baird participated via conference telephone call and presented their updated analysis using the first quarter results. It was noted that the management’s overall projections for the full year had not changed. The substance of Baird’s analysis is described under “Opinion of Robert W. Baird & Co. Incorporated” on pages 12 to 19. Baird’s written opinion is included as Appendix B to this proxy statement.

        The May 14 board meeting was adjourned to permit the special committee to meet separately with GHF. GHF presented to the special committee its analysis of the fairness of the $39.87 per share consideration from a financial point of view and its opinion that the $39.87 per share to be received in the transaction was fair, from a financial point of view, to the Company’s minority stockholders. The substance of GHF’s analysis is described under “Opinion of Greene Holcomb & Fisher LLC” on pages 19 to 25. GHF’s written opinion is included as Appendix C to this proxy statement. The special committee reaffirmed its conclusions recommending approval of the proposed transaction.

        Immediately following the May 14 meeting of the special committee, the full board reconvened. It reaffirmed the resolutions adopted at its March 12 meeting approving and recommending the proposed transaction with CUNO. The board also authorized management to further extend the exclusivity period with CUNO up until May 30 to permit CUNO to complete its negotiations with GE. CUNO subsequently advised WTC that these negotiations had been completed, and on May 26 the merger agreement and the voting agreements were signed.

Reasons for the Merger and Recommendation of the Board of Directors

        In reaching its decision to approve the merger agreement and to recommend that you vote to approve the merger agreement, the board and special committee considered a number of factors, including the following factors:

•

presentations by management and financial advisors regarding, our business, operations, financial condition, earnings and business prospects (as well as the risks involved in achieving those prospects);

•

the challenges facing WTC in remaining a small public company in the current operating environment of the water filtration industry, including the continued consolidation and increasing size and financial strength of the competition nationwide and globally, the difficulty and expense for a small public company to raise capital and limited opportunities to grow through acquisitions because the water filtration market is intensely competitive and expensive;

•

the presentations and opinions of Baird and GHF provided on March 12 and updated on May 14, 2004, delivered to the board and special committee, respectively, to the effect that, as of May 14, 2004, and based upon and subject to the assumptions, conditions, limitations and other matters set forth in the respective opinion, the cash payment of $39.87 per share to be received by the holders of WTC common stock pursuant to the merger agreement is fair from a financial point of view to the holders of our common stock (see “— Opinion of Financial Advisors”);

•

the current and historical market prices of WTC’s common stock, including its market price relative to those of other industry participants and general market indices, and the fact that the cash merger price of $39.87 per share represents:

•	a 26.6% premium over the closing price of our common stock on May 25, 2004, the last trading day prior to the public announcement of the merger agreement;

•	a 207% premium over the closing price of our common stock on November 13, 2003, the last trading day prior to the public announcement of our decision to pursue a strategic alternative; and

•	a 13.1% premium over the highest price WTC’s common stock has ever traded prior to the announcement of the transaction;

•

the fact that the merger consideration is all cash, not subject to a financing condition and provides certainty of value to WTC’s stockholders as compared to a transaction where the consideration is in the form of stock; the potential stockholder value from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•

the terms of the merger agreement, as reviewed by our board with our legal advisors, including consideration of several specific provisions of the merger agreement, such as (a) the definition of “material adverse effect” and “superior proposal,” (b) the limited conditions to CUNO’s obligation to complete the merger including the absence of a financing condition; (c) the ability of our board to terminate the merger agreement in the exercise of fiduciary duties under specified circumstances and upon payment of a termination fee (recognizing the possible effect that a termination fee has on competing transactions, but believing that the fee is reasonable for this size of a transaction); (d) the limited ability of CUNO to terminate the agreement; and (e) the provisions related to employee benefits in the merger agreement (see “The Merger Agreement”); and

•	the likelihood of the merger being approved by the appropriate regulatory authorities (see “— Governmental and Regulatory Approvals” “).

•	the board and special committee also considered parts of Baird’s and GHF’s analysis that showed potentially higher valuations for WTC than the $39.87 per share offered by CUNO, including:

•	Baird’s selected publicly traded company analysis that shows potentially higher implied valuations based on 2004 projected earnings excluding certain items;

•	Baird’s selected acquisition analysis that suggests that the $39.87 per share price is a slighly lower revenue multiple than the high examples in the sample transactions selected by Baird;

•	Baird’s discounted cash flow analysis that infers an implied valuation of between $66.33 and $86.43 per share, a range that is substantially higher than the $39.87 per share price;

•	GHF’s one-day premium analysis that suggests that the $39.87 per share price represents a lower premium than the mean of comparable transactions reviewed by GHF;

•

GHF’s comparable public company analysis that indicates that certain ratios of projected earnings excluding certain items to company value were lower than the highest multiples of the comparable companies reviewed by GHF;

•

GHF’s comparable transaction analysis that suggests that certain ratios of value to revenue and value to operating income were slightly lower than the high ratios of the 21 comparable transactions selected by GHF; and;

•	GHF’s discounted cash flow analysis that derives an implied valuation of between $29.62 and $79.27 per share depending upon the discount rate and terminal multiples used.

        The board and special committee concluded that notwithstanding parts of Baird’s and GHF’s analyses that suggested possible higher valuations, the sales process conducted by Baird was fair and robust, that most of Baird’s and GHF’s analysis supported the fairness of CUNO’s price and that no party submitted a bid higher than CUNO. (see “—Opinion of Financial Advisors.”)

        After considering these factors, the board and special committee concluded that the $39.87 per share cash merger price was an attractive price for WTC’s stockholders in comparison to the values that WTC might reasonably achieve in the foreseeable future as a stand-alone, independent company. The board and special committee believed that this was particularly true in light of the risks and uncertainties involved in connection with the results that WTC could expect to achieve on its own.

        The board and special committee also considered potential drawbacks or risks relating to the merger, including the following risks and factors:

•	the fact that the merger agreement prevents WTC from soliciting other offers;

•	the fact that the all-cash price would not allow WTC’s stockholders to participate in the benefits of any synergies created by the merger or in any future growth of the combined entity;

•	the fact that the all-cash price would be taxable to stockholders;

•	the possibility that the Federal Trade Commission or Antitrust Division of the Department of Justice might seek to impose conditions or fail to approve the merger;

•

the risks and costs to WTC if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•

the fact that WTC’s officers and directors have certain interests in the merger that are in addition to their interests as WTC stockholders, which had the potential to influence their views and actions in connection with the merger proposal (see “—Interests of Certain Persons in the Merger”);

•

the restrictions on the conduct of WTC’s business prior to the consummation of the merger, requiring WTC to conduct its business, subject to specific limitations, which may delay or prevent WTC from undertaking business opportunities that may arise pending completion of the merger; and

•	the possibility that the $5.4 million termination fee payable to CUNO under specified circumstances may discourage a competing acquisition proposal;

•

the fact that CUNO required our majority stockholder and two other stockholders to enter into voting agreements which require them to vote in favor of the merger subject to limited exceptions, and the fact that this could discourage competing proposals and in effect guarantee approval of the merger and merger agreement, subject to limited fiduciary exceptions.

        The board and special committee concluded, however, that these potential drawbacks and risks did not outweigh the benefits of the merger to WTC’s stockholders.

        The foregoing discussion of the information and factors that the board and special committee reviewed in its consideration of the merger is not intended to be exhaustive, but is believed to include all of the material factors that the board and special committee considered. In view of the variety of factors and the amount of information considered, the board and special committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. Individual members of the board may have assigned different weights to different factors, however, the board and special committee made their determinations after considering all of the factors as a whole and, overall, considered them to be favorable to, and to support their determinations.

The Board and Special Committee’s Recommendation

        The board of directors, following the unanimous recommendation to it by the members of the special committee, has unanimously approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that the stockholders vote “FOR” approval and adoption of the merger agreement and the merger. The board believes that the consideration to be received by WTC stockholders is fair and in the best interests of WTC stockholders.

Opinion of Financial Advisors

        The board of directors retained Robert W. Baird & Co. Incorporated (“Baird”) in connection with WTC’s efforts to seek a buyer, and to render an opinion as to the fairness, from a financial point of view, to the holders of WTC’s common stock of the consideration to be received by the holders of WTC’s common stock in the merger. The special committee to the board of directors retained Greene Holcomb & Fisher LLC (“GHF”) in connection with the merger to render an opinion as to the fairness, from a financial point of view, to the holders of WTC’s common stock of the $39.87 per share consideration to be received by the holders of WTC’s common stock in the merger.

        On May 14, 2004, Baird and GHF each rendered their oral opinions (which were subsequently confirmed in writing) to the board of directors and the special committee, respectively, to the effect that, subject to the contents of such opinions, including the various assumptions and limitations set forth therein, Baird and GHF were of the opinion that, as of such date, the $39.87 per share consideration to be received by the holders of WTC’s common stock in the merger was fair, from a financial point of view, to the holders of WTC’s common stock.

        The full text of Baird’s and GHF’s written opinions, each dated May 14, 2004, which set forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird and GHF in rendering their opinions, are attached as Appendices B and C to this proxy statement and are incorporated herein by reference. Baird’s and GHF’s opinions are directed only to the fairness, as of the date of the opinions and from a financial point of view, to the holders of the WTC’s common stock of the $39.87 per share consideration and do not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger.

        Opinion of Robert W. Baird & Co. Incorporated

        In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, Baird, among other things:

•

reviewed certain internal information, primarily financial in nature, including financial forecasts (the “Forecasts”), concerning the business and operations of WTC furnished to Baird for purposes of its analysis;

•	reviewed publicly available information including, but not limited, to WTC’s recent filings with the Securities and Exchange Commission;

•	reviewed the draft merger agreement dated May 11, 2004 in the form presented to WTC’s board of directors;

•	compared the financial position and operating results of WTC with those of other publicly traded companies that Baird deemed relevant and considered the market trading multiples of such companies;

•	compared the historical market prices and trading activity of WTC’s common stock with those of other publicly traded companies that Baird deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of other business combinations Baird deemed relevant; and

•	considered the present values of WTC’s forecasted cash flows.

Baird held discussions with members of WTC’s senior management concerning WTC’s historical and current financial condition and operating results, as well as the future prospects of WTC. As a part of its engagement, Baird was requested to and did solicit third party indications of interest in acquiring WTC. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

        In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of WTC. Baird was not engaged to independently verify any such information, and it assumed that WTC was not aware of any information prepared by it or its advisors that might be material to Baird’s opinion that has not been provided to Baird. Baird assumed that:

•	all material assets and liabilities (contingent or otherwise, known or unknown) of WTC were as set forth in WTC’s financial statements;

•

the financial statements of WTC provided to Baird present fairly the results of operations, cash flows and financial condition of WTC for the periods indicated and were prepared in conformity with generally accepted accounting principles consistently applied;

•

the Forecasts for WTC were reasonably prepared on bases reflecting the best available estimates and good faith judgments of WTC’s senior management as to the future performance of WTC, and Baird relied upon such Forecasts in the preparation of its opinion;

•	Baird did not consider any strategic, operating or cost benefits that might result from the merger;

•

the merger will be consummated in accordance with the terms of the draft agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder;

•

in all respects material to its analysis, the representations and warranties contained in the draft agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such agreement; and

•	all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger have been or will be obtained.

        Baird relied as to all legal matters regarding the merger on the advice of counsel to WTC. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of WTC nor did Baird make a physical inspection of the properties or facilities of WTC. In each case, Baird made the assumptions above with WTC’s consent.

        Baird’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and Baird’s opinion does not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Baird expressed no opinion as to the price or trading range at which any of WTC’s securities (including WTC’s common stock) will trade following the date thereof.

        Baird’s opinion does not address the relative merits of:

•	the merger, the draft agreement or any other agreements or other matters provided for or contemplated by the draft agreement;

•	any other transactions that may be or might have been available as an alternative to the merger; or

•

the merger compared to any other potential alternative transactions or business strategies considered by WTC’s board of directors and, accordingly, Baird relied upon its discussions with the senior management of WTC with respect to the availability and consequences of any alternatives to the merger.

        The opinion does not constitute a recommendation to any shareholder of WTC as to how any such shareholder should vote with respect to the merger.

        The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion and does not constitute the opinion. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before May 14, 2004 and is not necessarily indicative of current market conditions.

        Implied Valuation, Transaction Multiples and Transaction Premiums. Based on the cash consideration of $39.87 net per share of WTC common stock (the “Per Share Equity Purchase Price”), Baird calculated the implied “equity purchase price” (defined as the Per Share Equity Purchase Price multiplied by the total number of diluted common shares outstanding of WTC, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds) to be $100.4 million. In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of WTC’s total debt less cash, cash equivalents and marketable securities) to be $109.8 million. Baird then calculated the multiples of the total purchase price to WTC’s latest twelve months (“LTM”) ended March 31, 2004 and projected 2004 revenues; earnings before interest, taxes, depreciation and amortization (“EBITDA”); and earnings before interest and taxes (“EBIT”), as provided by the senior management of WTC. Baird also calculated the multiples of the Per Share Equity Purchase Price to WTC’s LTM and projected 2004 diluted earnings per share and LTM book value per share, as provided by the senior management of WTC. These transaction multiples are summarized in the table below.

	LTM		2004P
	Implied Multiple		Implied Multiple
Revenues	3.3	x	2.4	x
EBITDA	14.6		9.1
EBIT	18.6		11.1
EPS	25.3		17.3
Book Value	12.7		N/A

        Baird also calculated the premiums that the Per Share Equity Purchase Price represented over the closing market price of WTC’s common stock for various time periods ranging from 1-day to 1 year prior to May 12, 2004. These premiums are summarized in the table below.

1-Day	26.6%
7-Days	24.6%
30-Days	30.7%
60-Days	40.1%
90-Days	57.9%
180-Days	206.7%
1-Year	289.0%
LTM High	20.8%
1 Day Prior to Announcement (1)	206.7%
LTM Low	308.9%

Note: Premiums calculated as of May 12, 2004.

(1)    Press release dated November 14, 2003 announcing WTC was pursuing strategic alternatives.

        Selected Publicly Traded Company Analysis. Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

Calgon Carbon Corporation domnick hunter group PLC Pall Corporation	CUNO Incorporated Ionics, Inc.

        Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which WTC operates. Baird noted that none of the companies reviewed is identical to WTC and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

        For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the “total market value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total market value to its LTM and projected 2004 revenues, EBITDA and EBIT. Baird also calculated multiples of each company’s price per share to its LTM and projected 2004 diluted earnings per share and to its LTM book value per share. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of May 10, 2004, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is provided in the table below.

	Implied Transaction Multiple		Selected Company Multiples
			Low		Average		Median		High
REVENUES
LTM	3.3	x	1.0	x	1.6	x	1.7	x	2.2	x
2004P	2.4		0.9		1.5		1.7		2.1
EBITDA
LTM	14.6	x	8.4	x	10.5	x	10.4	x	12.7	x
2004P	9.1		7.9		9.8		9.8		11.5
EBIT
LTM	18.6	x	10.8	x	13.6	x	14.5	x	15.7	x
2004P	11.1		10.0		15.8		13.6		25.8
EPS
LTM	25.3	x	15.3	x	22.0	x	20.7	x	31.3	x
2004P	17.3		14.3		22.8		22.7		34.1
BOOK VALUE	12.7	x	1.0	x	2.4	x	2.7	x	3.8	x

        In addition, Baird calculated the implied per share equity values of WTC’s common stock based on the trading multiples of the selected public companies and compared such values to the Per Share Equity Purchase Price of $39.87 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Implied Equity Value/Share
	Low	Average	Median	High
REVENUES
LTM	$11.77	$18.59	$19.82	$26.41
2004P	14.53	24.04	28.07	33.47
EBITDA
LTM	$22.42	$28.33	$28.23	$34.45
2004P	34.73	43.24	43.34	51.01
EBIT
LTM	$22.61	$28.97	$30.90	$33.40
2004P	35.85	57.25	49.42	94.30
EPS
LTM	$8.97	$12.91	$12.16	$18.36
2004P	12.27	19.55	19.43	29.26
BOOK VALUE	$2.92	$7.18	$8.04	$11.19

        Selected Acquisition Analysis. Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Target US Filter (Systems & Services) WICOR Industries PTI Advanced Filtration Wedeco AG Ecolochem Everpure, Inc. Osmonics, Inc. Plymouth Products Filtration and Separations Group	Acquiror Siemens AG Pentair, Inc. domnick hunter plc ITT Industries, Inc. Ionics Inc. Pentair, Inc. GE Power Systems Pentair, Inc. Pall Corporation

        Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which WTC operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or WTC, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

        For each transaction, Baird calculated the implied equity purchase price (defined as the purchase price per share of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied total purchase price (defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied total purchase price to its LTM revenues, EBITDA and EBIT. Baird then compared the transaction multiples and premiums implied in the merger with the corresponding acquisition transaction multiples and premiums for the selected acquisition transactions. Stock market and historical financial information for the selected transaction was based on publicly available information as of the announcement date of each respective transaction. A summary of the implied multiples and premiums is provided in the tables below.

	Implied Transaction Multiple	Selected Acquisition Multiples
		Low	Average	Median	High
Revenues	3.3x	0.7x	1.3x	1.7x	3.5x
EBITDA	14.6	8.5	10.2	10.3	12.7
EBIT	18.6	10.9	13.4	14.1	17.7

        In addition, Baird calculated the implied per share equity values of WTC’s common stock based on the acquisition transaction multiples of the selected acquisition transactions and compared such values to the Per Share Equity Purchase Price of $39.87 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Implied Equity Value/Share
	Low	Average	Median	High
Revenues	$ 7.50	$15.29	$20.19	$41.97
EBITDA	22.82	27.64	27.88	34.62
EBIT	22.95	28.41	30.06	37.96

        Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis based on WTC’s projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows), as provided by WTC’s senior management (“Base Plan”). In such analysis, Baird calculated the present values of the unlevered free cash flows from 2004 to 2008 by discounting such amounts at rates ranging from 14.5% to 16.5%. Baird calculated the present values of the free cash flows beyond 2008 by assuming terminal values ranging from 8.5x to 10.5x year 2008 EBITDA and discounting the resulting terminal values at the same rates noted above. The ranges for discount rates and terminal value multiples were chosen by Baird based upon its prior experience in analyzing cost of capital ranges that could be applicable. The determination of applicable cost of capital ranges took into account overall market conditions, as well as industry conditions and factors such as the specific products offered by various companies and their market performance. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $66.33 to $86.43 per share, as compared to the Per Share Equity Purchase Price of $39.87 per share. Due to WTC’s dependence on two major customers, small size relative to other companies with greater resources and the anticipated competitive environment in WTC’s industry, Baird performed a sensitivity analysis of the projected unlevered free cash flows, as provided by senior management (“Sensitivity Case”). The sensitivity analysis adjusted downward by various percentages three measures of operating performance: (i) revenue growth, (ii) gross profit margin, and (iii) EBIT margin. The adjustments were provided by WTC’s management. Baird calculated the present values of the adjusted unlevered free cash flows by discounting such amounts at rates ranging from 14.5% to 16.5%. Baird calculated the present values of the adjusted free cash flows beyond 2008 by assuming terminal values ranging from 8.5x to 10.5x year 2008 EBITDA and discounting the resulting terminal values at the same rates noted above. Based upon the adjustments to revenue growth, gross profit margin and EBIT margin, Baird calculated equity values ranging from $36.95 to $48.52 per share, as compared to the Per Share Equity Purchase Price of $39.87 per share.

	Implied Equity Value/Share
	Low	Average	Median	High
Base Plan	$66.33	$76.07	$76.02	$86.43
Sensitivity Case	36.95	42.55	42.52	48.52

        The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentation to WTC’s board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Accordingly, these analyses and estimates are inherently subject to uncertainty.

        As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter dated July 23, 2002, Baird will receive a transaction fee of approximately $3 million for its services, all but $125,000 is contingent upon the consummation of the merger. Pursuant to such engagement letter, WTC paid Baird a $50,000 retainer, and also agreed to pay Baird a fee of $125,000 for delivery of its opinion, regardless of the conclusions reached in such opinion. In addition, WTC has agreed to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided financial advisory services to WTC and CUNO for which Baird received customary compensation. In 1997 Baird served as co-manager on a CUNO secondary offering of securities to the public, and in 1996 Baird served as an adviser to Commercial Intertech Corp. in connection with the spin-off of CUNO to Commercial Intertech Corp.’s stockholders. Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of CUNO or WTC for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird may also prepare equity analyst research reports from time to time regarding CUNO. Other than the fees described above, WTC has not paid Baird any fees in the preceding two years.

        Opinion of Greene Holcomb & Fisher LLC

        In preparing its opinion, GHF, among other things:

•	Visited our headquarters in Eagan, Minnesota

•	Had meetings and conference calls with our management

        Reviewed,  among other things, the following:

•	Annual reports on Form 10-KSB for the periods ended December 31, 2001, 2002 and 2003

•	Quarterly reports on Form 10-QSB for the periods ended March 31, 2003, June 30, 2003, September 30, 2003 and April 2, 2004

•	Fourth quarter and fiscal year earnings release dated February 10, 2004 for the quarter and year ended December 31, 2003

•	First quarter earnings release dated April 13, 2004 for the quarter ended April 2, 2004

•	Certain internal financial planning data provided by our management for the nine months ended December 31, 2004 and the fiscal years ending December 31, 2004-2008

•	Recent press releases

•	Historical stock prices and trading activity

•	Draft dated May 11, 2004 of the merger agreement and plan of merger

•	Confidential information memorandum dated November 2003

•	Had conference calls with our legal counsel, Lindquist & Vennum P.L.L.P.

•	Had conference calls with our investment banker, Robert W. Baird & Co. Incorporated

•	Had conference call with our auditors, McGladrey & Pullen LLP

•	Reviewed, among other things, the following materials relating to CUNO:

•	Annual reports on Form 10-K for the years ended October 31, 2002 and 2003

•	Quarterly reports on Form 10-Q for the periods ended April 30, 2003, July 31, 2003 and January 31, 2004

•	Recent press releases

•	Research analyst reports

•	Historical stock prices and trading activities

        In rendering its opinion, GHF made, with the special committee’s consent, numerous assumptions, as noted below or in its opinion, with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. GHF also so assumed and relied upon the accuracy and completeness of information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that is publicly available. GHF was not engaged to independently verify and has not independently verified such information. GHF did not undertake an independent evaluation or appraisal of any of our assets or liabilities nor make a physical inspection of our properties or facilities for any such purpose. With respect to the financial forecast information of WTC used in GHF’s analyses, our management informed GHF that such forecasts represent management’s best judgment of the future financial performance of WTC on a stand-alone basis, and GHF assumed that the forecasts had been reasonably prepared based on such judgment, and that management was not aware of any information or facts that would make the information provided to GHF incomplete or misleading. In this regard, GHF assumed that there have been no material changes in WTC’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements of WTC made available to GHF and that no adjustments to the $39.87 per share cash consideration will occur under the merger agreement or otherwise. GHF assumed no responsibility for, and expressed no opinion on, such forecasts or the assumptions on which they were based. GHF necessarily based its opinion upon the regulatory, market, economic and other conditions as they existed and could be evaluated on, and on the information available to GHF as of, the date of its opinion. Consequently, the information does not necessarily reflect current or future market conditions, and GHF’s opinion does not predict or take into account information that may become available or events that may occur after the date of GHF’s opinion, nor does it express any prediction or opinion as to prices at which any WTC securities will trade.

        GHF directed its opinion only to the fairness, from a financial point of view, to holders of our common stock of the $39.87 per share cash consideration to be received by such stockholders. Its opinion does not address any other aspect of the merger, including but not limited to the relative merits of the transactions contemplated by the merger agreement as compared to alternative business strategies or alternatives that might be available to WTC or the underlying business decision of WTC to engage in the merger. GHF’s opinion is not intended to and does not constitute a recommendation to any of our stockholders as to how that stockholder should vote with respect to the approval of the merger or any other matter. GHF was not requested to, nor did it, contact any potential purchasers of the Company or assist in the solicitation of proposals from and negotiations with interested prospective purchasers. Further, the special committee did not request GHF to opine as to, and its opinion does not in any manner address the fairness to, or any other consideration of, any of our creditors or other constituencies, other than the holders of our common stock.

        The opinion of GHF was one of several factors the special committee took into consideration in making its determination to approve the merger. Consequently, you should not view GHF’s opinion to the special committee or the analyses described below as the determining factor of the decision of the special committee or of our board of directors with respect to the fairness, from a financial point of view, to the holders of our common stock of the $39.87 per share cash consideration to be received pursuant to the merger.

        The following is a summary of the material financial analyses that GHF performed in connection with the preparation of its opinion to the special committee.

Summary of Valuation Analysis

        GHF assessed the fair value of our common stock using the following methodologies:

•	A premium analysis

•	A comparable public company analysis

•	A comparable transactions analysis

•	A discounted cash flow analysis

        GHF used each of these methodologies to generate implied valuation ranges for our common stock, which were then compared to the $39.87 per share price to be received by holders of our common stock pursuant to the merger.

Premium Analysis

        GHF completed a premium analysis of the merger, which involves reviewing mergers and acquisitions relating to the sale of public companies. The analysis examines the premiums represented by the equity values of the transactions, which is determined through a comparison to each company’s stock price before the announcement of a transaction. The analysis was based on information obtained from SEC filings, public company disclosures, press releases, databases and other sources that GHF deemed prudent.

        GHF reviewed comparable transactions that:

•	Were between $50 million and $500 million in size

•	Involved the acquisition of 100% of the target entity

•	Were announced and completed between January 1, 2002 and May 12, 2004

•	Did not involve any repurchases, purchases of minority interests or hostile transactions

        GHF reviewed 190 transactions that satisfied the above criteria. A summary of the results of the analysis is set forth in the following table:

Premium Analysis

	WTC Offer Price: ($39.87)		Comparable Transactions(1)
	11/14/03	5/12/04	Low	Mean	Median	High
One Day Premium(2)	206.7%	26.6%	(34.7%)	34.9%	26.9%	260.0%
One Week Premium(3)	195.3%	24.6%	(28.1%)	39.9%	31.5%	261.4%
Four Weeks Premium(4)	279.7%	26.6%	(48.5%)	45.5%	37.7%	267.4%

(1)    Per Thomson Financial – Securities Data Corporation
(2)    One day stock price: November 13, 2003 — $13.00; May 11, 2004 — $31.50
(3)    One week stock price: November 7, 2003 $13.50; May 5, 2004 — $32.00
(4)    Four weeks stock price: October 10, 2003 $10.50; April 14, 2004 — $31.50

Comparable Public Company Analysis

        GHF completed a comparable public company analysis, which involved reviewing securities of publicly-traded companies it deemed to be comparable to our business, although no company was considered identical to WTC. The analysis focused on publicly traded companies engaged primarily in the water and air filtration markets. GHF selected the following companies:

•	Calgon Carbon Corporation

•	CLARCOR Inc.

•	CUNO Incorporated

•	Donaldson Company Inc.

•	ESCO Technologies Inc.

•	Flanders Corporation

•	Ionics Inc.

•	Pall Corporation

        GHF compared the valuation multiples of the comparable companies to our implied valuation multiples based on the consideration to be received in the merger. GHF compared our implied valuation multiples to those of the comparable companies based on our LTM and estimated calendar year 2004 revenue, EBITDA and EBIT. The analysis also includes a comparison of our price-earnings (“P/E”) ratios and 52-week stock data to those of the comparable companies. The valuation multiples for the comparable companies and WTC, based on the $39.87 per share offer price, are as follows:

Comparable Public Company Analysis

	WTC Offer Price $39.87	Comparable Public Companies(1)
		Low	Mean	Median	High

Company Value/LTM Revenue(2)	3.3x	1.0x	1.6x	1.6x	2.3x

Company Value/CY 2004E Revenue(3)	2.5x	0.9x	1.6x	1.7x	2.1x

Company Value/LTM Operating Cash Flow (EBITDA)(2)	15.1x	9.9x	10.9x	10.3x	12.9x

Company Value/CY 2004E Operating Cash Flow (EBITDA)(3)	9.2x	8.3x	9.7x	9.5x	11.2x

Company Value/LTM Operating Income (EBIT)(3)	19.3x	12.1x	14.8x	15.0x	17.5x

Company Value/CY 2004E Operating Income (EBIT)(3)	11.3x	10.5x	12.0x	11.3x	14.3x

(1)	Comparable public companies’ LTM data as of last announced quarter; revenue, EBITDA and EBIT estimates per research analysts.
(2)	As of April 2, 2004.
(3)	Per management for the fiscal year ending December 31, 2004.

        The analysis assumes that share pricing in the public market reflects the value of a minority interest and does not reflect any control premium. It also incorporates a wide range of factors, including general economic conditions, interest rates, inflation, and investor perceptions. However, none of the comparable companies is identical to WTC. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of WTC and other factors that could affect the public trading value of the companies to which we are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Comparable Transactions Analysis

        GHF also completed a comparable transactions analysis, which encompasses a review of transactions involving acquired entities that it deemed comparable to our business. The analysis is based on information obtained from SEC filings, public company disclosures, press releases, industry and popular reports, databases and other sources that GHF deemed relevant. GHF reviewed a group of transactions that:

•	Related to the water and air filtration markets involving target companies GHF deemed to be similar to our business

•	Involved companies with company values equal to or greater than $50 million

•	Involved the acquisition of 100% of the target entity

•	Were announced and completed between January 1, 1995 and May 12, 2004

•	Did not involve any repurchases, purchases of minority interests or hostile transactions

        GHF reviewed 21 transactions that satisfied the above criteria. The company values of the 21 comparable transactions averaged approximately $1.3 billion, and ranged from $50 million to $7.7 billion. The selected transactions were not intended to be representative of all of the possible transactions in the water and air filtration industry, and no selected transaction or company involved therein was considered to be identical to the merger or WTC.

        GHF determined valuation multiples for the comparable transactions based on the consideration received in each transaction and valuation multiples for WTC based on the consideration to be received pursuant to the merger. GHF compared our valuation multiples in the merger and the comparable transactions based upon revenue, EBITDA and EBIT. The analysis yielded the following results:

Comparable Transactions Analysis

	WTC Offer Price $39.87	Comparable Transactions
		Low	Mean	Median	High

Company Value/LTM Revenue (1)	3.3x	0.4x	1.6x	1.3x	3.8x

Company Value/LTM Operating Cash Flow (EBITDA)(1)	15.1x	5.0x	10.4x	11.0x	14.9x

Company Value/LTM Operating Income (EBIT)(1)	19.3x	11.0x	15.0x	14.3x	19.9x

(1)	LTM data as of April 2, 2004.

        Although GHF compared the merger to 21 prior transactions involving target companies that it believes are comparable to us, none of the comparable transactions or target companies is identical to the merger or WTC. The circumstances surrounding each of the comparable transactions analyzed were specific to each transaction and due to the inherent differences between the time periods, businesses, operations and prospects of the target companies included in the comparable transactions, GHF did not rely solely on the quantitative results of the comparable transactions analysis. GHF made judgments concerning differences between the characteristics of these transactions and the merger that may affect our acquisition values and those of the target companies. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

        GHF used the discounted cash flow analysis to calculate a range of theoretical values for our business by determining the net present value of our estimated future cash flows from April 3, 2004 to December 31, 2008 (calculated as EBITDA less taxes, less capital expenditures and less increases in working capital) and terminal values for our business, based on multiples of estimated fiscal year 2008 EBITDA and net sales. The terminal values are based on EBITDA multiples from 9.0x to 11.0x and net sales multiples from 1.4x to 1.6x. GHF determined the multiples by considering multiples from comparable transactions and trading multiples of comparable public companies. The analysis used discount rates ranging from 18% to 22%. In determining the terminal value multiples and discount rates, GHF considered the nature of our business, the size of our valuation compared to our competitors, our position in the industry, the inherent risk of projecting improved performance in an increasingly competitive industry and its recent experience in the mergers and acquisitions marketplace.

        The analysis is based in part on projected cash flows from April 3, 2004 to December 31, 2008, including management’s estimates that net sales for fiscal year 2004 will increase by 59.0% to $45.0 million from $28.3 million in 2003. Management’s estimates also assume that for fiscal years 2004 to 2008, net sales increase at a compounded annual growth rate of 23.0% and EBITDA at a compounded annual growth rate of 32.7%. As set forth in the charts below, the analysis yielded equity values ranging from $29.62 to $79.27 per share depending upon the discount rate and terminal multiples used:

Price Per Share Analysis					Price Per Share Analysis

		Discount Rate					Discount Rate

		18.0%	20.0%	22.0%			18.0%	20.0%	22.0%
Net Sales	1.4x	$34.40	$31.90	$29.62	EBITDA	9.0x	$66.66	$61.68	$57.15
Exit	1.5x	$36.15	$33.52	$31.12	Exit	10.0x	$72.97	$67.51	$62.54
Multiple	1.6x	$37.90	$35.13	$32.61	Multiple	11.0x	$79.27	$73.33	$67.92

        The foregoing is a summary of the material aspects of the financial analyses used by GHF in connection with rendering its opinion to the special committee and does not purport to be a complete description of the analyses performed by GHF or its presentation to the special committee. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The order in which GHF’s analyses are presented in the foregoing summary does not represent relative importance or weight given to such analyses by GHF or the special committee. Selecting or emphasizing portions of the analyses without considering the analyses as a whole could create an incomplete view of the processes, methodologies and judgments underlying GHF’s opinion, and therefore GHF’s analyses must be considered as a whole. In arriving at its opinion, GHF considered the results of all of its analyses and did not attempt to assign specific weights to particular analyses. GHF prepared its analyses solely for purposes of providing its opinions as to the fairness, from a financial point of view, to holders of our common stock of the $39.87 in cash per share to be received by such stockholders. The opinion and analyses do not purport to be appraisals of any assets or liabilities of WTC or analysis of the fairness, from a financial point of view, to the holders of our common stock of the $39.87 per share cash consideration to be received by them in the merger. The opinion involves complex considerations and judgments concerning the valuation analyses utilized. The forecasts prepared by the management and utilized by GHF were developed for purposes of its analyses and presentation to the special committee, and actual results may vary significantly therefrom. GHF’s analyses and any estimates contained therein are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. Any such estimates of value are, accordingly, inherently subject to substantial uncertainty.

        As part of its investment banking business, GHF continually engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, strategic transactions and for other purposes. The Special Committee retained GHF because it is a recognized investment banking firm with substantial experience and expertise in providing evaluations to companies in merger and acquisition transactions. Pursuant to our engagement agreement with GHF, we paid GHF a fee of $140,000 for its services in rendering its opinion to the Special Committee. This fee was payable upon delivery of its opinion, regardless of the conclusion reached in the opinion. We also agreed to reimburse GHF for certain out-of-pocket expenses and to indemnify it for certain liabilities arising from its engagement. Other than the fee for this transaction, WTC has not paid GHF any fees in the preceding two years. GHF had previously acted as a financial advisor to certain members of our management in connection with such members’ proposal to acquire WTC, which engagement was mutually terminated prior to GHF being engaged to render its opinion to the Special Committee.

Certain Effects of the Merger

        Current WTC stockholders will not have an opportunity to continue their equity interest in WTC after the merger. Upon completion of the merger, WTC common stock will no longer be quoted on OTC Bulletin Board, trading information will no longer be available and the registration of WTC common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

        The receipt of cash pursuant to the merger will be a taxable transaction. See “Special Factors — Certain Federal Income Tax Consequences.”

Certain Federal Income Tax Consequences

        The following is a general discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any change or future provisions of the Internal Revenue Code or other legal authorities may alter significantly the tax considerations we describe in this summary.

        For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a C corporation for federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

        This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the United States federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, stockholders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than those pertaining to the federal income tax that may apply to you.

        This discussion is not intended to represent a detailed description of the federal income tax consequences applicable to a particular stockholder in view of that stockholder’s particular circumstances nor is it intended to represent a detailed description of the federal income tax consequences applicable to investors subject to special treatment under the federal income tax laws. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the merger.

Characterization of the Merger for Federal Income Tax Purposes

        For United States federal income tax purposes, acquisition sub will be disregarded and the merger will be treated as a purchase by CUNO of WTC stock. Accordingly, the receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws).

Tax Treatment of Merger to Stockholders

        In general, for United States federal income tax purposes, a U.S. holder of our common stock will recognize either gain or loss in an amount equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the U.S. holder’s adjusted tax basis in such shares. If your holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss you recognize will be taxed as long-term capital gain or loss. If you acquired different blocks of our stock at different times or different prices, you must determine your tax basis and holding period separately with respect to each block of our stock.

        Tax Treatment of Capital Gains and Losses by Non-Corporate Taxpayers

        In the case of non-corporate taxpayers (such as individuals, trusts and estates), net long-term capital gains are taxed at preferred rates which are currently 5% and 15%. Net gains from capital assets held for one year or less (“short-term capital gains”) are taxed at the same rate that applies to ordinary income.

        A non-corporate taxpayer may deduct capital losses to the extent of capital gains recognized by the taxpayer during the taxable year, plus $3,000. Unused capital losses may not be carried back but may be carried forward indefinitely until they are fully utilized or the taxpayer dies. Thus, an individual stockholder who has a capital loss on the merger, and has no other capital gains or losses, could deduct $3,000 per year until the loss is fully deducted or the stockholder dies.

        Tax Treatment of Capital Gain and Losses by C Corporations

        In the case of a C corporation, no preferable rates apply to long-term capital gains. Capital losses are deductible only to the extent of capital gains. C corporations may not use any part of their capital losses to reduce ordinary taxable income under Section 1211(a) of the Internal Revenue Code. A C corporation deducts its capital losses against its capital gains for the taxable year. A C corporation that sustains capital losses in excess of capital gains in the taxable year has a net capital loss which, in general and subject to limitations, can be carried back three years and forward five years until it is used. The amount of net capital loss, whether long or short-term, carried back or carried forward to another year is treated as a short-term capital loss in the year to which it is carried under Section 1212(a)(1) of the Internal Revenue Code.

        Backup Withholding

        Under the Code, a holder of our stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Information Concerning WTC Common Stock

        WTC’s common stock currently is quoted on the OTC Bulletin Board under the symbol “WTCO.OB.”

        As of the record date for the annual meeting, there were 1,906,999 shares of WTC common stock outstanding, which were held by approximately 200 holders of record. Such numbers of stockholders do not reflect the estimated 318 individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low bid prices of the WTC common stock as reported on the OTC Bulletin Board.

2004	High	Low

First Quarter (January 1 – April 2)	$ 30.00	$ 17.20

2003

First Quarter	13.00	6.00
Second Quarter	11.65	9.00
Third Quarter	11.75	7.00
Fourth Quarter	22.75	9.30

2002

First Quarter	8.71	4.00
Second Quarter	17.75	8.71
Third Quarter	14.50	7.00
Fourth Quarter	10.10	4.00

2001

First Quarter	4.62	2.50
Second Quarter	6.50	2.50
Third Quarter	6.40	2.25
Fourth Quarter	6.00	3.25

        On May 25, 2004, the most recent trading day prior to the announcement of the execution of the merger agreement, the closing per share bid price of the WTC common stock was $31.50, and on ________, 2004, the last trading day before the filing of this document, the closing per share bid price of the WTC common stock was $_____.

Certain Financial Projections

        WTC, as a matter of course, has not historically made public forecasts or projections as to future performance or financial data. However, in connection with seeking potential acquirors, WTC distributed certain financial projections for fiscal years 2003 to 2008. In addition, WTC subsequently updated its 2004 projection to CUNO. These projections are set forth below and are included in this proxy statement only because this information was provided to

CUNO and other prospective bidders. The projections described below were prepared by management of WTC and were not prepared with a view towards public disclosure. The projections do not purport to present operations in accordance with generally accepted accounting principles. The projections reflect certain adjustments made by our management, and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. WTC’s internal financial forecasts (upon which the projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond WTC’s control. Accordingly, there can be no assurance that the financial projections will prove accurate. In addition, the projections do not consider the effect of any future combination of WTC’s business with the businesses conducted by CUNO. See “Forward-Looking Information” on page 4.

        Set forth below is a summary of certain projected financial data for WTC prepared by WTC’s management provided to certain prospective acquirors.

WTC Projected Financial Information

Summary Financial Data(1)
(Amounts in Millions, Except Per Share Data)

	Year Ending December 31,
	2003(2)	2004P	2005P	2006P	2007P	2008P
Net Sales	$27.0	$45.0	$64.0	$78.7	$93.2	$103.2
Gross Profit	9.3	15.7	23.4	30.0	36.8	41.4
Total Operating Expenses	4.8	5.8	6.1	7.0	8.1	9.3
EBITDA	6.0	12.1	20.2	26.7	33.3	37.2
EBIT	4.6	9.9	17.3	23.0	28.8	32.1
Net Income	2.7	6.1	10.6	14.2	17.8	19.9
EPS – Basic	1.56	2.93	3.99	5.32	6.68	7.46
EPS – Diluted	1.19	2.30	3.99	5.32	6.68	7.46

(1)    Historical results have been adjusted for the elimination of discontinued product sales. Projections based on management estimates.
(2)    Fiscal 2003 adjusted for $410,804 in discounted product sales and $278,575 in cost of goods sold.

        Set forth below is a summary of certain projected financial data for 2004 prepared by WTC’s management and provided separately to CUNO as an update to the 2004 projections shown above.

Fiscal Year End December 31, 2004 Updated Projection
($ in thousands, except per share data)

Net Sales	$45,018
Cost of goods sold	29,474

Gross Profit	$15,544
Operating Expenses:
Selling, general and administrative	$3,906
Research and development	2,256

Income from operations	$9,382
Other income and expense:
Interest expense	$258
Income before income taxes	9,124
Income tax expense	3,484

Net income	5,640

Net income per share:	$2.10
Ebitda	11,568
Depreciation and amortization	2,186

        The projections described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The projections described above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations. These risks and uncertainties include the effects of competition with WTC’s products, growth in demand for WTC’s products and the effectiveness of WTC’s research and development efforts. For a discussion of risks and uncertainties that may be relevant to WTC’s results, stockholders may also refer to WTC’s filings with the Securities and Exchange Commission. There can be no assurance that the assumptions and adjustments made in preparing the projections described above will prove accurate, or that the projections will be realized. It is to be expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the projections described above. The inclusion of these projections should not be regarded as an indication that WTC or CUNO, or their respective affiliates or representatives, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of WTC, CUNO or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of WTC compared to the information contained in the projections, and none of them intends to provide any update or revision thereof.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the merger, WTC stockholders should be aware that the directors, officers and certain members of management of the Company have interests in the merger in addition to their interests solely as stockholders of the Company, as described below.

Change-in Control Agreements

        Each of our senior executive officers, Messrs. Carbonari, Jensen, Botts and Rensink, have entered into change-in-control agreements with our wholly-owned subsidiary Pentapure. These agreements provides that if within two years following a change-in-control, the executive is terminated without cause, or if the executive terminates employment for a good reason, the executive is entitled to certain severance benefits. We have agreed with CUNO that the merger constitutes a change-in-control for purposes of the change-in-control agreements.

        In the case of Mr. Carbonari, he is entitled to a payment equal to Mr. Carbonari’s then current total annual compensation as defined below, for three years, commencing on the date of termination or until he reaches age 65, which ever occurs first. Current total compensation is the greater of the current year’s base compensation or the prior year’s base compensation and includes all bonus payments that the executive would be eligible for assuming all criteria were satisfied.

    Mr.        Carbonari can elect to receive the payment as a lump sum or installments. He also is entitled to the health benefits including medical and dental, life insurance including dependent coverage that he had while employed until he and his spouse reach age 65. Mr. Carbonari is 62 years old. Messrs. Rensink, Jensen and Botts are entitled to similar benefits except that rather than three years their current total compensation, they are entitled to their current total compensation for eighteen months following termination.

        The following table illustrates the severance benefits that Messrs. Carbonari, Jensen, Rensink and Botts would be entitled to if the executives’ employment were terminated in connection with completion of the merger and the executives were entitled to benefits under the change-in-control agreements.

Name	Base Salary	Bonus	Total Compensation	Insurance Benefits	Total
James J. Carbonari	$260,000	$52,000	$624,000	$22,000	$646,000
Gregory P. Jensen	142,000	34,000	264,000	20,000	284,000
Andrew Rensink	168,500	38,000	310,000	8,000	318,000
David M. Botts	156,000	34,000	285,000	18,000	303,000
All Executives	$736,500	$158,000	$1,483,000	$68,000	$1,551,000

        Under the agreements, a change-in-control means:

•

The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of either the then outstanding shares of common stock or the combined voting power of Pentapure’s then outstanding voting securities entitled to vote generally in the election of directors: or

•

The failure for any reason of individuals who constitute the board of directors at the time of execution of the change-in-control agreements to continue to constitute at least a majority of the board; or

•

Approval by the stockholders of a reorganization, merger, consolidation, in each case, with respect to which the shares of voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution or of the sale of all or substantially all the assets.

        Current total annual compensation means:

•

The greater of (i) executive’s base salary for the calendar year in which his employment terminates or (ii) such salary for the calendar year prior to the year of such termination; and (B) the greater of (i) any total amount that became payable to executive under the bonus plan during the calendar year prior to the calendar year in which his employment terminates, and (ii) the maximum amount to which executive would be paid for the calendar year in which his employment terminates as if all plan criteria had been or are met, regardless of when such amounts are actually to be paid. Any longer term bonus plan payments are to be accelerated and included within the meaning of this definition.

        Good Reason means:

•

The assignment to executive of any duties inconsistent in any respect with executive’s position (including status, authority, responsibilities), authority, duties or responsibilities or any other action which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose any action taken with the consent of executive and any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice of such action given by executive;

•	A reduction in the overall level of executive’s compensation or benefits;

•	Requiring executive to be based at any office or location outside of Minnesota except for travel reasonably required in the performance of executive’s responsibilities;

•	Any purported termination by the employer of executive’s employment otherwise than as expressly permitted by the change-in-control agreement; or

•	Any failure to comply with and satisfy the compensation calculations under the definition of total annual compensation.

        Cause means:

•

The executive’s defalcation or misappropriation of funds or property, or the commission of any other illegal act in the course of his employment which has a material adverse financial effect on the employer or on executive’s ongoing abilities to carry out his duties; (ii) executive’s conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (iii) refusal of executive to substantially perform all of his duties and responsibilities, or executive’s persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent disability), which remains uncured following thirty days after written notice; or (iv) any material and substantial breach by executive of other terms and conditions of the change-in-control agreement, which has a material adverse financial effect on the employer or on executive’s ongoing abilities to carry out his duties and which remains uncured following thirty days after written notice.

Voting Agreement

        Robert C. Klas, Sr., who is WTC’s largest stockholder and beneficially owns 53.5% of WTC’s outstanding shares, Robert C. Klas, Jr., who owns 4.5% of the outstanding shares, and The TapeMark Company, which is controlled by Mr. Klas, Sr. and owns 5.5% of the Company’s outstanding stock, have entered into voting agreements with CUNO. Under the terms of the voting agreements, they have agreed to vote in favor of the merger and against any proposal for any recapitalization, merger (other than the merger), sale of assets or other business combination between WTC and any person or entity other than CUNO or acquisition sub, so long as the merger agreement is not terminated. The voting agreements do not bind either Mr. Klas, Sr. or Mr. Klas, Jr. in their role as directors of WTC. The voting agreements terminate at the time of the termination of the merger agreement, but if the merger agreement is terminated under Sections 9.1 (b), (d) or (e) thereof and, if within nine months after termination, Messrs. Klas and/or Tapemark sell their shares of common stock of WTC in certain defined sales at a price that is not at least 10% above $39.87 per share, they will owe the excess, if any, of the net per share sale price over $39.87 to CUNO.

Indemnification

        The merger agreement provides that WTC’s officers and directors will have rights to indemnification for all acts or omissions occurring prior to the merger to the extent currently available under WTC’s certificate of incorporation and bylaws. WTC intends to extend the coverage of its officers’ and directors’ liability insurance to cover claims asserted after the merger subject to a $105,000 cap on the cost of such coverage. The Securities and Exchange Commission advises that indemnification for securities laws violations is against public policy and may be unenforceable.

Treatment of Options and Warrants

        Each holder of an option or warrant shall be entitled to a payment (subject to any applicable withholding taxes, as the case may be) equal to the product of (i) the total number of shares of WTC common stock subject to such WTC stock option or warrant and (ii) the difference between $39.87 and the exercise price for the stock option or warrant, payable in cash.

        Executive officers and directors of WTC hold common stock, stock options and warrants to purchase the following number of shares of WTC common stock and will receive the following amounts of cash as a result of the transaction:

Name of Executive Officer or Director	Number of Options or Warrants		Net cash amount to be received in the merger upon exercise of options or warrants ($)	Number of shares of common stock owned (not including options or warrants)		Cash amount to be received for shares of common stock in the merger	Aggregate cash amount to be received for common stock, options or warrants
Robert C. Klas, Sr.	315,000	(1)	$7,571,550	1,020,110	(2)	$40,671,785	$48,243,335
Robert C. Klas, Jr.	--		--	85,575		3,411,875	3,411,875
Biloine W. Young	13,643	(3)	475,183	3,750		149,512	624,695
Ronald A. Mitsch	72,055	(4)	2,673,323	--		--	2,673,323
John A. Clymer	13,643	(5)	475,183	3,950		157,486	632,669
James J. Carbonari	112,000	(6)	4,233,190	--		--	4,233,190
Gregory P. Jensen	43,000	(7)	1,608,223	--		--	1,608,223
Andrew Rensink	67,000	(8)	2,245,290	--		--	2,245,290
David M. Botts	36,250	(9)	1,348,209	10,198		406,594	1,754,803
All executive officers
and directors as a group	672,591	(1)(3-9)	$20,630,151	1,123,581		$44,797,252	$65,427,403

(1)     Includes a warrant to purchase 240,000 shares of common stock at an exercise price of $20.00 per share and a warrant to purchase 75,000 shares of common stock at an exercise price of $2.50 per share.

(2)     Does not include 20,000 shares of common stock held by the Tapemark Cash or Deferred Profit Sharing Plan and 104,545 shares of common stock held by The TapeMark Company over which Mr. Klas has voting power.

(3)     Includes an option to purchase 500 shares of common stock at an exercise price of $3.125 per share; an option to purchase 500 shares of common stock at an exercise price of $1.90 per share; an option to purchase 500 shares of common stock at an exercise price of $2.25 per share; an option to purchase 143 shares of common stock at an exercise price of $7.00 per share; an option to purchase 7,500 shares of common stock at an exercise price of $2.75; an option to purchase 1,500 shares of common stock at an exercise price of $5.75 per share; an option to purchase 1,500 shares of common stock at an exercise price of $13.00 per share; and an option to purchase 1,500 shares of common stock at an exercise price of $10.25 per share.

(4)     Includes an option to purchase 55 shares of common stock at an exercise price of $7.00 per share; an option to purchase 7,500 shares of common stock at an exercise price of $2.75 per share; an option to purchase 1,500 shares of common stock at an exercise price of $5.75; an option to purchase 1,500 shares of common stock at an exercise price of $13.00 per share; an option to purchase 1,500 shares of common stock at an exercise price of $10.25 per share; and an option to purchase 60,000 shares of common stock at an exercise price of $2.25 per share.

(5)     Includes an option to purchase 500 shares of common stock at an exercise price of $3.125 per share; an option to purchase 500 shares of common stock at an exercise price of $1.90 per share, an option to purchase 500 shares of common stock at an exercise price of $2.25 per share; an option to purchase 143 shares of common stock at an exercise price of $7.00 per share, an option to purchase 7,500 shares of common stock at an exercise price of $2.750; an option to purchase 1,500 shares of common stock at an exercise price of $5.75 per share; an option to purchase 1,500 shares of common stock at an exercise price of $13.00 per share; and an option to purchase 1,500 shares of common stock at an exercise price of $10.25 per share.

(6)     Includes an option to purchase 100,000 shares of common stock at an exercise price of $1.0625 per share and an option to purchase 12,000 shares of common stock at an exercise price of $10.50 per share.

(7)     Includes an option to purchase 35,000 shares of common stock at an exercise price of $1.0625 per share; an option to purchase 2,000 shares of common stock at an exercise price of $3.00; and an option to purchase 6,000 shares of common stock at an exercise price of $10.50 per share.

(8)     Includes an option to purchase 60,000 shares of common stock at an exercise price of $6.00 per share; an option to purchase 1,000 shares of common stock at an exercise price of $3.00 per share; and an option to purchase 6,000 shares of common stock at an exercise price of $10.50 per share.

(9)     Includes an option to purchase 29,250 shares of common stock at an exercise price of $1.0625 per share; an option to purchase 1,000 shares of common stock at an exercise price of $3.00 per share; and an option to purchase 6,000 shares of common stock at an exercise price of $10.50 per share.

Fees Payable to the Financial Advisors

        As compensation for its services as financial advisor to WTC, WTC has paid Baird a retainer of $50,000 and a fairness opinion fee of $125,000, and will pay Baird a fee of approximately $3,000,000 upon the consummation of the merger. As compensation for its services to the special committee, WTC has paid GHF a retainer of $50,000 and fairness opinion fees of $90,000. In addition, we will reimburse Baird and GHF for their reasonable out-of-pocket expenses incurred in connection with the performance of their services. WTC has also agreed to indemnify Baird and GHF for certain claims arising from their work on this transaction. See “Special Factors — Opinions of Financial Advisors.”

THE MERGER

        The following is a summary of the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

Merger Consideration and Treatment of WTC Common Stock, Options and Warrants

•	At the time of the merger:

•

each share of WTC common stock outstanding as of the record date (other than stockholders who have perfected their dissenters’ rights) will be canceled and converted into the right to receive $39.87 per share in cash;

•

all outstanding options to purchase WTC common stock including warrants to purchase common stock, whether or not then vested or exercisable, will be canceled and option and warrant holders will receive a cash payment (subject to any applicable withholding taxes, as the case may be) equal to the product of (i) the total number of shares of WTC common stock subject to such option or warrant and (ii) the difference between $39.87 and the option exercise price for such option or warrant; and

•	each share of acquisition sub common stock will be canceled and converted into one share of common stock of WTC.

Structure and Effective Time

        The merger agreement provides that acquisition sub, a wholly owned subsidiary of CUNO, will merge with and into WTC. WTC will survive the merger and continue to exist after the merger as a wholly owned subsidiary of CUNO.

        The closing date for the merger will be as soon as practicable following the satisfaction or waiver of all conditions to closing in the merger agreement. We will seek to complete the merger in the third quarter of 2004. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “— Conditions to the Merger.”

        The merger will be effective when we file a certificate of merger with the Delaware Secretary of State, or at such later time as we and CUNO specify in the certificate of merger. We expect to make this filing simultaneously with the closing of the merger.

Directors and Officers

        The merger agreement provides that the directors and officers of acquisition sub immediately before the merger will be the directors and officers of the surviving corporation. The directors and officers of acquisition sub are Mark G. Kachur, Frederick C. Flynn, Jr. and John A. Tomich. They are the current CEO, CFO and general counsel of CUNO.

Representations and Warranties

        WTC makes customary representations and warranties in the merger agreement, including representations and warranties relating to:

•	organization and qualification of WTC and its wholly owned subsidiary;

•	the authorized shares of capital stock and number of shares issued pursuant to options and warrants;

•	the accuracy and completeness of filings with the SEC, including WTC’s financial statements;

•	litigation, product liability, licenses, compliance with law and undisclosed liabilities;

•	employee benefit plans and arrangements and labor matters;

•	material contracts, intellectual property, environmental, tax and real estate matters;

•	the conduct of our business in the ordinary course; and

•	the absence of any material adverse effect.

        A material adverse effect for purposes of our representations and warranties means:

•	an effect that does or would materially impair our ability to consummate the merger and the transactions contemplated by the merger agreement; or

•

a material adverse effect on our business, assets, financial condition, or results of operations and our subsidiaries, taken as a whole, excluding any effect resulting from any general social, political or economic condition or event, the effects of which are not specific or unique to us including stock market fluctuations, acts of war or terrorism, the general condition of or changes in the condition of the water filtration industry in the U.S, or changes in laws or regulations.

        The merger agreement contains limited customary representations made by CUNO and acquisition sub, including with respect to the availability of financing. The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants

       Board Recommendation; Stockholder Meeting

        Under the merger agreement, our board of directors has agreed, subject to its fiduciary duties, to recommend that our stockholders vote to approve the merger agreement, and to take all action necessary to convene the stockholders’ meeting and all lawful action to obtain stockholder approval of the merger.

       Conduct of our Business Prior the Merger

        In the merger agreement, we have agreed to conduct our operations only in the ordinary course of business, to use our reasonable best efforts to preserve our business organization, to keep available the services of our employees, and to preserve the goodwill of entities having business relationships with us.

        In addition, we have agreed, with specified exceptions, to various customary restrictions, including restrictions on our ability to:

•	Make any changes in our certificate of incorporation or bylaws;

•	merge or consolidate with any other person;

•	acquire assets outside of the ordinary outside of the ordinary course of business or sell or otherwise dispose of our assets outside the ordinary course of business;

•	issue, sell or pledge any shares of our capital stock or related securities;

•	create or incur any material lien on our assets;

•	make any loan, advance or capital contribution to or investment in any person;

•	declare or pay dividends or enter into any voting agreement with respect to our capital stock;

•	change or purchase any of our capital stock;

•	incur or guarantee indebtedness for borrowed money or issue debt securities except for permitted indebtedness;

•	make or authorize any capital expenditure other than specified capital expenditures;

•	enter into, terminate or amend certain types of material contracts;

•	make changes with respect to accounting policies or procedures;

•	settle pending litigation or commence any litigation;

•	enter into any licensing arrangement or material contract outside the ordinary course;

•	take specified tax or employee-benefits related actions; and

•	acquire assets of any person or entity.

        Covenants of CUNO and Acquisition Sub Prior to the Merger

        Each of CUNO and acquisition sub have agreed:

•	to take all actions necessary to complete the transactions contemplated by the merger agreement, subject to its terms and conditions; and

•	not to take or permit any of its subsidiaries to take any action that, at the time of taking such action, is reasonably likely to prevent the completion of the merger;

        Additionally, CUNO and acquisition sub have agreed to hold in confidence all confidential information we have provided to them if the merger agreement is terminated. CUNO has also agreed that if the merger agreement is terminated, for a period of two years from the date of the merger agreement, it will not employ, solicit or make offers to any of our employees.

No Solicitation of Acquisition Proposals

        We have agreed:

•	not to directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer concerning a takeover proposal (as described below);

•

not to directly or indirectly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to a takeover proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement a takeover proposal; and

•	to immediately terminate any ongoing discussions or negotiations with any parties other than CUNO with respect to any takeover proposal.

        We are required to cause our officers, directors, employees and other representatives to comply with these restrictions.

        Despite these general prohibitions, subject to the conditions we describe below, we or our board of directors may, at any time prior to the effective date of the merger, take the following actions:

•	provide information in response to request from a person who has made an unsolicited bona fide written takeover proposal;

•	engage in negotiations with such a person; or

•	recommend such an unsolicited bona fide written takeover proposal.

        We or our board of directors may take these actions only if:

•	our board determines in good faith after consultation with outside legal counsel that the action is necessary in order for our directors to comply with their fiduciary duties under applicable law;

•	the bidder has executed a customary confidentiality agreement;

•

we have provided CUNO with five days prior written notice of our intent to take such actions and have negotiated with CUNO in good faith to make adjustments to CUNO’s proposal such that the takeover proposal is not a superior proposal to CUNO’s; and

•

in the case of engaging in negotiations or recommending another acquisition proposal, our board in good faith reasonably determines, after consultation with our financial advisor and outside counsel, that the acquisition proposal, if accepted, is reasonably likely to be a superior proposal (as described below).

        We have also agreed to give CUNO notice no later than 48 hours after receipt of a takeover proposal. A “takeover proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation or similar transaction that involves WTC or its subsidiary;

•	any purchase or a substantial equity interest in us; or

•	any purchase of a substantial portion of our assets or our subsidiary’s assets or our subsidiary’s product line.

        A “superior proposal” means any unsolicited bona fide written acquisition proposal not obtained in breach of the merger agreement to acquire all of our equity securities or substantially all of our assets that the board determines in good faith after consultation with its financial advisor and outside counsel to be materially more favorable from a financial point of view than the merger with CUNO, taking into account any proposed changes to the merger agreement by CUNO, the ability of the third party making the superior proposal to consummate a transaction based on, among other things, availability of financing and required regulatory approvals.

Employee Benefits

        With respect to any benefit plans in which any employee of WTC becomes eligible to participate in on or after the completion of the merger, CUNO has agreed:

•

for any new benefit plans that our employees may become eligible to participate in following the merger, all pre-existing conditions, exclusions and waiting periods for participation or coverage requirements will be waived if permissible under any applicable CUNO plan;

•

to recognize our employees’ service accrued prior to the merger for eligibility, vesting credit and other requirements for any new CUNO benefit plan that our employees may become eligible to participate in; and

•	to honor our employees’ vacation time accrued as of the effective time of the merger and not reduce this time following the merger.

        From the merger until December 31, 2004 CUNO agrees that it will pay or provide for incentive compensation benefits to all employees employed prior to the merger under plans that were in place prior to the merger.

        CUNO also must honor our severance policy for employees whose jobs are eliminated because of the merger. The severance policy of CUNO will be applicable to such employees but affected employees will be entitled to no less than one week of pay for each year of service to WTC and CUNO, except for Messrs. Carbonari, Botts, Jensen and Rensink who each have change in control agreements. Please see “Interests of Certain Persons in the Merger — Change in Control Agreements.”

Adjustment of Merger Consideration

        CUNO has calculated its payment of $39.87 per share of common stock based on WTC’s representation that as of the date of the merger agreement, WTC had 1,906,999 shares of common stock issued and outstanding (net of treasury shares), options to purchase 462,316 shares of common stock and warrants to purchase 315,000 shares of common stock. If the total number of shares of WTC common stock issued or issuable is greater or less than what has been represented to CUNO, then the aggregate payment for all shares will be adjusted upward or downward as appropriate. We believe no such adjustment will be made.

        The merger agreement also provides that in the event that WTC’s indebtedness for borrowed money or indebtedness evidence by any note, bond, debenture or other debt security is greater than a total of $14 million, then the total consideration payable to WTC stockholders and option and warrant holders would be reduced by the amount of the excess over $14 million. If that were to occur, it would reduce the $39.87 per share consideration paid in the merger. We do not believe that any such adjustment will be made.

Indemnification

        CUNO and the surviving corporation have agreed that all rights to indemnification now existing in favor of the current and former officers and directors of WTC for acts and omissions prior to the merger will survive and continue in full force after the merger. CUNO has also agreed that prior to the effective time of the merger WTC will purchase an extension of rights with respect to its directors and officers liability coverage.

Conditions to the Merger

        Our and CUNO’s obligations to complete the merger are subject to the satisfaction nor mutual waiver of the following conditions:

•	our stockholders have approved the merger agreement;

•	the waiting period that applies to the merger under the HSR Act has expired or been earlier terminated; and

•

no court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, determination, decree, injunction or other order that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

        In addition, CUNO’s obligation to complete the merger is subject to the satisfaction or waiver by CUNO of the following conditions:

•	the material accuracy of our representations and warranties, including the absence of a material adverse effect on our business, and our material compliance with our obligations;

•	the receipt of all material consents and approvals;

•	no more than ten percent of our shares of common stock have properly exercised dissenters’ rights;

•	our counsel’s delivery to CUNO of a legal opinion on matters customary for this type of transaction; and

•	the resignation of WTC’s directors and directors of our subsidiary.

        Our obligation to complete the merger is subject to the satisfaction or waiver by us of the following conditions:

•	the material accuracy of CUNO’s representations and warranties;

•	CUNO’s performance in all material respects of all of its obligations under the merger agreement; and

•	CUNO’s counsel’s has delivery of a legal opinion addressed to us on matters customary for this type of transaction.

Termination

        The merger agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the merger agreement by the stockholders of WTC):

•	by mutual consent of the board of directors of WTC and CUNO;

•	by either WTC or CUNO, if the merger is not approved by stockholders at the meeting;

•

subject to WTC’s right to cure, by CUNO, if we have made a material misrepresentation or material breach in our representations, warranties or covenants in the merger agreement, or if we have materially failed to comply with our obligations under the merger agreement;

•

subject to CUNO’s right to cure, by WTC if there has been a material misrepresentation or material breach on the part of CUNO or acquisition sub in their representations, warranties or covenants in the merger agreement, or if CUNO or acquisition sub have materially failed to comply with their obligations under the merger agreement;

•

by CUNO if our board of directors withdraws its unanimous recommendation that stockholders approve the merger agreement and the merger or if our board of directors approves or recommends a superior proposal to stockholders;

•

by WTC upon written notice to CUNO at any time prior to the special meeting if we intend to enter into a definitive agreement in connection with a superior proposal and we make simultaneous payment to CUNO of the termination fee; or

•

by either WTC or CUNO if the consummation of the merger will not have occurred on or before October 31, 2004, unless the failure results from a breach of the merger agreement by the party seeking to terminate the merger agreement.

        The party desiring to terminate the merger agreement will give written notice of such termination to the other party in accordance with the terms thereof.

        In the event of termination of the merger agreement, no party shall have any liability or further obligation to any other party except for the following: (a) a party that is in material breach of its representations, warranties or covenants under the merger agreement shall be liable for damages incurred by the other parties to the extent that such damages are proximately caused by such breach, and if any legal action is instituted to enforce or interpret the terms of the merger agreement the prevailing party in such action shall be entitled, in addition to any other relief to which such party is entitled, to reimbursement of its actual attorney fees; and (b) WTC must pay a $5.4 million termination fee to CUNO under certain circumstances (see “- Termination Fees” below).

Termination Fees

        In accordance with the terms of the merger agreement, WTC must pay CUNO, a $5.4 million termination fee, if the merger agreement is terminated for any of the following reasons:

•	if the merger agreement is terminated or abandoned by WTC or CUNO because the shareholders fail to approve the merger at the special meeting;

•

WTC enters into a definitive agreement concerning another acquisition proposal that WTC’s board of directors has determined in good faith, after consultation with its financial advisor and outside legal counsel and providing CUNO notice and five days to match the terms of the other proposal, is superior to the merger; or

•	if the merger agreement is terminated by CUNO because WTC’s board of directors withdraws its recommendation to the stockholders to approve the merger agreement.

Employment by WTC

        WTC will be the Surviving Corporation in the merger, and employees of WTC prior to the merger will be WTC employees after the merger.

Conduct of WTC’s Business After the Merger

        Following the merger, Mr. Mark G. Kachur, Frederick W. Flynn, Jr., and John Tomich (the CEO, CFO and General Counsel, respectively, of CUNO) will become the directors and the CEO, CFO and Secretary, respectively, of WTC.

        Other than the transactions contemplated by the merger agreement and the proposed financing, the Company does not have, nor does it anticipate, any plans or proposals that would result in a sale or transfer of a material amount of assets.

Effective Time

        The merger will become effective (referred to as the “Effective Time”) upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as may be specified in the certificate of merger. The Effective Time is currently expected to occur as soon as practicable after the special meeting, subject to approval of the principal terms of the merger agreement at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement.

Regulatory Requirements

        Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless notice has been given and certain information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied, unless earlier termination has been granted.

        WTC and CUNO expect to file shortly with the Antitrust Division and the FTC a Notification and Report Form with respect to the merger. At any time before or after the effective time, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. WTC is not aware of any reason why the antitrust authorities would challenge the merger or seek to impose conditions on CUNO or WTC in order to complete the merger, but WTC cannot be certain when early termination of the waiting period will be granted, if at all, or that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Dissenters’ Rights

        Under Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of our common stock who does not wish to accept the $39.87 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

        The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Appendix D. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder”are to the record holder of the shares of our common stock who asserts appraisal rights.

        Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Appendix D. Any holder of our common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix D carefully. Failure to comply with the procedures of Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

        Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•

The stockholder must not vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain.

•	The stockholder must deliver to us a written demand for appraisal before the vote on the merger agreement at the annual meeting.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

        Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of his or her common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

        A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Corporate Secretary, 1000 Apollo Road, Eagan, Minnesota 55121.

        If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Under the merger agreement, we have agreed to give CUNO prompt notice of any demands for appraisal that we receive and any withdrawals of those demands. CUNO will have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. We will not, except with the prior written consent of CUNO, settle, offer to settle or make any payment with respect to any demands for appraisal.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

        If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of our common stock, held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

        In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.

        The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $39.87 merger consideration. The opinions of Baird and GHF delivered to our board and the special committee, respectively, do not in any manner address fair value under Section 262 of the DGCL.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

        Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Financing

        CUNO has represented in the merger agreement that it has the financial capacity to pay the merger consideration. WTC’s financial advisor has received a letter from a large commercial bank that expresses high confidence that the bank will be able to arrange a credit facility sufficient to fund CUNO’s purchase of WTC.

Expenses of the Transaction

        In connection with the proposed merger WTC will already incurred, or will incur, various out-of-pocket costs, currently estimated to total approximately $________, in connection with consummating the merger. These costs consist of approximately $3.125 million of advisory fees and out-of-pocket expenses of Baird, $140,000 of retainer and fairness opinion fees to GHF, $______ of legal and accounting fees and expenses, and $_____ for printing, filing fees and other expenses associated with the special meeting. The exact timing, nature and amount of these costs are subject to change. See “Special Factors — Opinion of Financial Advisor” and “Interests of Certain Persons in the Merger — Fees Payable to the Financial Advisor” for a description of the fees to be paid to Baird and GHF in connection with its engagement.

Amendment and Waiver

        The merger agreement may be amended or its conditions precedent to closing waived at any time before or after the special meeting, but if after the special meeting no amendment or waiver shall be made without the further approval of WTC’s stockholders which reduces the consideration payable to the stockholders, changes the form or timing of such consideration or changes any other terms and conditions of the merger agreement if the changes, alone or in the aggregate, will materially adversely affect the stockholders. Any amendment to the merger agreement must be in writing and signed by all of the parties.

Expenses

        Except as otherwise described in “- Termination Fees” and “- Surrender and Payment of Shares” above, costs and expenses incurred in connection with the merger will be paid by the party incurring such cost or expense. In the event the merger is consummated, the Surviving Corporation will be responsible for the payment of all of the expenses incurred by or fees due to Baird, GHF, legal counsel and independent auditors.

OWNERSHIP OF WTC COMMON STOCK

        The following table sets forth information regarding the beneficial ownership of WTC common stock as of the record date by (i) each person or group that is known by WTC to be the beneficial owner of more than 5% of the outstanding shares of WTC common stock, (ii) each of the executive officers and directors of WTC and (iii) all executive officers and directors of WTC as a group. Information with respect to beneficial ownership is based upon information furnished by such persons to the Company.

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Robert C. Klas, Sr.(1)	1,459,655	(3)(4)(5)(6)(7)	65.7

Robert C. Klas, Jr.(1)	85,575	(3)(6)	4.5

John A. Cymer(1)	38,193	(3)(6)	2.0

Biloine W. Young(1)	37,993	(3)(6)	2.0

Dr. Ronald A. Mitsch(1)	72,055	(3)	3.9

James J. Carbonari(2)	112,000	(3)	5.5

Andrew Rensink(2)	67,000	(3)	3.6

Gregory P. Jensen(2)	43,000	(3)	2.2

David M. Botts(2)	46,448	(3)	2.4

Jon H. Magnuson	164,713	(8)	8.6
300 South Owasso Boulevard
St. Paul, MN 55117

All officers and directors as a group	1,961,919	(3)(4)(5)(6)(7)	74.9
(9 persons)

(1)	Serves as a director of WTC.
(2)	Serves as an executive officer of WTC.
(3)

Includes options to purchase shares of common stock as follows. Mr. Clymer 13,643 shares; Ms. Young, 13,643 shares; Dr. Mitsch, 72,055 shares; Mr. Carbonari, 112,000 shares; Mr. Rensink, 67,000 shares; Mr. Jensen, 43,000 shares; Mr. Botts, 36,250 shares; and all officers and directors as a group 357,591 shares.

(4)	Includes a warrant to purchase 240,000 shares of common stock on or before March 22, 2006, and a warrant to purchase 75,000 shares of common stock on or before December 27, 2004.
(5)	Includes 20,000 shares of common stock held by the TapeMark Cash or Deferred Profit Sharing Plan; 104,545 shares of common stock held by the The TapeMark Company.
(6)

Includes options to purchase from Mr. Klas, Sr. personally the following number of shares of common stock: Ms. Young 20,600 shares; Mr. Clymer 20,600 shares; and Mr. Klas, Jr. 75,000 shares. These shares are also included in Mr. Klas, Sr.‘s amount.

(7)	Includes 101,900 shares of common stock held by the Robert C. Klas 2000 Revocable Trust of which Mr. Klas, Sr. is the trustee.
(8)	Based on information available to WTC, includes 9,760 shares held by Katrin Magnuson. Mr. Magnuson’s daughter, and 9,760 shares held by Kristoffer Magnuson, Mr. Magnuson’s son.

STOCKHOLDER PROPOSALS

        If the merger is approved, WTC will cease to be a public company and would not hold any further meetings of stockholders. If the merger is not approved, then WTC would anticipate holding an annual meeting of stockholders in the near future, and a further annual meeting in 2005 on or about May 20, 2005. The rules of the Securities and Exchange Commission permit stockholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy or information statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with applicable rules. If a meeting in 2005 is held, stockholder proxy proposals prepared in connection with the proxy rules must be received by WTC on or before December 26, 2004.

WHERE YOU CAN FIND MORE INFORMATION

        WTC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that WTC files at the SEC’s public reference room which is located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials are available from the Public Reference Section at prescribed rates. Copies of such materials may also be accessed through the SEC Internet web site at http://www.sec.gov. Once the merger is completed, WTC will no longer be subject to the reporting requirements of the Exchange Act.

        You should rely only on the information contained in this proxy statement to vote your shares of WTC common stock at the special meeting. Neither WTC, CUNO nor acquisition sub have authorized anyone to provide you with information that is different from what is contained in this proxy statement.

        This proxy statement is dated ________ __, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

INDEPENDENT AUDITORS

        Representatives of McGladrey & Pullen LLP will have an opportunity to make a statement at the special meeting and will be available at the special meeting to answer appropriate questions asked by WTC stockholders.

OTHER MATTERS

        As of the date of this proxy statement, the board of directors does not intend to bring any other business before the special meeting and, so far as is known to the board of directors, no matters are to be brought before the special meeting except as specified in the notice of special meeting. However, as to any other business that may properly come before the special meeting, the proxy holders intend to vote the proxies in respect thereof in accordance with the recommendation of the board of directors and the special committee.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT, (hereinafter, together with the Exhibits annexed hereto the “Agreement”) made and entered into as of the 26th day of May, 2004, by and among CUNO Incorporated, a Delaware corporation  (“Purchaser”), Minnie Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Acquisition Sub”) and WTC Industries, Inc., a Delaware corporation (the “Company).

RECITALS

WHEREAS, the respective Boards of Directors of Purchaser, Acquisition Sub and the Company have adopted or approved this Agreement, pursuant to which Acquisition Sub will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with each share of common stock, $0.10 par value, of the Company issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.1) converting into the right to receive cash, except for (i) Company Treasury Shares (as defined in Section 1.4 (a)), (ii) shares of Company Common Stock owned by Purchaser or Acquisition Sub, and (iii) shares of Company Common Stock that are owned by stockholders (“Dissenting Stockholders”) who shall not have voted in favor of the Merger and who shall have properly demanded in writing appraisal for such shares (“Dissenting Shares”) pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”);

NOW, THEREFORE, in consideration of mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree that the Company and Acquisition Sub shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:

SECTION 1. PLAN OF MERGER.

1.1

Actions to be Taken. Upon performance of all of the covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all of the conditions to the obligations of the parties contained herein, at the Effective Time of the Merger (as hereinafter defined) and pursuant to the DGCL, the following shall occur:

(a)

Acquisition Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”). The separate existence and corporate organization of Acquisition Sub shall cease at the Effective Time of the Merger, and thereupon the Company and Acquisition Sub shall be a single corporation, the name of which shall be PentaPure Holding Company. The Company, as the Surviving Corporation, shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities and obligations of Acquisition Sub in accordance with the DGCL.

(b)

The Certificate of Incorporation of Acquisition Sub shall be the certificate of incorporation of the Surviving Corporation until amended as provided by law, except for the change in corporate name referred to in paragraph (a) above.

(c)

The By-Laws of Acquisition Sub shall be the by-laws of the Surviving Corporation until amended as provided by law.

(d)

Until changed in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, Mark G. Kachur, Frederick C. Flynn, Jr. and John A. Tomich shall be the directors of the Surviving Corporation.

(e)

Until changed in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, the following persons shall be the officers of the Surviving Corporation:

Name	Office
Mark G. Kachur	President and Chief Executive Officer
Frederick C. Flynn, Jr.	Chief Financial Officer
John A. Tomich	Secretary

(f)

As soon as practicable after the terms and conditions of this Agreement have been satisfied, and at the Closing (as defined in Section 8 below), a Certificate of Merger consistent with this Agreement, in form and substance satisfactory to the parties hereto (the “Certificate of Merger”), shall be filed with the Delaware Secretary of State. The Merger shall become effective on the date and time on which the Certificate of Merger is properly filed with such Secretary of State, or at such later time as is specified in the Certificate of Merger. As used in this Agreement, the “Effective Time of the Merger” shall mean such time.

1.2

Common Stock of Surviving Corporation. As of the Effective Time of the Merger, each share of the issued and outstanding shares of common stock of Acquisition Sub shall, by virtue of the Merger and without any action on the part of Purchaser, be converted into one share of the common stock of the Surviving Corporation. Each share shall be fully paid and non-assessable.

1.3

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)

The term “Company Common Stock” shall mean the Company’s common stock of $.10 par value per share.

(b)

The term “Stockholder” shall mean a holder of the Company Common Stock, and the term “Stockholders” shall refer to all of the holders of stock of the Company.

(c)

The term “Number of Outstanding Common Shares” shall be the number of issued and outstanding shares of the Company Common Stock at the Effective Time of the Merger.

(d)

The term “Common Payment” shall mean Thirty Nine Dollars and Eighty Seven Cents ($39.87) which is the amount per share of Company Common Stock which will be paid by Purchaser at Closing for distribution after the Effective Time of the Merger to the holders of outstanding shares of Company Common Stock at the Effective Time of Merger.

1.4

Cancellation or Conversion of Company Common Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any stockholder of the Company:

(a)

Treasury Shares. Any share of the Company Common Stock held in the treasury of the Company, shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such Company Common Stock under this Agreement.

(b)

Conversion. Except as provided herein with respect to Dissenting Shares (as defined in Section 1.4(d) below) and shares canceled pursuant to Section 1.4(a) hereof, at the Effective Time of the Merger, each share of Company Common Stock which is issued and outstanding shall be converted into the right to receive a cash payment in an amount equal to the Common Payment; provided, however, that each share of Company Common Stock which is owned by Purchaser or Acquisition Sub, if any, as of the Effective Time of the Merger shall be canceled without any consideration being issued therefor. Hereinafter, the aggregate cash payment to be received by holders of Company Common Stock at the Effective Time of the Merger is sometimes referred to as the “Cash Payment Amount”.

(c)

Surrender of Certificates. After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofor representing shares of Company Common Stock converted pursuant to Section 1.4(b) hereof (“Company Common Stock Certificates”), upon surrender thereof to Purchaser as provided herein, shall be entitled to receive in exchange therefor the amounts provided in Section 1.4(b), without interest. Until so surrendered, each outstanding Company Common Stock Certificate shall be deemed for all purposes to represent the Common Payment for the shares represented by the Certificate.

Whether or not a Company Common Stock Certificate is surrendered, from and after the Effective Time of the Merger, such Certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation.

(d)

Dissenters. The shares of Company Common Stock held by those stockholders of the Company who have timely and properly exercised their dissenters’ rights in accordance with the provisions of Section 262 of the DGCL applicable to dissenters’ rights (the “Appraisal Laws”) and have not withdrawn or lost their dissenters’ rights under the Appraisal

Laws are referred to herein as “Dissenting Shares.”  Each Dissenting Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters’ rights under the Appraisal Laws, shall not be converted into or represent a right to receive the Common Payment in the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Surviving Corporation from funds provided by Purchaser (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If any holder of Dissenting Shares shall effectively withdraw or lose his dissenters’ rights under the Appraisal Laws, each Dissenting Share shall be converted into the right to receive the Common Payment in accordance with the provisions of Section 1.4(b) hereof.

1.5

Options. As of the Effective Time of the Merger, each person or entity listed in Schedule 2.2 of the Company Disclosure Letter holds options, warrants, or other rights (including without limitation rights under the WTC Industries, Inc. 1996 Stock Plan and the Company’s 1994 Stock Option Plan) in the amounts and at the prices set forth in such schedule of the Company Disclosure Letter to purchase or acquire shares of Company Common Stock (each an “Option” and collectively the “Options”). At the Effective Time of the Merger, but subject to any adjustment under Section 1.6(a) or (b) below, each holder of an Option shall have the right to receive from the Payment Agent on behalf of the Purchaser (or on behalf of the Company, in the case of Options held by persons subject to Section 16 of the Securities Exchange Act of 1934, as amended) in respect of each share of Company Common Stock underlying each such Option, a cash payment equal to the positive difference per share between the exercise price applicable to such Option and the Common Payment, less required withholding taxes. The Company agrees to take all actions necessary, including, without limitation, the giving of appropriate notices to the holders of Options, so that at or before the Effective Time of the Merger each Option shall represent the right solely to receive payment for such Options as set forth herein. The Company’s Board of Directors has approved with respect to the Company’s directors and executive officers the payments provided in this Section 1.5 with respect to Options held such persons.

1.6

Payment.

(a)

The Common Payment has been calculated based upon the representations and warranties made by the Company in Section 2.2. Without limiting the effect of the failure of the representations and warranties made by the Company in Section 2.2 to be true and correct, in the event that, at the Effective Time of the Merger, the sum of (i) the actual Number of Outstanding Common Shares, and (ii) the actual number of shares of Company Common Stock issuable upon the exercise of Outstanding Options, warrants or similar agreements or upon conversion of securities, (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Company Common Stock, or recapitalization) is greater or less than as described in Section 2.2, the Common Payment shall be appropriately adjusted downward or upward without change to the Cash Payment Amount.

(b)

In the event that, at the Effective Time of the Merger, the Indebtedness (as hereinafter defined) of the Company exceeds $14 million, then the total of the Cash Payment Amount and the payment to holders of Options under Section 1.5 shall be reduced by one dollar for each dollar of such excess, and the Common Payment and the payment to holders of Options under Section 1.5 shall be proportionately reduced to reflect the reduction. For purposes of this Section 1.6(b), “Indebtedness” shall mean (without duplication) any indebtedness for borrowed money or indebtedness evidenced by any note, bond, debenture or other debt security.

(c)

At the Closing, and in any event no later than the Effective Time of the Merger, Purchaser shall deposit with a payment agent to be selected by Purchaser and reasonably acceptable to the Company (the “Payment Agent”), for the benefit of the holders of Company Common Stock and the Options, in cash, an amount equal to the aggregate of the Cash Payment Amount and the total amount payable to holders of Options as provided in Section 1.5 above (such cash is hereinafter referred to as the “Payment Fund”).

(d)

As soon as reasonably practicable after the Effective Time of the Merger, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Company Common Stock (the “Certificates”):

(i)

a letter of transmittal, which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent, and which shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify; and

(ii)

instructions on how to surrender the Certificates in exchange for the Common Payment.

Upon surrender to the Payment Agent of a Certificate for cancellation, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Common Payment which such holder has the right to receive pursuant to the provisions of this Section 1.6, and the Certificate so surrendered shall forthwith be canceled. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the transfer of records of the Company, payment of the Common Payment may be made to a transferee if the Certificate representing such shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.6, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Common Payment as contemplated by this Section 1.6.

(e)

In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Common Payment required pursuant to this Agreement; provided, however, that Purchaser or the Payment Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

(f)

All Common Payments paid upon the surrender for exchange of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.

(g)

Any portion of the Payment Fund which remains undistributed to the Stockholders of the Company for six (6) months after the Effective Time of the Merger shall be delivered to Purchaser, and any Stockholders who have not theretofore complied with this Section 1.6 shall thereafter look only to Purchaser for payment of their claim for the Cash Payment Amount.

(h)

Neither Purchaser nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash from the Payment Fund delivered to a public official pursuant to applicable abandoned property escheat or similar law.

(i)

No interest will be paid or will accrue on any cash payable pursuant to Section 1.6.

(j)

The Payment Agent shall invest any cash included in the Payment Fund as directed by Purchaser on a daily basis, with such investments to be made only in short-term U.S. government obligations. Any interest or other income resulting from these investments shall promptly be paid to Purchaser. Purchaser shall promptly reimburse any losses which may have resulted from such investments so that at all times Payment Agent shall hold the full amount necessary to make the payments required hereunder.

(k)

Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the provisions of the Internal Revenue Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Purchaser (or Payment Agent at the direction of Purchaser), as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which deduction withholding was made.

(l)

Purchaser shall pay all fees and expenses of the Payment Agent.

l.7

Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time of the Merger and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

1.8

Further Assurances. From time to time, on and after the Effective Time of the Merger, as and when requested by Purchaser or its successors or assigns, the proper officers and directors of the Company immediately before the Effective Time of the Merger, the officers and directors of the Surviving Corporation at the time of the request, or other proper officers or directors, shall, at Purchaser’s expense, and for and on behalf and in the name of the Company, or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further or other reasonable actions as Purchaser or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of the Company and otherwise to carry out fully the provisions and purposes of this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As used herein, the “Company Disclosure Letter” shall mean the Company Disclosure Letter delivered by the Company to Purchaser. The Company Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided however that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty where there is a cross reference stated. Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Purchaser and Acquisition Sub that all of the statements contained in this Section 2 are true and correct as of the date of this Agreement (or if made as of a specified date, as of such date).  As provided in Section 7.2(a), it is a condition precedent to Purchaser’s and Acquisition Sub’s obligations that such statements are true and correct as of the Closing (or if made as of a specified date, as of such date).

The representations and warranties are as follows:

2.1

Organization and Qualifications of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and corporate authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company’s Certificate of Incorporation as amended to date, certified by the Delaware Secretary of State, and the Company’s by-laws, as amended to date, certified by the Company’s Secretary, and heretofore delivered to Purchaser, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Certificate of Incorporation or bylaws. The Company is duly qualified to do business as a foreign corporation in the State of Minnesota and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company Group.

2.2

Capital Stock of the Company;  Beneficial Ownership.

(a)

The authorized capital stock of the Company consists of  2,000,000 shares of Preferred Stock, of which no shares are outstanding, and 15,000,000 shares of Common Stock, par value $.10 per share, of which, as of the date hereof, 1,906,999 shares are outstanding, fully paid and non-assessable and  13,093,001 shares are authorized but unissued. The Company has delivered to the Purchaser a list of its registered shareholders as of a recent date that is certified by the Company’s transfer agent. No class of capital stock of the Company is entitled to preemptive rights. Since January 1, 2003 to the date of this Agreement, there have been no issuances of shares of the Stock of the Company other than issuances of shares pursuant to options, warrants or rights outstanding under the Benefit Plans of the Company as described in the Company Disclosure Letter. All issued and outstanding shares of the Stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No other classes of stock are authorized.

(b)

Except for the options described in the Company Disclosure Letter (the “Outstanding Options”), there now are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into or exchangeable for, any additional shares of capital stock of any class of the Company or any such options, warrants, rights or securities. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which Stockholders may vote are issued or outstanding. Following the Effective Time of the Merger, no holder of Outstanding Options will have any right to receive shares of Company Common Stock or any other consideration upon exercise of such Outstanding Options and all such Outstanding Options shall cease to exist as of the Effective Time of the Merger. The treatment of the Outstanding Options pursuant to Section 1.5 herein complies with the terms of such options and the plans under which they were issued.

(c)

None of the Company’s capital stock has been issued in violation of any federal or state securities laws. Except as set forth in the Company Disclosure Letter, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company is a party.

2.3

Subsidiaries. Except for PentaPure, Incorporated, a Minnesota corporation (the “Subsidiary”), the Company does not have any direct or indirect subsidiaries.  Except as listed in the Company Disclosure Letter and except for the shares of stock in the Subsidiary, the Company does not own any securities issued by any other business organization or governmental authority, except United States, state, and municipal government securities, bank certificates of deposit, or money market accounts acquired as investments in the ordinary course of its business, and, except as set forth in the Company Disclosure Letter, neither the Company nor the Subsidiary owns or has any direct or indirect ownership interest in or control over any other corporation, partnership, joint venture, or entity of any kind.

All of the issued and outstanding shares of stock of the Subsidiary are owned by the Company free and clear of all liens, pledges, claims, security interests and other encumbrances of any kind whatsoever (collectively, "Liens"). The Company Disclosure Letter specifies the Subsidiary’s authorized capital stock and the number of shares which are issued and outstanding.

There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into or exchangeable for, any shares of stock of any class of the Subsidiary or any such options, warrants, rights or securities.

The Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and corporate authority to own or lease its properties. Copies of the Subsidiary’s organizational documents, as amended to date, have been provided to Purchaser. The Subsidiary (i) is not in violation of any of the terms of its organizational documents, and (ii) is duly qualified to do business as a foreign corporation in the jurisdictions listed in the Company Disclosure Letter, and is not required to be licensed or qualified to conduct its business or its property in any other Jurisdiction, except where such violation, or where the failure to be so licensed or qualified, would not have a Material Adverse Effect on the Company Group.

In this Agreement the Company and the Subsidiary are sometimes referred to as the “Company Group.”

2.4

Authority of the Company; Consents; Approvals; Fairness Opinion.

(a)

The Company has full right, authority and power to enter into this Agreement, to approve the Voting Agreement (as defined below) and to carry out the transactions contemplated hereby, subject in the case of consummation of the Merger to the receipt of the Stockholder Approval as described below. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action, including (i) unanimous approval by the Company’s Board of Directors and (ii) unanimous approval by a special committee of the Company’s Board of Directors established on February 18, 2004 by the Board of Directors, subject to the approval of this Agreement and the transactions contemplated hereby by the Stockholders in accordance with the DGCL and the Certificate of Incorporation and by-laws of the Company (“Stockholder Approval”). This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or at law).

The execution, delivery and performance by the Company of this Agreement:

(i)

does not and will not violate any provision of the Certificate of Incorporation or by-laws of the Company, or the charter documents of the Subsidiary;

(ii)

subject to obtaining the Required Consents, as defined below, does not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company Group or require the Company Group to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made (other than Stockholder Approval); and

(iii)

subject to obtaining the Required Consents, and except as set forth in the Company Disclosure Letter, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any member of the Company Group is a party or by which the property of any member of the Company Group is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on the assets of any member of the Company Group.

(b)

Except for filings, consents, permits and approvals that may be required under, and other requirements under, the Securities Act, the Exchange Act, the HSR Act and the filing of documentation to effectuate the Merger (collectively, the “Required Consents”), no filing with or notice to, and no permit or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement and its performance of the transactions contemplated hereby. All such Required Consents are listed in the Company Disclosure Letter.

(c)

The Company has received written opinions from Robert W. Baird & Co. Incorporated and from Greene, Holcomb & Fisher, LLC which have not been withdrawn (the “Fairness Opinions”), copies of which are being provided to Purchaser herewith, to the effect that the consideration to be received by the Stockholders hereunder is fair to the Stockholders (other than Purchaser and Acquisition Sub) from a financial point of view, and such Fairness Opinions are acceptable in form and substance to the Company’s Board of Directors.

(d)

The Company’s Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the Merger are fair to and in the best interests of the Stockholders, (ii) unanimously approved the Merger in compliance with the DGCL and any other applicable law, and (iii) unanimously resolved to recommend that Stockholders approve this Agreement and the Merger. A committee of the Company’s Board of Directors comprised exclusively of independent directors formed by the Board of Directors has unanimously approved the Merger. None of the aforesaid actions by the Company’s Board of Directors or the committee of the Company’s Board of Directors has been amended, rescinded or modified and such actions remain in full force and effect.

(e)

There are no “anti-takeover” provisions (including so called “fair price” or “control share” provisions) applicable to this Agreement or the transactions contemplated hereby under the DGCL.

2.5

Filings With the SEC. The Company has timely made all filings with the SEC that it has been required to make since January 1, 1999 under the Securities Act and the Exchange Act (collectively the “Company Public Reports”). Each of the Company Public Reports, as of their respective dates but after giving effect to any amendment thereto, complied with the Securities Act and the Exchange Act in all material respects. None of the Company

Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Purchaser a correct and complete copy of each Company Public Report (together with all exhibits and schedules thereto and as amended to date).

2.6

Financial Statements.

The Company Public Reports filed by the Company include Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (the “Annual Report”). As used in this Agreement, March 31, 2004 is the “Most Recent Fiscal Quarter End.”  The financial statements included in or incorporated by reference into these Company Public Reports (including the related notes and schedules) and in Company’s consolidated balance sheet as of April 30, 2004 and consolidated income statement for the four months then ended (the “Interim Financial Statements”) have been prepared in accordance with the books and records of the Company and with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the indicated dates and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the indicated periods; provided, however that (i) the interim statements included or incorporated by reference into the Company Public Reports and the Interim Financial Statements are subject to normal year-end adjustments and do not include all footnotes, and (ii) the Interim Financial Statements do not include a statement of cash flows.

Since December 31, 2003, the Company and its Subsidiaries conducted their respective businesses only in the ordinary and usual course, consistent with past practice, and (a) have not incurred, and do not have (except as set forth in the Company Public Reports), any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto where said balance sheet was prepared in conformity with GAAP, other than liabilities incurred in the ordinary course of business, (b) have not taken any action, and no fact, event, circumstance or change has occurred or arisen, that, if Section 3.2 herein had been in effect, would have violated the provisions of Section 3.2, and (c) there has not been any fact, event, circumstance or change affecting or relating to the Company Group which individually or in the aggregate have had a Material Adverse Effect on the Company. Except for liabilities or obligations which are accrued or reserved against in the Interim Financial Statements or disclosed in the Company Disclosure Letter, none of the Company and its Subsidiaries have any liabilities or financial obligations (whether absolute, accrued, contingent or otherwise) as of the date of this Agreement which would have a Material Adverse Effect, and the Company has no knowledge of any valid basis for the assertion of the foregoing.

Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls.

2.7

Real Estate.

No member of the Company Group owns any real estate, and no member of the Company Group has owned any real estate since December 31, 1999. No member of the Company Group leases any real estate, other than pursuant to the leases (the “Real Estate Leases”) listed in the Company Disclosure Letter. True and complete copies of the Real Estate Leases have been provided to or made available to Purchaser for review. Each member of the Company Group is in possession of the properties purported to be leased by it under the Real Estate Leases and the member of the Company Group that is a party to any such Real Estate Lease, and to the knowledge of the Company, the other party thereto, is not in default under such Real Estate Lease. Except as set forth in the Company Disclosure Letter, no consent is required under any of the Real Estate Leases in connection with the transactions contemplated by this Agreement.

2.8

Taxes.

(a)

The Company has paid or caused to be paid all federal taxes, and all material state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, “Taxes”), owed or required to be paid by any member of the Company Group through the date hereof, and will pay all Taxes required to be paid by any member of the Company Group through the Closing Date, except for Taxes not yet due which are properly accrued on the balance sheet for the Most Recent Fiscal Quarter End in accordance with GAAP.

(b)

The Company has in accordance with applicable law timely filed all federal, and all state, local and foreign tax returns required to be filed by any member of the Company Group through the date hereof, and, to the knowledge of the Company, all such returns correctly set forth the amount of any Taxes or losses relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company Group for taxable periods ended on or after December 31, 1999 is set forth in the Company Disclosure Letter, and said Letter indicates those returns which have been audited or which currently are the subject of an audit. For each taxable period of the Company Group ended on or after December 31, 1999, the Company has made available to Purchaser correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies filed by, assessed against or agreed to by the Company.

(c)

Neither the Internal Revenue Service (the “IRS”) nor any other governmental authority, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert, against the Company Group any deficiency or claim for additional Taxes. Since December 31, 1999 no claim has been made by any governmental entity in a jurisdiction where any member of the Company Group does not file reports and returns asserting that any member of the Company Group is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any member of the Company

Group that arose in connection with any failure (or alleged failure) to pay any Taxes. Except as set forth in the Company Disclosure Letter, since December 31, 1999, no member of the Company Group has ever entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)

Except as set forth in the Company Disclosure Letter, since December 31, 1999, there has not been any audit of any tax return filed by any member of the Company Group, no such audit is in progress, and no member of the Company Group has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in the Company Disclosure Letter, no extension of time with respect to any date on which a tax return was or is to be filed by any member of the Company Group is in force, and no waiver or agreement by any member of the Company Group is in force for the extension of time for the assessment or payment of any Taxes.

(e)

Except as set forth in the Company Disclosure Letter, since December 31, 1999 the Company and each other member of the Company Group has never been (and has never had any liability for unpaid Taxes because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code) other than a group of which the Company is the parent. Except as set forth in the Company Disclosure Letter, the Company and each other member of the Company Group has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. No member of the Company Group is a party to any tax sharing or tax indemnity agreement.

(f)

For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

(g)

No member of the Company Group has made an election under Section 341 (f) of the Code.

2.9

Intellectual Property.

For purpose of this Agreement, “Intellectual Property” shall mean trademarks and service marks and applications to register such marks, both foreign and domestic; patents and patent applications, both foreign and domestic; copyrights; Internet domain names, trade names, trade dress, designs and logos; computer software and the source code and object code related thereto; and confidential information, know-how, inventions, methodologies and trade secrets. The Company Disclosure Letter contains a list identifying each patent, patent application, registered and unregistered trademarks and service marks, and registered copyright owned by any member of the Company Group and each license of Intellectual Property to which any member of the Company Group is a party (except licenses granted to customers in the ordinary course of business).

(a)

Each of the Company and its Subsidiaries  is the sole and exclusive owner of or has an irrevocable royalty-free license or other right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted, including all Intellectual

Property listed in the Company Disclosure Letter, free and clear of all Liens, other than the blanket security interest of the Company’s bank lender;

(b)

The use or ownership of any such Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any third persons, and the products and services provided by the Company and its Subsidiaries and their respective operations do not infringe the intellectual or proprietary rights of any third persons;

(c)

In the case of any license agreement for material Intellectual Property, the member of the Company Group that is a party to any such license agreement is in compliance therewith in all respects and is not in default under such license agreement;

(d)

To the knowledge of the Company, no third party is infringing upon or challenging the ownership, use, validity or enforceability of any material Intellectual Property owned or used by any member of the Company Group; and

(e)

Since December 31, 1999, no member of the Company Group has received any written notice of any pending or threatened claim, suit or proceeding challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by any member of the Company Group.

2.10

Material Contracts.

(a)

The Company Disclosure Letter attached hereto lists, and the Company has made available to Purchaser, true and complete copies of all material contracts or other obligations (the “Material Contracts”) to which any member of the Company Group is a party or by which it is bound, including those of the following types:

(i)

Employment agreements and any other contracts with or loans to any of the Company Group’s stockholders, officers, directors, employees, consultants, distributors or sales representatives;

(ii)

Any Benefit Plans, except for Benefit Plans where such Plans are maintained by any member of a Company Group that will not give rise to a Material Adverse Effect on the Company Group;

(iii)

Any material contracts with customers;

(iv)

Any deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any assets of the Company Group are subject to a lien, encumbrance, charge or other restriction;

(v)

Any loan agreements, letters of credit or lines of credit;

(vi)

Any contracts restricting any member of the Company Group from doing business or competing in any area;

(vii)

Purchase orders issued or received and any contracts, in each case, calling for aggregate payments in excess of $100,000;

(viii)

Any joint venture, partnership, limited liability company or limited partnership agreement;

(ix)

Any guarantees of the obligations of any other party (including other members of the Company Group) except those resulting from the endorsement of customer checks deposited for collection;

(x)

Any other contracts which may have a material impact on the Company Group’s assets, results of operations or financial condition; and

(xi)

Any commitment to enter into any of the foregoing.

In the case of each Material Contract, the member of the Company Group party thereto has not received notice of any default under any such contracts, obligations or commitments, and is not in default under, and no event has occurred which with notice or the lapse of time or both would constitute a material default or violation of, any such contracts, obligations or commitments. To the knowledge of the Company, no other party to each Material Contract is in default.

Except as set forth in the Company Disclosure Letter, no consent is required under any of the Material Contracts in connection with the transactions contemplated by this Agreement.

2.11

Litigation. Except as set forth in the Company Disclosure Letter or in the Company Public Reports, there are no legal, administrative, arbitration or other proceedings or claims pending or, to the knowledge of the Company, threatened against any member of the Company Group, nor is any member of the Company Group subject to any existing proceedings, claims or judgments. Except as set forth in the Company Disclosure Letter, no member of the Company Group is operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

2.12

Compliance with Applicable Laws; Environmental Matters.

(a)

Laws. Except as set forth in the Company Disclosure Letter or as disclosed in the Company Public Reports, the operations, assets and properties of each member of the Company Group are and have been since December 31, 1999 in compliance with all federal, foreign, state, county, and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders and decrees applicable to the conduct of business of the

Company Group and to the assets owned, used or occupied by it (collectively referred to hereinafter as the “General Laws”), including without limitation all applicable foreign, federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law concerning or relating to the protection of health and the environment (collectively referred to hereinafter as the “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on the Company Group. Except as set forth in the Company Disclosure Letter, no member of the Company Group has received any notice of violation, citation, complaint, request for information, order, directive, compliance schedule or other similar enforcement order, or any other notice from any administrative or governmental agency or entity, indicating that it was not or currently is not in compliance with the Environmental Laws and General Laws, except for noncompliance that would not have a Material Adverse Effect on the Company Group, and to the knowledge of the Company, no such item is threatened.

(b)

Environmental Laws. Except as set forth in the Company Disclosure Letter, all businesses and operations of the Company Group are in compliance with any: (i) judgments, orders, decrees, awards or directives, of any court, arbitrator or administrative or governmental agency or entity binding any member of the Company Group and concerning compliance with the Environmental Laws; and (ii) consent decrees, administrative orders, settlement agreements or other settlement documents entered into by any member of the Company Group with any administrative or governmental agency or entity concerning compliance with the Environmental Laws.

(c)

Hazardous Materials. Except as set forth in the Company Disclosure Letter, the assets (including but not limited to real property) owned, leased or operated by the Company Group and, to the knowledge of the Company, the assets, including but not limited to real property, formerly owned, leased, occupied or operated by the Company Group (in the case of real property leased by the Company Group, it being understood in addition that no representation is made with respect to portions of the real property not actually leased and utilized by a member of the Company Group) do not contain any materials designated as hazardous substances, hazardous wastes, hazardous materials, pollutants or contaminants as defined in or regulated under any applicable Environmental Laws (collectively, “Hazardous Materials”) therein, thereon, thereunder or emanating therefrom, other than Hazardous Materials which are properly stored, generated, used and/or disposed of in accordance with all Environmental Laws. Except as set forth in the Company Disclosure Letter, no Hazardous Materials used or generated by any member of the Company Group have been or are being treated, stored, transported or disposed of in material violation of any Environmental Laws.

(d)

Licenses and Permits. The Company Disclosure Letter lists material permits, licenses and other authorizations issued by administrative or governmental agencies or entities under the General Laws and the Environmental Laws or otherwise required for the conduct of the Company Group’s business as presently conducted which are held by the Company Group (“Licenses and Permits”). The Licenses and Permits include all such permits which are necessary to the Company Group’s business and operations as presently conducted and the Company Group is and has been in material compliance with the terms and conditions of the Licenses and Permits.

2.13

Finder’s or Investment Banker’s Fee. No agent, broker, investment banker, financial advisor or similar person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by the Company in connection with this Agreement or the Merger, other than Robert W. Baird & Co. Incorporated and Greene, Holcomb & Fisher LLC. The Company has provided to Purchaser a true and complete copy of all agreements providing for any commission, fee or expense payment to Robert W. Baird & Co. Incorporated and to Greene, Holcomb & Fisher LLC.

2.14

ERISA and Employment Matters.

(a)

The Company Disclosure Letter contains a true and complete list of all Benefit Plans of the Company Group.

(b)

The Company has delivered or made available to Purchaser a current, accurate and complete copy of each Benefit Plan and of any material agreements or documents related to such Benefit Plan such as trust agreements or funding instruments, the most recent determination letter, the most recent summary plan description, and, for the three (3) most recent years, the Form 5500 and attached Schedules.

(c)

(i) Each Benefit Plan is administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) no actions, suits or claims, other than the routine claims for benefits in the ordinary course of business, are pending against any Plan or the Company Group in connection with any Benefit Plan, or, to the knowledge of the Company, threatened, except as set forth in the Company Disclosure Letter; (iii) neither the Company nor any Subsidiary nor any of the Benefit Plans has engaged in any transaction as a result of which the Company Group would reasonably be expected to be subject to any liability pursuant to Sections 406 and 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a tax imposed pursuant to Section 4975 of the Code and no fact or event exists which could give rise to any liability.

(d)

None of the Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of the Code or ERISA, nor has the Company or any Subsidiary during each year within the six (6) year period preceding the Effective Time of the Merger, maintained or contributed to a plan subject to Title IV of ERISA. None of the Benefit Plans is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

(e)

No member of the Company Group maintains any pension plan within the meaning of Section 3(2)(A) of ERISA, except for the PentaPure Incorporated 401(k) Plan (the “WTC Plan”) which is maintained by WTC and the Subsidiary, hereinafter the WTC Plan is sometimes collectively referred to as the “Retirement Plans”). The Retirement Plans are

qualified within the meaning of Section 401(a) of the Code and no fact or event has occurred that would adversely affect the qualified status of the Retirement Plans.

(f)

Except as set forth in the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any director, officer, employee or agent of any member of the Company Group to a bonus, severance pay or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation benefit due to any such director, officer, employee or agent. No payment that is owed or may become due to any director, officer, employee or agent of any member of the Company Group will be non-deductible to the Surviving Corporation and Purchaser or subject to tax under Section 280G or Section 4999 of the Code.

2.15

Labor Matters.

(a)

No member of the Company Group is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

(b)

Except as listed in the Company Disclosure Letter, there are no current or, to the knowledge of the Company, threatened, organizational activities or demands for recognition by labor organizations seeking to represent employees of any member of the Company Group and no such activities have occurred during the past twelve (12) months. Except as listed in the Company Disclosure Letter, there are no grievances, complaints, or charges that have been filed against any member of the Company Group under any dispute resolution procedure that are outstanding. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by any member of the Company Group. Except as listed in the Company Disclosure Letter, the Company has not received notice to indicate that any of the employment policies or practices of any member of the Company Group is currently being audited or investigated by any federal, state, local or foreign government agency.

2.16

Authority Relative to Agreements; Enforceability. This Agreement and the transactions contemplated hereby have been approved by all of the Company’s Directors. The approval of this Agreement and the Merger at the Stockholders Meeting by the affirmative vote of a majority of all outstanding shares of Company Common Stock as of the record date for the Stockholders Meeting will constitute approval of this Agreement and the Merger by the stockholders of the Company.

2.17

Affiliate Transactions. Except as disclosed in the Company Disclosure Letter, there are no material contracts, commitments, agreements, arrangements or other transactions between any member of the Company Group and (i) any officer or director of any member of the Company Group; (ii) any record or beneficial owner of five (5) percent or more of the voting securities of the Company; or (iii) any affiliate (as such term is defined in Regulation 12b-2 promulgated trader the Exchange Act) of any such officer, director or beneficial owner.

2.18

Title. Except as disclosed in the Company Disclosure Letter, each member of the Company Group has good and marketable title to all of its properties (real, personal or intangible) and assets which are reflected on the balance sheet included in the latest Quarterly Report on Form 10-QSB filed with the SEC, and all properties acquired after the date thereof by such member, free and clear of all Liens (except statutory liens securing payments not yet due).

2.19

Accounts Receivable. All accounts receivable of the Company and the Subsidiary, whether reflected on the financial statements included in the Annual Report, the Interim Financial Statements or subsequently created, have arisen from bona fide transactions in the ordinary course of business.

2.20

Inventory. The inventories of the Company and each Subsidiary, including raw materials, supplies, work-in-process, finished goods and other materials (i) are in good, merchantable and useable condition, (ii) are reflected in the financial statements included in the Annual Report and in the Interim Financial Statements at the lower of cost or fair market value in accordance with GAAP and (iii) are, in the case of finished goods, of a quality and quantity usable in the ordinary course of business. The reserves for inventory obsolescence contained in the financial statements included in the Annual Report and in the Interim Financial Statements fairly reflect the amount of obsolete inventory as of such dates.

2.21

Product Warranty. To the Company’s knowledge, no material liability exists, and no material liability is anticipated to arise, for repair, replacement or damage in connection with products manufactured, shipped or sold prior to the Closing Date in excess of applicable reserves reflected on the Interim Financial Statements. All warranties are in conformity with the labeling and other requirements of applicable laws. The Company’s expenses for product warranty and returns for the three (3) years ended as of the date hereof has not exceeded an aggregate amount of $150,000 per year.

2.22

Product Liability. The Company Disclosure Letter sets forth an accurate, correct and complete list and summary description of all existing claims, liabilities, or obligations, in excess of $50,000 individually, arising from, or alleged to arise from, any injury to person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession, or use of any product of the Company and each Subsidiary manufactured, sold, assembled, distributed, transported or serviced prior to the date hereof. There have been no recalls of any product of the Company or the Subsidiary, and none are threatened or pending, and no report has been filed or is required to have been filed with respect to any products of the Company or any Subsidiary under any applicable law, rule, or regulation.  To the Company’s knowledge, no circumstances exist affecting the safety of the products of the Company or any Subsidiary which would result in any reporting obligations to any Person or could result in a claim against the Company or any Subsidiary after the Closing.

2.22

Operations Insurance. The Company Disclosure Letter contains a true and complete list of all liability, property, workers compensation, directors and officers liability, and other similar insurance contracts that insure the business, operations, or assets of the Company and each Subsidiary. All such insurance is in full force and effect and is with financially sound and reputable insurers, and in light of the business and operations of the Company and each Subsidiary, is in amounts and provides coverage that is reasonable and customary for companies in similar businesses.

SECTION 3. COVENANTS OF THE COMPANY.

3.1

Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 3.

3.2

Conduct of Business. Except as set forth in the Company Disclosure Letter, between the date of this Agreement and the Closing Date, the Company Group, and each member thereof, will, unless otherwise consented to in writing by Purchaser:

(a)

conduct its business only in the ordinary course;

(b)

refrain from making any capital expenditures in excess of $100,000 in the aggregate, and from mortgaging, pledging, subjecting to a lien or otherwise encumbering (except for the security interest of the Company’s bank lender) any of its properties or assets;

(c)

refrain from incurring any contingent liability as a guarantor or otherwise with respect to, or assuming, the obligations of others, and from incurring any other obligations or liabilities except in the ordinary course of business;

(d)

refrain from making any change in its Certificate of Incorporation or By-Laws;

(e)

refrain from declaring, setting aside or paying any dividend or other distribution with respect to its capital stock, or making any direct or indirect redemption, purchase or other acquisition of its capital stock or any other securities, except for dividends paid by Subsidiaries to the Company in the ordinary course of their business consistent with past practice;

(f)

except to the extent required under any existing agreements and any existing employee and director Benefit Plans (including existing severance plans or arrangements) as in effect on the date of this Agreement and listed in the Company Disclosure Letter, refrain from paying bonuses to, or increasing the compensation or fringe benefits of, any of its directors, officers or employees, except for increases in salary or wages of non-management employees of the Company Group in the ordinary course of business and in amounts and on terms consistent with past practice, and refrain from granting any deferred compensation, severance or termination pay and refrain from entering into, or amending, any employment, consulting, deferred compensation or severance agreement or arrangement with any director, officer or other employee of the Company Group;

(g)

except as may be required as a result of any change in law or in GAAP, refrain from changing any of the accounting or tax practices, principles or procedures used by the Company Group;

(h)

refrain from making any tax election and from settling or compromising any material federal, state, local or foreign tax liability or dispute;

(i)

refrain from authorizing for issuance, issuing, selling, granting, delivering, pledging or encumbering any shares of its capital stock or any other equity or voting security of the Company or any Subsidiary, or any securities convertible into or exchangeable for any such shares of capital stock or other equity or voting security, except for issuances of stock pursuant to the Outstanding Options, refrain from authorizing for issuance, issuing, selling or granting or delivering any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any shares or securities from any member of the Company Group, and refrain from making any amendment or modification to any outstanding options, warrants, calls, commitments, shares or other securities of any member of the Company Group;

(j)

refrain from any sale or other transfer of the assets of any member of the Company Group, except in the ordinary course of business in a manner consistent with past practice;

(k)

refrain from reclassifying, combining, splitting, subdividing or redeeming, purchasing or otherwise acquiring directly or indirectly any of the Company’s capital stock;

(1)

refrain from adopting a plan of complete or partial liquidation, dissolution,  merger, consolidation, restructuring or recapitalization or other reorganization of any member of the Company Group;

(m)

refrain making any material change in the Company’s borrowing arrangements and refrain from authorizing for issuance, issuing, selling any notes, bonds, debentures or other evidences of indebtedness of any kind whatsoever, provided that the Company and Subsidiary may draw on its existing credit facility or increase its revolving credit line to up to $8 million, so long as total Indebtedness does not exceed $14 million;

(n)

refrain from making any material loan, advance or capital contribution to, or material investment in, any person or entity other than a Subsidiary in the ordinary course consistent with past practice;

(o)

use its reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements (subject to the proviso in paragraph (m) above);

(p)

use its reasonable efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

(q)

have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Company Disclosure Letter or equivalent insurance with any substitute insurers approved in writing by Purchaser;

(r)

except as required to conform to applicable law, refrain from entering into or making any change in the Retirement Plans and from amending or terminating any other existing Benefit Plan, or adopting any new Benefit Plan;

(s)

refrain from acquiring control or ownership of, or securities of or ownership interests in, any other corporation, association, joint venture, partnership, limited liability company, business trust or other business entity, or control or ownership of all or a substantial portion of the assets of the foregoing, and from entering into any agreement providing for any of the foregoing;

(t)

except in the ordinary course of business, refrain from entering into any licensing arrangement or other material contract;

(u)

refrain from settling any pending litigation and from commencing any litigation; and

(v)

refrain from agreeing to or committing to carry out any action which is prohibited by the foregoing provisions, or which would cause any of the representations or warranties in this Agreement to be untrue in any material respect.

3.3

Stockholders Meeting; Proxy Statement.

(a)

The Company will call and hold a special meeting of its Stockholders (the “Stockholders Meeting”) as soon as reasonably practicable in order that its Stockholders may consider and vote upon this Agreement and approval of the Merger in accordance with the DGCL.

(b)

The Company will prepare and file as promptly as possible with the SEC preliminary proxy materials under the Securities and Exchange Act relating to the Stockholders Meeting. The Company will use its reasonable best efforts, after consultation with Purchaser, to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary. The Company, as promptly as practicable, shall cause the definitive proxy materials to be mailed to its Stockholders. Purchaser agrees to provide the Company with whatever information in connection with said filings that the Company may reasonably request. Except as otherwise permitted under Section 3.4, the Board of the Directors of the Company shall not withdraw or modify (or propose to withdraw or modify) and the Company will include in the Proxy Statement, the recommendation of the Company’s Board of Directors that the Stockholders of the Company vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Company shall solicit proxies and may, at its discretion, employ a proxy solicitation firm to assist in disseminating proxy materials, contacting Stockholders to solicit proxies to vote in favor of the approval and adoption of this Agreement, and performing the services customarily performed by such firms in transactions of this type. The final Company proxy materials will comply with the Exchange Act in all material respects, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that Purchaser will supply specifically for use in said proxy materials. At or prior to the Closing, the Company shall deliver to the Purchaser a certificate of the Company’s Secretary setting forth the voting results from its Stockholders Meeting.

3.4

Exclusivity.

(a)

For purposes of this Agreement, the term “Takeover Proposal” shall mean any proposal for a merger or other business combination involving the Company or the Subsidiary, or for the acquisition of a substantial equity interest in the Company or the Subsidiary, a substantial portion of the assets of the Company or the Subsidiary or a product line or line of business of the Company or the Subsidiary, other than as contemplated by this Agreement. The Company shall promptly advise Purchaser orally and in writing, and in no event later than forty-eight (48) hours after receipt, of any “Takeover Proposal” or of any proposal, or inquiry reasonably likely to result in a Takeover Proposal.

(b)

For purposes of this Agreement, "Superior Proposal" shall mean a bona fide written proposal obtained not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or substantially all of the assets of the Company made by a third party on terms and conditions which the Board of Directors of the Company determines in its good faith judgment after consultation with its financial advisor and outside counsel to be more favorable (other than in immaterial respects) from a financial point of view than the Merger and the transactions contemplated thereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Purchaser and the ability of the person making such Superior Proposal to consummate such Takeover Proposal (based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals).

(c)

Following the execution and delivery of this Agreement, each member of the Company Group shall immediately cease, and shall cause its officers, directors, Stockholders, investment bankers, agents and representatives to cease, any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (other than the discussions and negotiations with Purchaser) and shall not, directly or indirectly, whether through its officers, directors, Stockholders, investment bankers, agents, representatives, or otherwise, (i) solicit or encourage the initiation of any inquiries, proposals or offers that constitute, or may be reasonably be expected to lead to, a Takeover Proposal, or (ii) engage in any discussions or negotiations with, or provide any non-public information to, any person or entity making, proposing to make or believed to be contemplating a Takeover Proposal to the Company; provided, however, that  if, prior to the Effective Time of the Merger, and after the receipt of a Takeover Proposal that was made in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with its financial advisor and outside counsel, that a failure to do so would reasonably be expected to constitute a breach by it of its fiduciary duties to its Stockholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with the notice requirement set forth in Section 3.4(a), (x) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, (y) participate in negotiations with such party regarding such Takeover Proposal, and (z) following receipt of an unsolicited, bona fide Takeover Proposal from a third party which is a Superior Proposal, enter into an agreement with such third party and terminate this Agreement pursuant to the terms of Section 9.1 hereof, if after duly considering the advice of outside counsel, the Board of Directors of the Company determines in good faith that failure to do so would reasonably be expected to breach its fiduciary duties to the Stockholders under applicable law.

(d)

The Company shall not take any of the actions referred to in clauses (y) or (z) in subsection (c) above unless the Company shall have provided Purchaser with at least five (5) days prior written notice of the Company’s intention to take such action. During such period, the Company shall negotiate, and shall cause its legal and financial advisors to negotiate, with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement such that the Takeover Proposal would no longer constitute a Superior Proposal.

(e)

Nothing in this Section 3.4 shall (i) permit the Company to terminate this Agreement other than as provided in Section 9.1, or (ii) permit the Company to enter into any written agreement with respect to a Takeover Proposal during the term of this Agreement (other than a confidentiality agreement).

3.5

Authorization from Others. Prior to the Closing Date, the Company will use its reasonable best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Company of the transactions contemplated by this Agreement.

3.6

Notice of Default. Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company prior to the date hereof, of any of the representations, warranties or covenants of the Company contained in or referred to in this Agreement, the Company shall give written notice thereof to Purchaser.

3.7

Consummation of Agreement. Except as otherwise permitted under Section 3.4, the Company shall use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

3.8

Confidentiality. The Company agrees that each of the Company, the Subsidiary and the Company’s and Subsidiary’s officers, directors and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Purchaser with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Purchaser’s industry or which has been disclosed to the Company by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, the Company will return to Purchaser (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company in connection with the transaction.

3.9

Access to Records and Properties. Purchaser may, prior to the Closing Date, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of the Company Group and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of each member of the Company Group. The Company agrees to assist Purchaser in conducting such review and investigation and will provide, and will cause its or their representatives and independent public accountants to provide, Purchaser and its employees, agents and representatives full access to, and complete information concerning, all aspects of the businesses of the Company Group, including their respective books, records (including tax returns filed or in preparation), projections, personnel and premises, and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency. Purchaser and Acquisition Sub shall use their reasonable best efforts to minimize any disruption to the business of the Company Group.

3.10

Notification Regarding Dissenters’ Shares. The Company shall give Purchaser (i) prompt notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the Appraisal Laws and received by the Company, and (ii) the opportunity to direct any negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the Appraisal Laws. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

3.11

Voting Agreement. Concurrently herewith, and as an essential inducement for Purchaser’s entering into this Agreement, Purchaser and Acquisition Sub are entering into a Voting Agreement with each of Robert C. Klas, Sr., Robert C. Klas, Jr. and The TapeMark Company in substantially the forms of Exhibits A-1, A-2 and A-3 attached hereto (collectively, the “Voting Agreement”).

3.12

Financial Statements. Beginning with financial statements for the month of March 2004 and continuing for each month thereafter until the Closing, the Company shall deliver to Purchaser within seven business days after the end of each month, financial statements for the most recently ended month, accompanied by a statement of the chief financial officer of the Company that, in the opinion of such officer, such monthly financial statements have been prepared in accordance with the books and records of the Company and with GAAP applied on a consistent basis and present fairly the financial condition of the Company and its Subsidiaries on a consolidated basis and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for such month.

3.13

Financing. Concurrently herewith, and as an essential inducement for the Company’s entering into this Agreement, the Purchaser has provided the Company with reasonable assurance concerning the availability of financing to the Purchaser to permit payment of the amounts provided for payment by the Purchaser under this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACQUISITION SUB.

4.1

Organization of Purchaser and Acquisition Sub. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each of Purchaser and Acquisition Sub has delivered to the Company true and complete copies of its Certificate or Articles of Incorporation, as applicable, and Bylaws as currently in effect.

4.2

Authority of Purchaser and Acquisition Sub. Each of Purchaser and Acquisition Sub has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each of Purchaser and Acquisition Sub of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Purchaser and Acquisition Sub and no other action on the part of Purchaser or Acquisition Sub is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by each of Purchaser and Acquisition Sub pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser or Acquisition Sub, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or at law).

The execution, delivery and performance by each of Purchaser and Acquisition Sub of this Agreement and each such agreement, document and instrument:

(a)

do not and will not violate any provision of the Certificate of Incorporation or Bylaws of each of Purchaser and Acquisition Sub;

(b)

except as would not have a Material Adverse Effect on Purchaser or Acquisition Sub, and subject to obtaining the Required Consents, do not and will not violate any laws, rules, or regulations of the United States or of any state or any other jurisdiction applicable to Purchaser or Acquisition Sub or require Purchaser or Acquisition Sub to obtain any approval, consent, or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

(c)

except as would not have a Material Adverse Effect on Purchaser or Acquisition Sub, and subject to obtaining the Required Consents, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan, or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment, or decree to which Purchaser or Acquisition Sub is a party and which is material to the business and financial condition of Purchaser and its affiliated organizations on a consolidated basis.

4.3

Litigation. There is no litigation pending or, to Purchaser’s knowledge, threatened against Purchaser or Acquisition Sub which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.4

Consents and Approvals. Except for the Required Consents, no filing with or notice to, and no permit or approval of, any Governmental Entity is necessary for the execution and delivery by Purchaser and Acquisition Sub of this Agreement and their performance of the transactions contemplated hereby.

4.5

No Business Activities.  Acquisition Sub is not a party to any material agreement and has not conducted any activities other than in connection with the organization of Acquisition Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Acquisition Sub has no Subsidiaries.

4.6

No Vote Required.  No approval of the stockholders of Purchaser is required to approve this Agreement and the transactions contemplated hereby.  The vote or consent of Purchaser as the sole stockholder of Acquisition Sub (which shall have occurred prior to the Effective Time of the Merger) is the only vote or consent of the holders of any class or series of capital stock of Acquisition Sub necessary to approve this Agreement, the Merger or the transactions contemplated hereby.

4.7

Financial Capability.  Purchaser has the financial capacity to perform and to cause Acquisition Sub to perform its obligations under this Agreement.

SECTION 5. COVENANTS OF PURCHASER.

5.1

Making of Covenants and Agreement. Purchaser hereby makes the covenants and agreements set forth in this Section 5.

5.2

Authorization from Others. Prior to the Closing Date, Purchaser and Acquisition Sub will use their reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Purchaser and Acquisition Sub of the transactions contemplated by this Agreement.

5.3

Confidentiality; Nonsolicitation. Purchaser agrees that, unless and until the Closing has been consummated:

(a)

Purchaser and its officers, directors, and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company Group with respect to the business or financial condition of the Company Group except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information or data which (i) was or becomes (other than as a result of a disclosure by Purchaser) generally known in the industries of the Company Group, (ii) which has been disclosed to Purchaser by third parties which have a right to do so, or (iii) was known to Purchaser prior to its disclosure to Purchaser hereunder shall not be deemed confidential or proprietary information for purposes of this Agreement. Notwithstanding the foregoing, Purchaser may disclose any confidential or proprietary data or information if disclosure is required by law (including by interrogatory, subpoena or similar process); provided, however, that prior to disclosing such information Purchaser shall give prior written notice of such proposed disclosure to the Company and shall reasonably cooperate with any efforts by the Company to prevent such disclosure. If the transaction contemplated by this Agreement is not consummated and this Agreement is terminated, Purchaser will return to the Company (or certify that it has destroyed) all copies of such data and information provided by the Company and its representatives including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Purchaser in connection with the transaction.

(b)

During the period commencing on the date hereof and ending two (2) years from the date hereof, Purchaser and its affiliates shall not employ, nor solicit or make offers of employment to, any individuals who are presently employed by any member of the Company Group or who become employed by any member of the Company Group during the time period between the date hereof and the date of termination of this Agreement.

5.4

Notice of Default. Promptly upon the occurrence of, or promptly upon Purchaser or Acquisition Sub becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or which would have caused or constitute a breach or default had such event occurred or been known to Purchaser or Acquisition Sub prior to the date hereof, of any of the representations, warranties or covenants of the Purchaser and Acquisition Sub contained in or referred to in this Agreement, Purchaser shall given written notice thereof to the Company.

5.5

Consummation of Agreement. Each of Purchaser and Acquisition Sub shall use its reasonable efforts to perform and fulfill all conditions and obligations on the part of either to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

5.6

Indemnification; Directors and Officers Insurance.

(a)

Purchaser and Acquisition Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current and former directors or officers of the Company Group (“Indemnified Parties”), as provided in the respective certificate of incorporation or bylaws of the Company Group, or by statute, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)

Purchaser agrees that the Company may purchase prior to the Closing an extension of rights with respect to its directors and officers liability coverage at a price not to exceed $105,000.

(c)

This Section 5.6 shall survive the consummation of the Merger and is intended to benefit the Indemnified Parties, and shall be binding upon all successors and assigns of the Purchaser and Acquisition Sub.

5.7

Employee Benefits. With respect to any benefit plans in which any employees of the Company Group become eligible to participate on or after the Effective Time of the Merger (“New Plans”), Purchaser shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, to the extent such waiver is permissible under the New Plans of Purchaser, and (ii) recognize service of the employees of the Company Group with the Company Group accrued prior to the Effective Time of the Merger in determining eligibility to participate and vesting credit in any New Plans. Vacation entitlement of the Company Group employees accrued as of the Effective Time of the Merger shall not be reduced and will apply after the Effective Time of the Merger.

Purchaser agrees that after the Effective Time of the Merger the Surviving Corporation will pay or provide for the fiscal year ending December 31, 2004, to the persons employed by members of the Company Group immediately prior to the Effective Time, the incentive compensation program benefits which such persons have or will accrue, or to which they have or will become entitled, in the ordinary course for that fiscal year under the incentive compensation programs which are described in Section 5.7 of the Company Disclosure Letter; provided, that the Company Group does not prior to the Effective Time of the Merger expand such programs or the class or classes of employees entitled to such programs.

5.8

Redundancies. Employees of the Company Group whose jobs are eliminated as a result of the consummation of the transactions contemplated under this Agreement shall receive severance payments in the amounts due under the severance policy of Purchaser (but in no event less than one week of severance pay for each year of service, including service to the Company), except that Messrs. Carbonari, Botts, Feil, Fritze, Jensen and Rensink shall be entitled to the respective benefits provided by the “Change in Control Agreements” between each of them and the Company which have been delivered to the Purchaser. Purchaser acknowledges that the Merger will constitute a “Change in Control” under the Change in Control Agreements.

SECTION 6. MUTUAL COVENANTS.

6.1

HSR Matters. Each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. Each party hereby agrees to use its reasonable best efforts to cause a termination of the waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each party also agrees to respond promptly to all investigatory requests as may be made by the government. In the event that a Request for Additional Information is issued under the HSR Act, each party agrees to furnish all information required and to comply substantially with such Request as soon as is practicable after its receipt thereof so that any additional applicable waiting period under the HSR Act may commence.  Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, Federal Trade Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. All filing fees to be paid by Purchaser or the Company in connection with filing Notification and Report Forms pursuant to the HSR Act shall be paid by the Purchaser. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Purchaser or the Company or any Subsidiary to consummate the transactions contemplated hereby, (i) the Company shall not, without Purchaser’s prior written consent, commit to any divestiture transaction, or commit to alter its business or commercial lines in any way or any Subsidiary’s business or commercial lines in any way, and (ii) Purchaser shall not be required to (A) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any Subsidiary (or any of the businesses, product lines or assets of the Company or any Subsidiary) or Purchaser or any of its affiliates (or any of the businesses, product lines or assets of Purchaser or any of its affiliates), or (B) alter or restrict in any way the business or commercial practices of Purchaser, any of its affiliates, or the Company or any Subsidiary.

6.2

Public Announcements. The parties hereto will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the prior written consent of such other party; provided, however, that prior consent of the other party is not required if such a disclosure or release is required by obligations pursuant to law or to any listing agreement with NASDAQ as reasonably determined by the disclosing party and the disclosing party has first used its reasonable best efforts to consult with the other party about the form and substance of such disclosure.

SECTION 7. CONDITIONS.

7.1

Conditions to the Obligations of Each Party. The obligations of each of Purchaser, Acquisition Sub and the Company to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)

Shareholder Approval. The Company shall have obtained the required Shareholder Approval of this Agreement and the transactions contemplated hereby.

(b)

HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)

No Injunctions or Restraints; Illegality. No Governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order which is in effect and which prevents or prohibits consummation of the Merger or any other material transactions contemplated in this Agreement, and no Governmental entity shall institute any action or proceeding before any United States court or other Governmental body seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, which action or proceeding remains pending at what would otherwise be the Closing Date.

7.2

Conditions to the Obligations of Purchaser and Acquisition Sub. The obligations of Purchaser and Acquisition Sub to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)

Representations; Warranties. Each of the representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (it being understood that representations and warranties that speak as of a particular date must continue to be thus true and correct as of the date as of which they speak), without giving effect to any disclosures made by the Company after the date hereof, and the Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by the Company’s chief executive officer  to the foregoing effect.

(b)

Covenants. The Company shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing, and the Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by the Company’s chief executive officer to the foregoing effect.

(c)

No Material Adverse Effect. Since the date of the Most Recent Fiscal Quarter End, there shall not have occurred or arisen any event, fact, circumstance or change which has a Material Adverse Effect on the Company, except as expressly disclosed in this Agreement or the Company Disclosure Letter.

(d)

Consents. All of the material consents, approvals, authorizations, orders or permits required to be obtained by the Company shall have been obtained; provided, that Purchaser warrants it has obtained the consent of the customer referred to in Section 2.4 of the Company Disclosure Letter.

(e)

Options. All holders of Options shall have either exercised their Options or acknowledged and agreed that their Options will terminate as of the Effective Time of the Merger and that thereafter they will have the right solely to receive payment for such Options as set forth in Section 1.5 hereof.

(f)

Dissenting Shares. As of the Closing Date, no more than ten percent  (10%) of the issued and outstanding shares of Company Common Stock shall be eligible for treatment as Dissenting Shares hereunder.

(g)

Legal Opinion. Purchaser and Acquisition Sub shall have received at the Closing an opinion of Lindquist & Vennum P.L.L.P. legal counsel to the Company, addressed to Purchaser, in form and content reasonably satisfactory to Purchaser.

(h)

Resignations. Purchaser shall have received written resignations, effective as of the Effective Time of the Merger, of all directors of the Company and each Subsidiary.

Notwithstanding the foregoing, if within thirty (30) days following notice to the Company of the existence of any condition enumerated in this Section 7.2, the condition or conditions disclosed in the notice have been cured or corrected or otherwise have ceased to exist, then this Section shall not relieve Purchaser and Acquisition Sub of their obligations to proceed with the consummation of this Agreement and the transactions contemplated hereby.

7.3

Conditions to Obligations of the Company. The obligation of the Company to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)

Representations; Warranties. Each of the representations and warranties of Purchaser and Acquisition Sub contained in Section 4 shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as though made on and as of the Closing.

(b)

Covenants. Purchaser shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Purchaser shall have delivered to the Company and the Stockholders a certificate of the President of Purchaser dated on the Closing to such effect.

(c)

Legal Opinion. The Company shall have received at the Closing an opinion of Edwards & Angell, legal counsel to Purchaser and Acquisition Sub, addressed to the Company, in form and content reasonable satisfactory to the Company.

Notwithstanding the foregoing, if within thirty (30) days following notice to Purchaser of the existence of any condition enumerated in this Section 7.3, the condition or conditions disclosed in the notice have been cured or corrected or otherwise have ceased to exist, then this Section shall not relieve the Company of its obligations to proceed with the consummation of this Agreement and the transactions contemplated hereby.

SECTION 8. CLOSING; CLOSING DATE.

Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Section 9 hereof and subject to compliance with the conditions hereto (but after extension of any cure period provided in Section 7.2 or 7.3, if applicable), a closing (the “Closing”) will be held on the date of the Stockholders Meeting, or as soon thereafter as the conditions in Section 7 have been satisfied or waived, or on such other date which is mutually acceptable to Purchaser and the Company, at the offices of legal counsel to Purchaser commencing at 11:00 A.M. At the Closing, Purchaser will deliver to the Payment Agent in cash the Cash Payment Amount and the amounts due with respect to Options referred to in Section 1.5, any documents required hereunder will be exchanged by the parties, and the Certificate of Merger will be filed by Acquisition Sub and the Company with the Secretary of State of the State of Delaware. The date on which the Closing occurs is herein referred to as the Closing Date.

SECTION 9. TERMINATION.

9.1

Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the stockholders of the Company or Acquisition Sub:

(a)

by the mutual consent of the Board of Directors of Purchaser and the Company; or

(b)

by Purchaser or the Company, if the Stockholders fail to approve the Merger at the Stockholders Meeting; or

(c)

subject to the Company’s right to cure pursuant to Section 7.2, by Purchaser if there has been a material misrepresentation or material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein, or if there has been any material failure on the part of the Company to comply with its obligations hereunder; or subject to Purchaser’s right to cure under Section 7.3, by the Company if there has been a material misrepresentation or material breach on the part of Purchaser or Acquisition Sub in the representations, warranties or covenants of Purchaser Acquisition Sub set forth herein, or if there has been any material failure on the part of Purchaser or Acquisition Sub to comply with their obligations hereunder; or

(d)

by Purchaser in the event that the Company’s Board of Directors withdraws its recommendation that stockholders approve this Agreement and the Merger or if the Company’s Board of Directors approves or recommends a Superior Proposal; or

(e)

by the Company giving written notice to Purchaser at any time prior to the Stockholder Meeting if the Company intends to enter into a definitive agreement in connection with a Superior Proposal as permitted by Section 3.4 and makes simultaneous payment to Purchaser of the fee referred to in Section 9.3(b); or

(f)

by the Company or Purchaser if the Merger is not effective by October 31, 2004, except that a party whose breach of this Agreement has caused a delay in the consummation of the Merger shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f).

9.2

Termination Procedures.  The power of termination provided for by this Section 9 may be exercised for Purchaser or the Company only by its respective President or, in the absence of the President, by a duly acting Vice President, and will be effective only after written notice thereof, signed on behalf of the party for which it is given by a duly authorized officer, shall have been given to the other and, in the case of termination by the Company, upon payment of the fee referred to in Section 9.3(b). If this Agreement is terminated in accordance with this Section 9, then the Merger shall be abandoned without further action by the Company, Purchaser and Acquisition Sub.

9.3

Liability Upon Termination. In the event of termination or abandonment of the Merger pursuant to this Section 9, no party hereto shall have any liability or further obligation to any other party hereto except that:

(a)

a party that is in material breach of its representations, warranties or covenants hereunder shall be liable for damages incurred by the other parties hereto to the extent that such damages are proximately caused by such breach, and if any legal action is instituted to enforce or interpret the terms of this Agreement the prevailing party in such action shall be entitled, in addition to any other relief to such the party is entitled, to reimbursement of its actual out-of-pocket costs, including attorneys fees; and

(b)

in the event that (i) this Agreement is abandoned by the Company or terminated by the Company pursuant to Section 9.1(b) or (e), or (ii) this Agreement is terminated or abandoned by Purchaser pursuant to Section 9.1(b) or (d), then the Company shall immediately pay to Purchaser by wire transfer in immediately available funds an amount equal to a termination fee equal to $5,400,000 (the “Termination Fee”). Subject to Section 9.3(a), upon payment of such Termination Fee to Purchaser, the Company shall have no further obligation or liability to Purchaser or Acquisition Sub under or related to this Agreement, and, subject to Section 9.3(a), if such payment is made it shall be the sole and exclusive remedy of Purchaser and Acquisition Sub upon termination of this Agreement by the Company pursuant to 9.1(b) or (e), or termination or abandonment by Purchaser pursuant to Section 9.1(b) or (d), and, subject to Section 9.3(a), such remedy shall be limited to the payment of the Termination Fee regardless of the circumstances of giving rise to such termination or abandonment, provided that the provisions of Sections 3.8 and 5.3 hereof related to confidentiality shall survive and remain in force.

9.4

Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1, provided, however, that (a) the provisions of this Section 9 (Termination), Section 3.8 (Confidentiality), the last sentence of Section 3.4 (Exclusivity), Section 5.3 (Confidentiality), and Section 10.2 (Fees and Expenses) hereof shall survive any termination of this Agreement.

9.5

Amendment. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after Stockholder Approval, but after Stockholder Approval no amendment shall be made without the further approval of the Stockholders of the Company which reduces the consideration payable to the Stockholders hereunder, changes the form or timing of such consideration or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, will materially adversely affect the Stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.6

Waiver. The Company may extend the time for the performance of any of the obligations or other acts of Purchaser or Acquisition Sub hereunder, waive any inaccuracies in the representations and warranties of Purchaser or Acquisition Sub contained herein or in any document delivered pursuant hereto, or waive compliance by Purchaser with any of the agreements or conditions contained herein, but no such action may be taken without the further approval of the Stockholders of the Company which reduces the consideration payable to the Stockholders hereunder, changes the form or timing of such consideration or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the Stockholders of the Company. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company. Purchaser may extend, on behalf of itself and Acquisition Sub, the time for the performance of any of the obligations or other acts of the Company hereunder, waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, or waive compliance by the Company with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Purchaser.

SECTION 10. MISCELLANEOUS.

10.1

Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights raising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time of the Merger, except only for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time of the Merger.

10.2

Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, it being understood that if the Merger is consummated as provided herein Purchaser and the Company will be responsible for the expenses of the Company.

10.3

Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

10.4

Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or after deposit with a recognized overnight delivery service properly addressed. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PURCHASER AND ACQUISITION SUB:

CUNO Incorporated

400 Research Parkway

Meriden, CT 06450

Attn: John A. Tomich, General Counsel

Facsimile: (203) 238-8912

With a copy to:

Edwards & Angell

90 State House Square

Hartford, CT 06103

Attn: James I. Lotstein

Facsimile: (888) 325-9032

TO COMPANY:

WTC Industries, Inc.

1000 Apollo Road

Eagan, Minnesota  55121-2240

Attn:  President

Facsimile: (651) 490-2748

With a copy to:

Lindquist & Vennum P.L.L.P.

4200 IDS Center

80 South 8th Street

Minneapolis, MN  55402

Attn:  Richard D. McNeil

Facsimile:  (612) 371-3207

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

10.5

Entire Agreement. This Agreement, including the Company Disclosure Letter, and the other writings specifically identified herein, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, between the parties hereto in respect of the transactions contemplated herein.

10.6

Assignability; Binding Effect; No Third Party Beneficiaries. This Agreement shall only be assignable by Purchaser to (i) a corporation or partnership controlling, controlled by or under common control with Purchaser upon written notice to the Company or (ii) any successor of the business and assets that are the subject of this Agreement, and such assignment shall not relieve Purchaser of any liability hereunder. This Agreement may not be assigned by the Company without the prior written consent of Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right or benefit.

10.7

Captions and Gender. The captions in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

10.8

Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

10.9

Submission to Jurisdiction. Each of Purchaser, Acquisition Sub and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the State of Delaware and each of Purchaser, Acquisition Sub and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally to the nonexclusive jurisdiction of the aforesaid courts.

10.10

Personal Liability; Time of the Essence. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Acquisition Sub or Purchaser, or any officer, director, employee, agent, representative or investor of any party hereto. The parties agree that time is of the essence with regard to all dates and time periods in this Agreement and the performance of obligations under this Agreement.

10.11

Definitions. As used in this Agreement the following terms shall have the meaning set forth below, and where said meaning, said term shall be capitalized:

(a)

“Benefit Plan” means any employee benefit plan, program, arrangement and contract of the Company and its Subsidiaries, including without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements or arrangements of the Company and its Subsidiaries.

(b)

“Blue Sky Laws” shall mean state securities laws.

(c)

“Business Day” means any day other than a day on which banks in the State of Minnesota are authorized to close.

(d)

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended.

(e)

“Exchange Act” means the Securities Exchange Act or 1934, as amended.

(f)

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

(g)

“Governmental Entity” shall mean any court or tribunal or administrative governmental or regulatory body, agency or authority.

(h)

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(i)

“Material Adverse Effect” means, with respect to any entity, an effect, individually or in the aggregate, that (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) does or would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially and adversely threatens or impedes the consummation of the Merger or the conduct of the business of the Surviving Corporation; provided, however that the following will not be considered when determining whether a material adverse effect has occurred: (x) any general social, political or economic condition or event, the effects of which are not specific or unique to the Company Group, including stock market fluctuations, acts of war or terrorism, or the consequences of any of the foregoing; (y) the general condition of the water filtration industry in the United States, including any change in such industry conditions; or (z) any change in any law or regulation.

(j)

“SEC” means the Securities and Exchange Commission.

(k)

“Securities Act” means the Securities Act or 1933, as amended.

IN WITNESS WHEREOF the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date set forth above by their duly authorized representatives.

COMPANY:	PURCHASER:

WTC INDUSTRIES, INC	CUNO INCORPORATED

By /s/ James J. Carbonari	By /s/ Mark Kachur
Name: James J. Carbonari	Name: Mark Kachur
Title: CEO	Title: Chairman, President & CEO

ACQUISITION SUB:

MINNIE ACQUISITION, INC.

By /s/ Mark Kachur
Name: Mark Kachur
Title: President & CEO

Exhibit A-1

VOTING AGREEMENT

 This Agreement is made as of May 26, 2004 by and among CUNO Incorporated a Delaware corporation (“Purchaser”), Minnie Acquisition, Inc., a Delaware corporation (“Acquisition Sub”) that is a wholly owned subsidiary of the Purchaser, and Robert C. Klas, Sr. (“Stockholder”) solely in his capacity as a stockholder of WTC Industries, Inc., a Delaware corporation (the “Company”), and not in his capacity as a director or officer of the Company.

WHEREAS, Stockholder personally owns 1,020,110 shares of the Company’s common stock (the “Shares”);

WHEREAS, Purchaser, Acquisition Sub and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, that Acquisition Sub will be merged with and into the Company (the “Merger”) on the terms of the Merger Agreement;

WHEREAS, Purchaser and Acquisition Sub would be unwilling to enter into the Merger Agreement unless Stockholder enters into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the benefits that will be received by Stockholder as a result of the consummation of the Merger Agreement, the parties agree as follows:

1.       Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, the Merger, such agreements or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict the Stockholder from acting in the Stockholder’s capacity as a director or officer of the Company, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

2.      Not Voting for Alternative Proposals. During the Agreement Period, the Stockholder agrees that he will not vote, or exercise a consent with respect to, any of the Shares or Additional Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any corporate action the consummation of which would either frustrate in any material respect the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

3.       Takeover Proposals. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) solicit, initiate or knowingly take any action designed to facilitate the submission of any Takeover Proposal (as defined in the Merger Agreement) or (ii) engage in negotiations or discussions with, or furnish any nonpublic information relating to the Company or its Subsidiary (as defined in the Merger Agreement) or knowingly afford access to the properties, books or records of the Company or its Subsidiary (other than such components of such businesses, properties or assets that are generally accessible to the public) to, any third party that to the knowledge of the Stockholder is seeking to make, or has made, a Takeover Proposal. Notwithstanding the foregoing, the provisions of this Section 3 shall not be construed to limit acts taken by the Stockholder in his capacity as an officer or director of the Company and any such action by the Stockholder in his capacity as a director or officer of the Company that is taken in accordance with Section 3.4 of the Merger Agreement shall be deemed not to be a violation of this Voting Agreement.

4.      Termination. This Agreement shall terminate on the first to occur of (a) the Effective Time of the Merger; (b) the termination of the Merger Agreement; and (c) 180 calendar days after the date hereof. Notwithstanding the foregoing, if this Agreement is terminated as the consequence of the termination of the Merger Agreement pursuant to Section 9.1(b), (d) or (e) of the Merger Agreement, the provisions of Section 9 hereof (Recapture of Profits) shall survive termination of this Agreement and shall terminate (a) nine (9) months after termination of the Merger Agreement, if no Alternative Disposition has occurred within such nine (9) months or (b) at such time as Stockholder has discharged his obligations under Section 9 hereof, if an Alternative Disposition has occurred within nine (9) months after termination of the Merger Agreement. Stockholder shall have the right to terminate this Agreement by written notice to Purchaser if the terms of the Merger Agreement are amended without the written consent of Stockholder, but only if such amendment reduces the Common Payment, changes the form or mix of the Common Payment or otherwise adversely affects Stockholder.

5.      No Exercise of Appraisal Rights. The Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares or Additional Shares in connection with the Merger.

6.       Transfers of Shares by Stockholder. The Stockholder hereby agrees that if he sells, transfers, assigns, encumbers or otherwise disposes (each, a “Transfer”) of any Shares or Additional Shares during the Agreement Period, the Stockholder shall require the transferee of such Shares or Additional Shares to execute and deliver to Purchaser, Acquisition Sub and the Company, immediately upon any such Transfer, a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer.

7.       Stockholder’s Representations. The Stockholder hereby represents and warrants to Purchaser that as of the date hereof:

(a)        The Stockholder (i) owns of record and beneficially the number of Shares set forth in the preamble hereto (except for 2,340 of the Shares which he owns beneficially but is not the record owner), (ii) is entitled to vote all of the Shares, (iii) has the full legal capacity to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person or entity, and (iv) has not entered into any other voting agreement with or granted any person or entity any proxy (revocable or irrevocable) with respect to the Shares (other than this Voting Agreement).

(b)        The Stockholder has duly executed and delivered this Agreement.

(c)        No investment banker, broker or finder is entitled to a commission or fee from the Stockholder in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

8.        Remedies. The parties hereto agree that if for any reason any party hereto shall have failed to perform its or his obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its or his obligations under this Voting Agreement.

9.        Recapture of Profits. If (A) the Merger Agreement is terminated either by the Purchaser pursuant to Section 9.1(d) of the Merger Agreement or by the Company pursuant to Section 9.1(e) of the Merger Agreement or by either the Purchaser or the Company pursuant to Section 9.1(b) of the Merger Agreement and (B) within nine (9) months after the date of such termination, Stockholder consummates the sale, transfer or other disposition for a consideration that is not at least ten percent (10%) greater than the consideration to which the Stockholder would have been entitled under the Merger Agreement of any or all of his Shares to or with any person or entity not an affiliate or associate of Purchaser, Acquisition Sub or the Company (but including a sale to the Company if such sale is a transactional element of a Takeover Proposal) (i) in connection with a Takeover Proposal or (ii) in a transaction or series of related transactions which would reasonably be expected to lead to or facilitate the making or consummation of a Takeover Proposal (such sale, transfer or other disposition of Shares being collectively referred to as an "Alternative Disposition"), and (C) within nine (9) months after the date of such termination of the Merger Agreement such Takeover Proposal or any other Takeover Proposal is consummated, then the Stockholder shall, within three Business Days of the closing of such Takeover Proposal, pay to Purchaser, the amount of the Profit, if any, realized by Stockholder from such Alternative Disposition, net of Stockholder’s reasonably documented expenses in connection with such Alternative Disposition, any taxes incurred by Stockholder on such Profit and any legal fees incurred by Stockholder in connection with the execution, delivery and performance of this Agreement; provided, however, that the sale by Stockholder of any of his Shares pursuant to an underwritten public offering (so long as at the time of the closing of such public offering there has not been publicly announced and pending a Takeover Proposal and Stockholder does not have actual knowledge of a planned Takeover Proposal) or a sale pursuant to Rule 144 of the Securities Act shall not be considered an Alternative Disposition which is subject to the provisions of this Section 5. As used in this Section, "Profit" shall be calculated on a per Stockholder Share basis and shall mean an amount equal to the excess, if any, of the per Stockholder Share proceeds received by Stockholder in such Alternative Disposition over the Common Payment (or such higher price as Purchaser and/or Acquisition Sub or their affiliates may offer pursuant to the Merger Agreement per share of Company Common Stock). Any such Profits received by Stockholder on such Alternative Disposition will be paid to Purchaser in the same form and in the same proportion as was received by Stockholder. Notwithstanding anything to the contrary contained herein, under no circumstances shall the Stockholder be required to pay to Purchaser an amount which would result in Stockholder retaining from such Alternative Disposition an amount less than Stockholder would have received had the Merger Agreement been consummated.

10.

Grant of Irrevocable Proxy; Appointment of Proxy.

(a)   Subject to the last sentence of subsection (c) hereunder, Stockholder hereby irrevocably grants to, and appoints, the President and the Chief Financial Officer of the Purchaser and each of their designees (individually, an “Authorized Party” and collectively, the “Authorized Parties”), and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Shares, or execute one or more written consents or approval in respect of the Shares, (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Takeover Proposal (other than with Purchaser and/or Acquisition Sub); and (iv) against any amendment of the Company’s Certificate of Incorporation and/or by-laws or any other action or agreement that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Merger or change in any manner the voting rights of any class of the Company Common Stock. Notwithstanding anything contained herein to the contrary, such irrevocable proxy will not be exercised by any Authorized Party unless Stockholder breaches his obligations under Section 1(a) of this Agreement.

(b)

Stockholder represents that any proxies heretofore given in respect of the Shares are revocable, and that any such proxies have been or are hereby revoked.

(c)

Stockholder hereby affirms that the irrevocable proxy set forth in this Section 10 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder in accordance with this Agreement. Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of Section 212(e) of the DGCL. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 4. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon termination of this Agreement.

(d)

Any action taken by any such party pursuant to the proxy granted under this Section
10(a) shall provide that Stockholder may revoke such action effective upon termination of this Agreement.

11.

Partial Invalidity. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

12.

Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

If to Purchaser or Acquisition Sub, to:

CUNO Incorporated

400 Research Parkway

Meriden, CT 06450

Attention: John A. Tomich, General Counsel

Facsimile: (203) 238-8912

with a copy to:

Edwards & Angell, LLP

90 State House Square

Hartford, CT 06103

Attention   James I. Lotstein

Facsimile: (888) 325-9032

If to the Stockholder, to:

Mr. Robert C. Klas, Sr.

150 Marie Avenue E.

South St. Paul, MN 55118

Facsimile: 651-450-8498

with a copy to:

Albert A. Woodward

Leonard, Street and Deinard

150 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Facsimile: (612) 335-1657

or such other address or facsimile number as such party may hereafter specify for the purpose of notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

13.

Entire Agreement. This Voting Agreement contains the entire agreement of the parties concerning the subject matter and supercedes any prior agreements or understandings. No provision of this Voting Agreement shall be amended, waived, or supplemented other than by a written agreement that refers to this Voting Agreement and is signed by or on behalf of all the parties hereto.

14

Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state.

15.

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned subsidiary of the Purchaser; provided that any such assignment would not cause any delay in the consummation of the Merger; and provided further that no such assignment shall relieve the Purchaser of its obligations hereunder.

16.

Further Assurances. The Stockholder will, upon request, execute and deliver any additional documents reasonably necessary or desirable to complete and effectuate the covenants contained herein.

17.

No Third Party Beneficiaries; Etc.  Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The obligations of the Stockholder under this Agreement shall be several and not joint.

18.

Counterparts. This Voting Agreement may be executed in two or more counterparts, each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first written above.

PURCHASER:

STOCKHOLDER:

CUNO Incorporated

By /s/ Mark Kachur

/s/ Robert C. Klas, Sr.

________________________________________

________________________________________

Its Chairman, President & CEO

Robert C. Klas, Sr.

ACQUISITION SUB:

Minnie Acquisition, Inc.

By /s/ Mark Kachur

________________________________________

Its President & CEO

Exhibit A-2

VOTING AGREEMENT

 This Agreement is made as of May 26, 2004 by and among CUNO Incorporated a Delaware corporation (“Purchaser”), Minnie Acquisition, Inc., a Delaware corporation (“Acquisition Sub”) that is a wholly owned subsidiary of the Purchaser, and Robert C. Klas, Jr. (“Stockholder”) solely in his capacity as a stockholder of WTC Industries, Inc., a Delaware corporation (the “Company”), and not in his capacity as a director or officer of the Company.

WHEREAS, Stockholder personally owns 85,575 shares of the Company’s common stock (the “Shares”);

WHEREAS, Purchaser, Acquisition Sub and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, that Acquisition Sub will be merged with and into the Company (the “Merger”) on the terms of the Merger Agreement;

WHEREAS, Purchaser and Acquisition Sub would be unwilling to enter into the Merger Agreement unless Stockholder enters into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the benefits that will be received by Stockholder as a result of the consummation of the Merger Agreement, the parties agree as follows:

1.

Agreement to Vote Shares. During the period (the “Agreement Period”) beginning on the date hereof and ending on the earlier of (i) the Effective Time of the Merger (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement, except as described in Section 4 below, the Stockholder hereby agrees to vote the Shares and any other shares of the Company’s common stock that the Stockholder is entitled to vote at the time of such vote (“Additional Shares”), to approve and adopt the Merger Agreement, the Merger, all agreements related to the Merger that are contemplated by the Merger Agreement, and any actions directly and reasonably related thereto that are contemplated by the Merger Agreement, at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, the Merger, such agreements or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict the Stockholder from acting in the Stockholder’s capacity as a director or officer of the Company, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

2.

Not Voting for Alternative Proposals. During the Agreement Period, the Stockholder agrees that he will not vote, or exercise a consent with respect to, any of the Shares or Additional Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any corporate action the consummation of which would either frustrate in any material respect the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

3.

Takeover Proposals. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) solicit, initiate or knowingly take any action designed to facilitate the submission of any Takeover Proposal (as defined in the Merger Agreement) or (ii) engage in negotiations or discussions with, or furnish any nonpublic information relating to the Company or its Subsidiary (as defined in the Merger Agreement) or knowingly afford access to the properties, books or records of the Company or its Subsidiary (other than such components of such businesses, properties or assets that are generally accessible to the public) to, any third party that to the knowledge of the Stockholder is seeking to make, or has made, a Takeover Proposal. Notwithstanding the foregoing, the provisions of this Section 3 shall not be construed to limit acts taken by the Stockholder in his capacity as an officer or director of the Company and any such action by the Stockholder in his capacity as a director or officer of the Company that is taken in accordance with Section 3.4 of the Merger Agreement shall be deemed not to be a violation of this Voting Agreement.

4.

Termination. This Agreement shall terminate on the first to occur of (a) the Effective Time of the Merger; (b) the termination of the Merger Agreement; and (c) 180 calendar days after the date hereof. Notwithstanding the foregoing, if this Agreement is terminated as the consequence of the termination of the Merger Agreement pursuant to Section 9.1(b), (d) or (e) of the Merger Agreement, the provisions of Section 9 hereof (Recapture of Profits) shall survive termination of this Agreement and shall terminate (a) nine (9) months after termination of the Merger Agreement, if no Alternative Disposition has occurred within such nine (9) months or (b) at such time as Stockholder has discharged his obligations under Section 9 hereof, if an Alternative Disposition has occurred within nine (9) months after termination of the Merger Agreement. Stockholder shall have the right to terminate this Agreement by written notice to Purchaser if the terms of the Merger Agreement are amended without the written consent of Stockholder, but only if such amendment reduces the Common Payment, changes the form or mix of the Common Payment or otherwise adversely affects Stockholder.

5.

No Exercise of Appraisal Rights. The Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares or Additional Shares in connection with the Merger.

6.

Transfers of Shares by Stockholder. The Stockholder hereby agrees that if he sells, transfers, assigns, encumbers or otherwise disposes (each, a “Transfer”) of any Shares or Additional Shares during the Agreement Period, the Stockholder shall require the transferee of such Shares or Additional Shares to execute and deliver to Purchaser, Acquisition Sub and the Company, immediately upon any such Transfer, a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer.

7.

Stockholder’s Representations. The Stockholder hereby represents and warrants to Purchaser that as of the date hereof:

(a)

The Stockholder (i) owns of record and beneficially the number of Shares set forth in the preamble hereto, (ii) is entitled to vote all of the Shares, (iii) has the full legal capacity to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person or entity, and (iv) has not entered into any other voting agreement with or granted any person or entity any proxy (revocable or irrevocable) with respect to the Shares (other than this Voting Agreement).

(b)

The Stockholder has duly executed and delivered this Agreement.

(c)

No investment banker, broker or finder is entitled to a commission or fee from the Stockholder in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

8.

Remedies. The parties hereto agree that if for any reason any party hereto shall have failed to perform its or his obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its or his obligations under this Voting Agreement.

9.

Recapture of Profits. If (A) the Merger Agreement is terminated either by the Purchaser pursuant to Section 9.1(d) of the Merger Agreement or by the Company pursuant to Section 9.1(e) of the Merger Agreement or by either the Purchaser or the Company pursuant to Section 9.1(b) of the Merger Agreement and (B) within nine (9) months after the date of such termination, Stockholder consummates the sale, transfer or other disposition for a consideration that is not at least ten percent (10%) greater than the consideration to which the Stockholder would have been entitled under the Merger Agreement of any or all of his Shares to or with any person or entity not an affiliate or associate of Purchaser, Acquisition Sub or the Company (but including a sale to the Company if such sale is a transactional element of a Takeover Proposal) (i) in connection with a Takeover Proposal or (ii) in a transaction or series of related transactions which would reasonably be expected to lead to or facilitate the making or consummation of a Takeover Proposal (such sale, transfer or other disposition of Shares being collectively referred to as an "Alternative Disposition"), and (C) within nine (9) months after the date of such termination of the Merger Agreement such Takeover Proposal or any other Takeover Proposal is consummated, then the Stockholder shall, within three Business Days of the closing of such Takeover Proposal, pay to Purchaser, the amount of the Profit, if any, realized by Stockholder from such Alternative Disposition, net of Stockholder’s reasonably documented expenses in connection with such Alternative Disposition, any taxes incurred by Stockholder on such Profit and any legal fees incurred by Stockholder in connection with the execution, delivery and performance of this Agreement; provided, however, that the sale by Stockholder of any of his Shares pursuant to an underwritten public offering (so long as at the time of the closing of such public offering there has not been publicly announced and pending a Takeover Proposal and Stockholder does not have actual knowledge of a planned Takeover Proposal) or a sale pursuant to Rule 144 of the Securities Act shall not be considered an Alternative Disposition which is subject to the provisions of this Section 5. As used in this Section, "Profit" shall be calculated on a per Stockholder Share basis and shall mean an amount equal to the excess, if any, of the per Stockholder Share proceeds received by Stockholder in such Alternative Disposition over the Common Payment (or such higher price as Purchaser and/or Acquisition Sub or their affiliates may offer pursuant to the Merger Agreement per share of Company Common Stock). Any such Profits received by Stockholder on such Alternative Disposition will be paid to Purchaser in the same form and in the same proportion as was received by Stockholder. Notwithstanding anything to the contrary contained herein, under no circumstances shall the Stockholder be required to pay to Purchaser an amount which would result in Stockholder retaining from such Alternative Disposition an amount less than Stockholder would have received had the Merger Agreement been consummated.

10.

Grant of Irrevocable Proxy; Appointment of Proxy.

(a)

Subject to the last sentence of subsection (c) hereunder, Stockholder hereby irrevocably grants to, and appoints, the President and the Chief Financial Officer of the Purchaser and each of their designees (individually, an “Authorized Party” and collectively, the “Authorized Parties”), and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Shares, or execute one or more written consents or approval in respect of the Shares, (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Takeover Proposal (other than with Purchaser and/or Acquisition Sub); and (iv) against any amendment of the Company’s Certificate of Incorporation and/or by-laws or any other action or agreement that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Merger or change in any manner the voting rights of any class of the Company Common Stock. Notwithstanding anything contained herein to the contrary, such irrevocable proxy will not be exercised by any Authorized Party unless Stockholder breaches his obligations under Section 1(a) of this Agreement.

(b)

Stockholder represents that any proxies heretofore given in respect of the Shares are revocable, and that any such proxies have been or are hereby revoked.

(c)

Stockholder hereby affirms that the irrevocable proxy set forth in this Section 10 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder in accordance with this Agreement. Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of Section 212(e) of the DGCL. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 4. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon termination of this Agreement.

(d)

Any action taken by any such party pursuant to the proxy granted under this Section 10(a) shall provide that Stockholder may revoke such action effective upon termination of this Agreement.

11.

Partial Invalidity. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

12.

Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

If to Purchaser or Acquisition Sub, to:

CUNO Incorporated

400 Research Parkway

Meriden, CT 06450

Attention: John A. Tomich, General Counsel

Facsimile: (203) 238-8912

with a copy to:

Edwards & Angell, LLP

90 State House Square

Hartford, CT 06103

Attention   James I. Lotstein

Facsimile: (888) 325-9032

If to the Stockholder, to:

Mr. Robert C. Klas, Jr.

150 Marie Avenue E. South

St. Paul, MN  55118

Facsimile: (651) 450-8498

with a copy to:

Albert A. Woodward

Leonard, Street and Deinard

150 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Facsimile: (612) 335-1657

or such other address or facsimile number as such party may hereafter specify for the purpose of notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

13.

Entire Agreement. This Voting Agreement contains the entire agreement of the parties concerning the subject matter and supercedes any prior agreements or understandings. No provision of this Voting Agreement shall be amended, waived, or supplemented other than by a written agreement that refers to this Voting Agreement and is signed by or on behalf of all the parties hereto.

14

Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state.

15.

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned subsidiary of the Purchaser; provided that any such assignment would not cause any delay in the consummation of the Merger; and provided further that no such assignment shall relieve the Purchaser of its obligations hereunder.

16.

Further Assurances. The Stockholder will, upon request, execute and deliver any additional documents reasonably necessary or desirable to complete and effectuate the covenants contained herein.

17.

No Third Party Beneficiaries; Etc.  Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The obligations of the Stockholder under this Agreement shall be several and not joint.

18.

Counterparts. This Voting Agreement may be executed in two or more counterparts, each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first written above.

PURCHASER:

STOCKHOLDER:

CUNO Incorporated

By /s/ Mark Kachur

/s/ Robert C. Klas, Jr.

________________________________________

________________________________________

Its Chairman, President & CEO

Robert C. Klas, Jr.

ACQUISITION SUB:

Minnie Acquisition, Inc.

By /s/ Mark Kachur

________________________________________

Its President & CEO

Exhibit A-3

VOTING AGREEMENT

 This Agreement is made as of May 26, 2004 by and among CUNO Incorporated a Delaware corporation (“Purchaser”), Minnie Acquisition, Inc., a Delaware corporation (“Acquisition Sub”) that is a wholly owned subsidiary of the Purchaser, and The TapeMark Company, a Minnesota corporation (“Stockholder”) solely in its capacity as a stockholder of WTC Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Stockholder owns 104,545 shares of the Company’s common stock (the “Shares”);

WHEREAS, Purchaser, Acquisition Sub and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, that Acquisition Sub will be merged with and into the Company (the “Merger”) on the terms of the Merger Agreement;

WHEREAS, Purchaser and Acquisition Sub would be unwilling to enter into the Merger Agreement unless Stockholder enters into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the benefits that will be received by Stockholder as a result of the consummation of the Merger Agreement, the parties agree as follows:

1.

Agreement to Vote Shares. During the period (the “Agreement Period”) beginning on the date hereof and ending on the earlier of (i) the Effective Time of the Merger (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement, except as described in Section 4 below, the Stockholder hereby agrees to vote the Shares and any other shares of the Company’s common stock that the Stockholder is entitled to vote at the time of such vote (“Additional Shares”), to approve and adopt the Merger Agreement, the Merger, all agreements related to the Merger that are contemplated by the Merger Agreement, and any actions directly and reasonably related thereto that are contemplated by the Merger Agreement, at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, the Merger, such agreements or such other actions, are submitted for the consideration and vote of the stockholders of the Company.

2.

Not Voting for Alternative Proposals. During the Agreement Period, the Stockholder agrees that it will not vote, or exercise a consent with respect to, any of the Shares or Additional Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any corporate action the consummation of which would either frustrate in any material respect the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

3.

Takeover Proposals. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) solicit, initiate or knowingly take any action designed to facilitate the submission of any Takeover Proposal (as defined in the Merger Agreement) or (ii) engage in negotiations or discussions with, or furnish any nonpublic information relating to the Company or its Subsidiary (as defined in the Merger Agreement) or knowingly afford access to the properties, books or records of the Company or its Subsidiary (other than such components of such businesses, properties or assets that are generally accessible to the public) to, any third party that to the knowledge of the Stockholder is seeking to make, or has made, a Takeover Proposal.

4.

Termination. This Agreement shall terminate on the first to occur of (a) the Effective Time of the Merger; (b) the termination of the Merger Agreement; and (c) 180 calendar days after the date hereof. Notwithstanding the foregoing, if this Agreement is terminated as the consequence of the termination of the Merger Agreement pursuant to Section 9.1(b), (d) or (e) of the Merger Agreement, the provisions of Section 9 hereof (Recapture of Profits) shall survive termination of this Agreement and shall terminate (a) nine (9) months after termination of the Merger Agreement, if no Alternative Disposition has occurred within such nine (9) months or (b) at such time as Stockholder has discharged its obligations under Section 9 hereof, if an Alternative Disposition has occurred within nine (9) months after termination of the Merger Agreement. Stockholder shall have the right to terminate this Agreement by written notice to Purchaser if the terms of the Merger Agreement are amended without the written consent of Stockholder, but only if such amendment reduces the Common Payment, changes the form or mix of the Common Payment or otherwise adversely affects Stockholder.

5.

No Exercise of Appraisal Rights. The Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Shares or Additional Shares in connection with the Merger.

6.

Transfers of Shares by Stockholder. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a “Transfer”) of any Shares or Additional Shares during the Agreement Period, the Stockholder shall require the transferee of such Shares or Additional Shares to execute and deliver to Purchaser, Acquisition Sub and the Company, immediately upon any such Transfer, a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer.

7.

Stockholder’s Representations. The Stockholder hereby represents and warrants to Purchaser that as of the date hereof:

(a)

The Stockholder (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) owns of record and beneficially the number of Shares set forth in the preamble hereto, (iii) is entitled to vote all of the Shares, (iv) has all necessary corporate power to enter into, execute and deliver this Voting Agreement, and (v) has not entered into any other voting agreement with or granted any person or entity any proxy (revocable or irrevocable) with respect to the Shares (other than this Voting Agreement).

(b)

The execution, delivery and performance by the Stockholder of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of the Stockholder, and no other consent or approval of any other person or entity, including the stockholders of the Stockholder, is necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby.

(c)

The Stockholder has duly executed and delivered this Agreement.

(d)

No investment banker, broker or finder is entitled to a commission or fee from the Stockholder in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

8.

Remedies. The parties hereto agree that if for any reason any party hereto shall have failed to perform its or its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

9.

Recapture of Profits. If (A) the Merger Agreement is terminated either by the Purchaser pursuant to Section 9.1(d) of the Merger Agreement or by the Company pursuant to Section 9.1(e) of the Merger Agreement or by either the Purchaser or the Company pursuant to Section 9.1(b) of the Merger Agreement and (B) within nine (9) months after the date of such termination, Stockholder consummates the sale, transfer or other disposition for a consideration that is not at least ten percent (10%) greater than the consideration to which the Stockholder would have been entitled under the Merger Agreement of any or all of its Shares to or with any person or entity not an affiliate or associate of Purchaser, Acquisition Sub or the Company (but including a sale to the Company if such sale is a transactional element of a Takeover Proposal) (i) in connection with a Takeover Proposal or (ii) in a transaction or series of related transactions which would reasonably be expected to lead to or facilitate the making or consummation of a Takeover Proposal (such sale, transfer or other disposition of its Shares being collectively referred to as an "Alternative Disposition"), and (C) within nine (9) months after the date of such termination of the Merger Agreement such Takeover Proposal or any other Takeover Proposal is consummated, then the Stockholder shall, within three Business Days of the closing of such Takeover Proposal, pay to Purchaser, the amount of the Profit, if any, realized by Stockholder from such Alternative Disposition, net of Stockholder’s reasonably documented expenses in connection with such Alternative Disposition, any taxes incurred by Stockholder on such Profit and any legal fees incurred by Stockholder in connection with the execution, delivery and performance of this Agreement; provided, however, that the sale by Stockholder of any of its Shares pursuant to an underwritten public offering (so long as at the time of the closing of such public offering there has not been publicly announced and pending a Takeover Proposal and

Stockholder does not have actual knowledge of a planned Takeover Proposal) or a sale pursuant to Rule 144 of the Securities Act shall not be considered an Alternative Disposition which is subject to the provisions of this Section 5. As used in this Section, "Profit" shall be calculated on a per Stockholder Share basis and shall mean an amount equal to the excess, if any, of the per Stockholder Share proceeds received by Stockholder in such Alternative Disposition over the Common Payment (or such higher price as Purchaser and/or Acquisition Sub or their affiliates may offer pursuant to the Merger Agreement per share of Company Common Stock). Any such Profits received by Stockholder on such Alternative Disposition will be paid to Purchaser in the same form and in the same proportion as was received by Stockholder. Notwithstanding anything to the contrary contained herein, under no circumstances shall the Stockholder be required to pay to Purchaser an amount which would result in Stockholder retaining from such Alternative Disposition an amount less than Stockholder would have received had the Merger Agreement been consummated.

10.

Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Subject to the last sentence of subsection (c) hereunder, Stockholder hereby irrevocably grants to, and appoints, the President and the Chief Financial Officer of the Purchaser and each of their designees (individually, an “Authorized Party” and collectively, the “Authorized Parties”), and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Shares, or execute one or more written consents or approval in respect of the Shares, (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Takeover Proposal (other than with Purchaser and/or Acquisition Sub); and (iv) against any amendment of the Company’s Certificate of Incorporation and/or by-laws or any other action or agreement that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Merger or change in any manner the voting rights of any class of the Company Common Stock. Notwithstanding anything contained herein to the contrary, such irrevocable proxy will not be exercised by any Authorized Party unless Stockholder breaches its obligations under Section 1(a) of this Agreement.

(b)

Stockholder represents that any proxies heretofore given in respect of the Shares are revocable, and that any such proxies have been or are hereby revoked.

(c)

Stockholder hereby affirms that the irrevocable proxy set forth in this Section 10 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder in accordance with this Agreement. Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of Section 212(e) of the DGCL. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 4. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon termination of this Agreement.

(d)

Any action taken by any such party pursuant to the proxy granted under this Section 10(a) shall provide that Stockholder may revoke such action effective upon termination of this Agreement.

11.

Partial Invalidity. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

12.

Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

If to Purchaser or Acquisition Sub, to:

CUNO Incorporated

400 Research Parkway

Meriden, CT 06450

Attention: John A. Tomich, General Counsel

Facsimile: (203) 238-8912

with a copy to:

Edwards & Angell, LLP

90 State House Square

Hartford, CT 06103

Attention   James I. Lotstein

Facsimile: (888) 325-9032

If to the Stockholder, to:

The TapeMark Company

c/o Mr. Robert C. Klas, Sr.

150 Marie Avenue E.

South St. Paul, MN 55118

Facsimile: 651-450-8498

with a copy to:

Albert A. Woodward

Leonard, Street and Deinard

150 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Facsimile: (612) 335-1657

or such other address or facsimile number as such party may hereafter specify for the purpose of notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

13.

Entire Agreement. This Voting Agreement contains the entire agreement of the parties concerning the subject matter and supercedes any prior agreements or understandings. No provision of this Voting Agreement shall be amended, waived, or supplemented other than by a written agreement that refers to this Voting Agreement and is signed by or on behalf of all the parties hereto.

14

Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state.

15.

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned subsidiary of the Purchaser; provided that any such assignment would not cause any delay in the consummation of the Merger; and provided further that no such assignment shall relieve the Purchaser of its obligations hereunder.

16.

Further Assurances. The Stockholder will, upon request, execute and deliver any additional documents reasonably necessary or desirable to complete and effectuate the covenants contained herein.

17.

No Third Party Beneficiaries; Etc.  Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The obligations of the Stockholder under this Agreement shall be several and not joint.

18.

Counterparts. This Voting Agreement may be executed in two or more counterparts, each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first written above.

PURCHASER:

STOCKHOLDER:

CUNO Incorporated

The TapeMark Company

By /s/ Mark Kachur

/s/ Robert C. Klas, Jr.

________________________________________

________________________________________

Its Chairman, President & CEO

Its President

ACQUISITION SUB:

Minnie Acquisition, Inc.

By /s/ Mark Kachur

________________________________________

Its President & CEO

APPENDIX B

Opinion of Robert W. Baird & Company

May 14, 2004

Board of Directors
WTC Industries, Inc.
1000 Apollo Road
Eagan, Minnesota 55121

Members of the Board of Directors:

        WTC Industries, Inc. (the “Company”) proposes to enter into a merger agreement (the “Agreement”) with CUNO Incorporated (the “Buyer”) and Minnie Acquisition, Incorporated (“Acquisition Sub”), a wholly owned subsidiary of the Buyer. Pursuant to the Agreement, the Acquisition Sub will be merged into the Company with each share of the Company’s common stock converted into the right to receive cash (the “Merger”). The stockholders of the Company will receive $39.87 per share in cash (the “Consideration”).

        In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock of the Consideration to be received by such holders of common stock in the Merger.

        As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts (the “Forecasts”), concerning the business and operations of the Company furnished to us for purposes of our analysis; (ii) reviewed publicly available information including, but not limited, to the Company’s recent filings with the Securities and Exchange Commission; (iii) reviewed the draft Agreement dated May 11, 2004 in the form presented to the Company’s Board of Directors; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (v) compared the historical market prices and trading activity of the Company’s common stock with those of other publicly traded companies we deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of other business combinations we deemed relevant; and (vii) considered the present values of the Company’s forecasted cash flows. We have held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company. As a part of our engagement, we were requested to and did solicit third party indications of interest in acquiring the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not been engaged to independently verify any such information, and we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that: (i) all material assets and liabilities (contingent or otherwise, known or

B-1

unknown) of the Company are as set forth in the Company’s financial statements; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods indicated and were prepared in conformity with generally accepted accounting principles consistently applied; (iii) the Forecasts for the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Company, and we have relied upon such Forecasts in the preparation of this opinion; (iv) we have not considered any strategic, operating or cost benefits that might result from the Merger; (v) the Merger will be consummated in accordance with the terms of the draft Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (vi) in all respects material to our analysis, the representations and warranties contained in the draft Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement; and (vii) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained. We have relied as to all legal matters regarding the Merger on the advice of counsel to the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. In each case, we have made the assumptions above with your consent.

        Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof and we do not have any obligation to update, revise or reaffirm this opinion. Furthermore, we express no opinion as to the price or trading range at which any of the Company’s securities (including the Company’s common stock) will trade following the date hereof.

        Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and may not be quoted or referred to, in whole or in part, in any registration statement, in any other document used in connection with the offering or sale of securities or in any other publicly available document or otherwise relied upon, used for any other purpose or disclosed to any other party without our prior written consent provided, however, that this letter may be reproduced in full in the Proxy Statement to be provided to the Company’s shareholders in connection with the Merger. Any reference to us or our opinion in the Proxy Statement (or any other publicly available document), however, shall be subject to our prior review and approval. This opinion does not address the relative merits of: (i) the Merger, the draft Agreement or any other agreements or other matters provided for or contemplated by the draft Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger.

        We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. In the past, we have provided financial advisory services to the Company and the Buyer for which we received our customary compensation. We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company’s common stock in the merger is fair, from a financial point of view, to such holders of the Company’s common stock.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

B-2

APPENDIX C

Opinion of Greene Holcomb & Fisher LLC

May 14, 2004

PERSONAL AND CONFIDENTIAL

Special Committee of the Board of Directors
WTC Industries, Inc.
1000 Apollo Road
Eagan, MN 55121-2240

Gentlemen:

        We understand that WTC Industries, Inc. (the “Company”), CUNO Incorporated (“Purchaser”) and Minnie Acquisition, Inc. (“Acquisition Sub”) intend to enter into an Agreement and Plan of Merger, to be dated on or about May 18, 2004 (the “Agreement”), pursuant to which, among other things, Acquisition Sub will be merged into the Company (the “Merger”). Pursuant to the terms of the Agreement, we understand that at the effective time of the Merger (the “Effective Time”), each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than treasury shares, shares owned by Purchaser or Acquisition Sub and shares held by dissenting stockholders) shall be converted, by virtue of the Merger, into the right to receive a cash payment of $39.87 (the “Merger Consideration”). The Agreement provides for possible adjustment of the Merger Consideration in the event of certain changes or inaccuracies in amounts represented by the Company in the Agreement, including changes or inaccuracies in the number of outstanding common shares or options and certain other rights to acquire shares or if at the Effective Time the Indebtedness (as defined in the Agreement) exceeds a specified amount. For purposes of this opinion, we have assumed that no facts or events exist or will occur that would result in any downward adjustment to the Merger Consideration.

        You have requested our opinion as to the fairness, from a financial point of view, to the Company stockholders (other than Purchaser and Acquisition Sub) of the Merger Consideration to be received in the Merger. We have been advised that Robert C. Klas, Sr., together with certain of his affiliates, is the controlling stockholder of the Company (collectively, the “Controlling Stockholder”) and will receive the same per share Merger Consideration as other stockholders of the Company. In rendering our opinion, we are not opining as to the fairness to Purchaser, Acquisition Sub or the Controlling Stockholder of the Merger Consideration to be received in the Merger.

        Greene Holcomb & Fisher LLC (“GH&F”), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We have previously acted as a financial advisor to certain members of management of the Company in connection with their proposal to seek to acquire the Company, which engagement was mutually terminated prior to our engagement to render this opinion to the Special Committee. For our services in rendering this opinion, the Company will pay us a fee which is not contingent upon consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services in rendering this opinion and to reimburse us for our out-of-pocket expenses.

        In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft of the Agreement, dated May 11, 2004 (which draft, we have assumed, will be identical, in all material respects, to the Agreement as executed on or after the date hereof), (ii) certain publicly available financial statements and other information of the Company, and (iii) certain internal financial statements and other information of the Company prepared by the management of the Company for financial planning purposes. We have visited the Company’s facilities in Eagan,

C-1

Minnesota and have had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company.

        We have analyzed the historical reported market prices and trading activity of the Company Common Stock. We have compared certain financial and stock market information concerning the Company to similar information for certain publicly traded companies deemed similar to the Company. We have also reviewed, to the extent publicly available, the financial terms of selected relevant mergers and acquisitions, analyzed the general economic outlook of companies in the Company’s industry and performed such other studies and analyses as we considered appropriate.

        We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not attempted independently to verify such information. We have assumed, in reliance upon the assurances of the management of the Company, that the information provided to us by the Company has been prepared on a reasonable basis, and, with respect to projections, financial planning data and other business outlook information, reflects the best currently available estimates and judgments of the management of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements of the Company made available to us and that no adjustments to the Merger Consideration will occur under the Agreement or otherwise. We have also assumed the transaction will be taxable for Federal tax purposes to the holders of the Company Common Stock, but we have performed our analyses of, and render our opinion concerning, the Merger Consideration solely on a before-tax basis since the ultimate tax cost can vary significantly from one stockholder to another depending on a stockholder’s specific circumstances. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of the Company and we express no opinion regarding the liquidation value of the Company or of the value of any specific assets or liabilities. We have not contacted any potential purchasers of the Company nor have we assisted in the solicitation of proposals from and negotiations with interested prospective purchasers. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to alternative business strategies or alternatives that might be available to the Company or the underlying business decision of the Company to engage in the Merger. This opinion is based upon the information available to us as of, and the facts and circumstances as they exist and are subject to evaluation on, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing, and the conclusions reached in, this opinion; however, we do not have or undertake any obligation to update, revise or reaffirm this opinion.

        This opinion is provided for the information of the Special Committee of Board of Directors of the Company. We consent to the inclusion of this opinion in the proxy or information statement to be distributed to the holders of Common Stock of the Company in connection with the Merger (as so distributed, the “Proxy/Information Statement”). Any summary of, excerpt from or reference to this opinion in the Proxy/Information Statement may only be made with our prior written consent, which consent shall not be unreasonably withheld. Except as set forth in the immediately preceding two sentences, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or whether such stockholder should exercise dissenters’ rights, with respect to the Merger.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Company stockholders pursuant to the Agreement is fair, from a financial point of view, to the Company stockholders; however, we do not opine with respect to Purchaser, Acquisition Sub or the Controlling Stockholder.

Sincerely,

GREENE HOLCOMB & FISHER LLC

C-2

APPENDIX D

Section 262 of the Delaware General Corporation Law

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

        (1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

        (2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or. consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)    Appraisal rights shall be perfected as follows:

        (1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation, before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

WTC INDUSTRIES, INC.
Special Meeting of Stockholders
_[Day]_, _[Date]_, 2004
_[Time]_
Southview Country Club
239 East Mendota Road
West Saint Paul, Minnesota

Location of meeting on map

WTC Industries, Inc.	proxy

This proxy is solicited by the Board of Directors of WTC Industries, Inc. for use at the Special Meeting on _[DATE]_, 2004.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint James J. Carbonari and Gregory P. Jensen and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to WTC Industries, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

—Please detach here—

The Board of Directors Recommends a Vote FOR Item 1.

1.

Proposal One: To approve and adopt the agreement and plan of merger dated as of May 26, 2004 among CUNO Incorporated (“CUNO”), Minnie Acquisition, Inc. and WTC Industries, Inc. (“WTC”) in which WTC will become a wholly-owned subsidiary of CUNO and stockholders that do not properly assert appraisal rights will receive $39.87 in cash without interest:

☐  FOR           ☐  AGAINST           ☐  ABSTAIN

2.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1.

Dated:

Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.